As filed with the Securities and Exchange Commission on April 17, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NM ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4813 (Primary Standard Industrial Classification Code Number)	54-1983517 (I.R.S. Employer Identification No.)

NM Acquisition Corp. 1505 Farm Credit Drive McLean, VA 22102 (703) 547-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Gary D. Begeman, Esq.
Senior Vice President and General Counsel
NEXTLINK Communications, Inc.
1505 Farm Credit Drive
McLean, VA 22102
(703) 547-2000
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

With copies to:

Michael J. Kennedy, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Bruce R. Kraus, Esq. Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019 (212) 728-8000

    Approximate date of commencement of proposed sale of securities to the public: At the effective time of the merger of NEXTLINK Communications, Inc. and Concentric Network Corporation with and into Registrant, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [   ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A Common Stock, par value $0.02 per share(3)	$57,344,762	Not applicable	$2,465,824,766	$650,977.74

Class A Common Stock par value $0.02 per share(4)	87,879,042	Not applicable	$7,737,749,648	$2,042,765.75

Class B Common Stock, par value $0.02 per share(5)	54,880,765	Not applicable	$365,871.77	$96.59

(1)	Based upon the maximum number of shares of the Registrant’s class A common stock and class B common stock expected to be issued in connection with the transactions described herein to holders of class A common stock and class B common stock of NEXTLINK Communications, Inc., respectively, and the maximum number of shares of the Registrant’s class A common stock expected to be issued in connection with the transactions described herein to holders of common stock of Concentric Network Corporation, including shares issuable upon exercise of outstanding options and warrants exercisable prior to June 30, 2000.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and (2) of the Securities Act of 1933, as amended, based upon the market value of the class A common stock of NEXTLINK Communications, Inc. and of the common stock of Concentric Network Corporation and the par value per share of the Class B common stock of NEXTLINK Communications, Inc. The registration fee was calculated as follows:

(i)	with respect to the class A common stock, in accordance with Rule 457(f)(1), based on the average of the high and low sale prices for shares of common stock of Concentric Network corporation and class A common stock of NEXTLINK Communications, Inc. on the Nasdaq NMS on April 14, 2000:

(a)	Concentric common stock, 57,344,762 shares, multiplied by average price, $43.00 plus

(b)	NEXTLINK class A common stock, 87,879,042 shares, multiplied by average price, $88.05; and

(ii)	with respect to the class B common stock of NEXTLINK, in accordance with Rule 457(f)(2), based on the par value per share: NEXTLINK Class B common stock, 59,880,765 shares, multiplied by par value per share $0.02.

(3)	Shares of the Registrant’s class A common stock expected to be issued in the transactions described herein to holders of Concentric common stock.

(4)	Shares of the Registrant’s class A common stock expected to be issued in the transactions described herein to holders of NEXTLINK class A common stock.

(5)	Shares of the Registrant’s class B common stock expected to be issued in the transactions described herein to holders of NEXTLINK class B common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[CONCENTRIC LOGO]

To Our Stockholders:

      I am pleased to announce the proposed merger with NEXTLINK Communications, Inc. This merger will create a combined company offering a broad set of solutions for telecommunications and Internet services.

      The merger is structured so that Concentric and NEXTLINK will merge into a third company, named NM Acquisition Corp., which has been formed for this purpose and which, following the merger, will be known as NEXTLINK Communications, Inc. This merger is described in detail in the attached document.

      In the merger, if the average trading price of NEXTLINK common stock is between $69.23 and $90.91 per share, then for each share of Concentric common stock you hold, you will receive common stock of the combined company worth $45 per share. Holders of Concentric common stock will receive a higher amount if the average trading price of NEXTLINK common stock is higher than $90.91 per share, and will receive a lower amount if the average trading price of NEXTLINK common stock is lower than $69.23 per share. For a more detailed discussion, please see the section entitled “Questions and Answers About the Merger” beginning inside on page iv.

      You will be asked to vote upon the merger agreement and the merger with NEXTLINK at a special meeting of Concentric stockholders. The date, time and place of this special meeting is:

          ,             , 2000

        a.m. local time
Concentric Network Corporation
1400 Parkmoor Avenue
San Jose, California 95126-3429

      The merger cannot be consummated unless the holders of a majority of shares of Concentric common stock approve the merger agreement and the merger. Only stockholders who hold shares of Concentric common stock at the close of business on           , 2000, the record date, will be entitled to vote at the special meeting.

      We are very excited by the opportunities we see for the combined company. After careful consideration, your board of directors has unanimously determined that the terms and conditions of the merger are fair to and in the best interests of you, the Concentric stockholders, and has recommended that you approve the merger agreement and merger.

      Please carefully read this document for detailed information about NEXTLINK, the combined company and the merger. Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the special meeting, please mark, date, sign and promptly return the accompanying proxy in the enclosed postage-prepaid envelope, so that your shares may be represented at the special meeting. Returning your proxy does not deprive you of your right to attend the special meeting and vote your shares in person.

Very truly yours,

Henry R. Nothhaft
Chairman, President and
Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/information statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/information statement/prospectus. Any representation to the contrary is a criminal offense.

      This proxy statement/information statement/prospectus is dated           , 2000 and is first being mailed to Concentric stockholders on or about           , 2000

[CONCENTRIC LOGO]

CONCENTRIC NETWORK CORPORATION

1400 PARKMOOR AVENUE
SAN JOSE, CA 95126

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON           , 2000

To Our Stockholders:

      Notice is hereby given that a special meeting of stockholders of Concentric Network Corporation will be held on                , 2000  at       a.m., Pacific Daylight Time, at the principal executive offices of Concentric at 1400 Parkmoor Avenue, San Jose, California 95126-3429, for the following purpose:

      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Share Exchange Agreement, dated as of January 9, 2000, by and among Concentric, NEXTLINK Communications, Inc., Eagle River Investments, L.L.C. and NM Acquisition Corp., and to approve the acquisition of Concentric by NEXTLINK by means of a merger of both Concentric and NEXTLINK into NM Acquisition Corp., a company formed for this purpose. We describe the merger and the merger agreement more fully in the accompanying proxy statement/information statement/prospectus, which we urge you to read. This document is also a prospectus of NM Acquisition Corp. relating to the shares of NM Acquisition Corp. common stock to be issued in the merger, and an information statement for the stockholders of NEXTLINK.

      Only existing stockholders of record of Concentric common stock at the close of business on           , 2000 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. YOUR VOTE IS VERY IMPORTANT. Approval of the merger proposal, requires the favorable vote of the holders of a majority of the outstanding shares of Concentric common stock. A FAILURE BY A HOLDER OF CONCENTRIC COMMON STOCK TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE “ABSTAIN” BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

      Please mark, date, sign and promptly return your proxy whether or not you plan to attend the special meeting.

      The board of directors of Concentric has unanimously approved the merger and the merger agreement and determined that the merger is advisable and in the best interests of Concentric and its stockholders. After careful consideration, the Concentric board of directors unanimously recommends that the Concentric stockholders vote “FOR” the proposal.

By Order of the Board of
Directors

Henry R. Nothhaft
Chairman, President and
Chief Executive Officer

          , 2000

[NEXTLINK LOGO]

Dear NEXTLINK Stockholder:

      The board of directors of NEXTLINK Communications, Inc. has approved the merger of NEXTLINK and Concentric Network Corporation. In the merger, among other things, NEXTLINK and Concentric will each merge with and into NM Acquisition Corp., a Delaware corporation without any operations or material assets which was formed in connection with the merger and which, following the merger, will change its name to NEXTLINK Communications, Inc.

      Eagle River Investments, L.L.C., which owns shares representing more than 50% of the total voting power of all outstanding NEXTLINK common stock, agreed in connection with the execution of the merger agreement to approve the merger and did so on                     , 2000. Under Delaware law and the terms of NEXTLINK’s certificate of incorporation and bylaws, Eagle River’s approval is sufficient to approve the merger and the merger agreement. For this reason, NEXTLINK is not calling a meeting of its stockholders to vote on the merger and the merger agreement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Although we are not asking you for a proxy and ask that you not send us one, we are furnishing this information statement in order to provide you with important information about the merger. Please read this document and the attached merger agreement carefully. This document is also a prospectus of NM Acquisition Corp. relating to the shares of NM Acquisition Corp. common stock to be issued in the merger, and a proxy statement for the stockholders of Concentric who are being asked to approve the merger.

      This proxy statement/information statement/prospectus constitutes notice to the holders of NEXTLINK class B common stock of stockholder action taken, pursuant to a written consent and notice of appraisal rights pursuant to Section 202 of the Delaware General Corporation Law.

Daniel F. Akerson,

Chairman and Chief Executive Officer
            , 2000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/information statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/information statement/prospectus. Any representation to the contrary is a criminal offense.

      This proxy statement/information statement/prospectus is dated           , 2000 and is first being mailed to NEXTLINK stockholders on or about           , 2000.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
THE CONCENTRIC SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT AND RELATED AGREEMENTS
UNAUDITED PRO FORMA FINANCIAL INFORMATION
DESCRIPTION OF NM ACQUISITION CORP. CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ INFORMATION STATEMENT/PROSPECTUS
EXPERTS
SHAREHOLDER PROPOSALS
LEGAL MATTERS
APPENDIX B
APPENDIX C
APPENDIX D
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES

SUBJECT TO COMPLETION. DATED APRIL 17, 2000

PRELIMINARY PROXY STATEMENT/ INFORMATION STATEMENT/ PROSPECTUS

PROXY STATEMENT OF CONCENTRIC NETWORK CORPORATION 1400 PARKMOOR AVENUE SAN JOSE, CA 95126 (408) 817-2800	INFORMATION STATEMENT OF NEXTLINK COMMUNICATIONS, INC. 1505 FARM CREDIT DRIVE MCLEAN, VA 22102 (703) 547-2000

PROSPECTUS OF

NM ACQUISITION CORP.
1505 FARM CREDIT DRIVE
MCLEAN, VA 22102
(703) 547-200

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	iv

SUMMARY	1

The Companies	1

The Merger	2

Concentric Special Meeting	2

Stockholder Votes Required to Approve the Merger	2

Board Approvals and Recommendations	3

Reasons for the Merger	3

Opinions of Financial Advisors	4

Interests of Insiders of Concentric in the Merger	4

Overview of the Merger Agreement	4

Appraisal Rights	6

Material Federal Income Tax Consequences	5

Listing of NM Acquisition Corp. Class A Common Stock	6

Concentric Voting Agreements	6

Required Regulatory Approvals	6

Officers and Directors After the Merger	6

Market Price Information	7

Selected Historical Financial Data of Concentric	8

Selected Historical Financial Data of NEXTLINK	10

Selected Unrelated Pro Forma Consolidated Financial Data

Comparative Per Share Data	12

RISK FACTORS	13

Risks Related to the Merger	13

Risks Related to the Business and Operations of NEXTLINK and Concentric	15

Risks Related to Liquidity and Capital Resources	15

Risks Related to NEXTLINK’s Technology and Network Development	17

Risks Related to Competition and the Telecommunications and Data Services Industries	19

Risks Related to Growth and Development of NEXTLINK’s Network and Concentric’s Data Services Business After the Merger	22

Other Risks	24

Forward-Looking Statements	24

THE CONCENTRIC SPECIAL MEETING	26

General	26

Date, Time and Place	26

Purpose of the Special Meeting	26

Board Recommendation	26

Record Date; Voting Rights	26

Quorum	27

Voting of Proxies	27

Vote Required to Approve the Merger Agreement and the Merger	28

Abstentions and Broker Non-Votes	28

Solicitation of Proxies and Expenses	28

Appraisal Rights	28

i

      This proxy statement/ information statement/ prospectus incorporates important business and financial information about Concentric and NEXTLINK that is not included or delivered with this document. This business and financial information is available without charge to stockholders of both Concentric and NEXTLINK upon their written or oral request at the following address and/or telephone number:

      For Concentric stockholders:

CONCENTRIC NETWORK CORPORATION
1400 Parkmoor Avenue
San Jose, CA 95126
Attention: Investor Relations
Telephone number: (408) 817-2000

      For NEXTLINK stockholders:

NEXTLINK COMMUNICATIONS, INC.
1505 Farm Credit Drive, 6th Floor
McLean, VA 22102
Attention: Investor Relations
Telephone number: (703) 547-2000

If you would like to request documents from Concentric or NEXTLINK and want to receive them prior to the Concentric stockholder meeting, please make your request at least five business days before the date of that meeting, or             , 2000.

See also “Where You Can Find More Information” on page 77.

      NM Acquisition Corp. may not sell the securities to be issued under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

      In this proxy statement/ information statement/ prospectus, unless otherwise indicated, “we” refers to both Concentric and NEXTLINK, and “our” refers to both Concentric and NEXTLINK.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will NEXTLINK stockholders receive in the merger?

A:	NEXTLINK stockholders will receive one share of NM Acquisition Corp. class A common stock for each share of NEXTLINK class A common stock and one share of NM Acquisition Corp. class B common stock for each share of NEXTLINK class B common stock.

Q:	What is NM Acquisition Corp. and what will its stock represent?

A:	NM Acquisition Corp. is a newly-formed corporation which will have no assets and liabilities of its own until the closing of the merger. After the closing, its assets and business will be those of NEXTLINK and Concentric, and it will also own 100% of INTERNEXT, L.L.C., a Delaware limited liability company. NEXTLINK will be contributing the majority of the assets of NM Acquisition Corp., and NEXTLINK stockholders will receive NM Acquisition Corp. shares on a one-for-one basis as discussed above.

Q:	What is the difference between NM Acquisition Corp. class A and class B common stock?

A:	NM Acquisition Corp. class A common stock, which holders of Concentric common stock and NEXTLINK class A common stock will receive in the merger, will be entitled to one vote per share. NM Acquisition Corp. class B common stock, which holders of NEXTLINK class B common stock will receive in the merger, will be entitled to ten votes per share and will be convertible on a one-for-one basis into shares of NM Acquisition Corp. class A common stock. These differences are identical to the differences between NEXTLINK’s class A common stock and class B common stock. Except for these differences, NM Acquisition Corp. class A class common stock and class B common stock will be identical.

Q:	What will Concentric stockholders receive in the Merger?

A:	For each share of Concentric common stock converted in the merger, Concentric stockholders will receive NM Acquisition Corp. class A common stock worth $45 dollars per share, unless the average price of NEXTLINK common stock prior to the merger is less than $69.23 per share or more than $90.91 per share. This type of range is called a “collar.” Each share of NM Acquisition Corp. class A common stock is intended to be the economic equivalent of a share of NEXTLINK common stock.

Q:	How does the collar work?

A:	If the NEXTLINK share price is within the collar, the exchange ratio adjusts between 0.495 and 0.650 so that Concentric stockholders receive class A common stock of NM Acquisition Corp. with a value (based on the value of an equivalent number of NEXTLINK shares) of $45 per share of Concentric common stock. If the NEXTLINK share price is outside the collar, the exchange ratio is fixed (at 0.495 if the NEXTLINK average share price is higher than $90.91 per share and at 0.650 if it is less than $69.23 per share), and the value of the merger consideration will depend upon the value of the underlying NEXTLINK shares. If the average NEXTLINK share price is below the low end of the collar, Concentric stockholders will receive NM Acquisition Corp. common stock worth less than $45 per share for each share of Concentric common stock converted in the merger. If the average NEXTLINK share price is above the high end of the collar, Concentric stockholders will receive NM Acquisition Corp. class A common stock worth more than $45 per share for each share of Concentric common stock converted in the merger.

Q:	How is the average NEXTLINK share price computed?

A:	It’s the volume-weighted average price on the Nasdaq National Market, as reported by Bloomberg, L.P., for the 20 trading day period ending on the third trading day prior to the closing of the merger.

Q:	Does the board of directors of Concentric recommend voting in favor of the merger agreement and the merger?

A:	Yes. After careful consideration, the board of directors of Concentric has determined that the merger is in the best interest of Concentric and its stockholders, has unanimously approved the merger agreement and the merger, and recommends that its stockholders vote in favor of the merger agreement and the merger.

Q:	Has the NEXTLINK board of directors approved the merger agreement and the merger?

A:	Yes. After careful consideration, the board of directors of NEXTLINK has determined that the merger is in the best interest of NEXTLINK and its stockholders and has unanimously approved the merger agreement and the merger.

Q:	Should Concentric stockholders send in stock certificates now?

A:	No. After we complete the merger, NM Acquisition Corp. (which will then be renamed NEXTLINK Communications, Inc.) will send instructions to Concentric stockholders explaining how to exchange their certificates for shares of Concentric common stock.

Q:	Will NEXTLINK stockholders need to send stock certificates now or later?

A:	No. Shares of NEXTLINK common stock will, by operation of the merger, be deemed to be converted into shares of NM Acquisition Corp. common stock, and there will be no need for NEXTLINK stockholders to exchange their common stock certificates.

Q:	What do I need to do now?

A:	Please carefully read and consider the information contained in this proxy statement/information statement/prospectus. If you are a Concentric stockholder, you may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Concentric special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy.

Q:	What if I don’t vote?

A:	If you are a Concentric stockholder and you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger unless your shares are held in a brokerage account.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	If you are a Concentric stockholder, your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q:	May I change my vote after I have mailed in my signed proxy card?

A:	If you are a Concentric stockholder, you may change your vote at any time before the vote takes place at the Concentric special meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger in the second quarter of 2000, as soon as practicable after Concentric stockholder approval is obtained at the Concentric special meeting. Because the merger is subject to other conditions, however, we cannot predict the exact timing.

v

Q:	When and where is the Concentric special meeting?

A:	The special meeting of Concentric stockholders will be held on , 2000, at a.m., Pacific Daylight Time, at the principal executive offices of Concentric at 1400 Parkmoor Avenue, San Jose, California 95126-3429.

Q:	What are the federal income tax consequences of the merger?

A:	The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by Concentric, NEXTLINK or NM Acquisition Corp. as a result of the merger. Additionally, no gain or loss will be recognized by Concentric or NEXTLINK stockholders to the extent they receive shares of NM Acquisition Corp. common stock in the merger. In general, however, Concentric stockholders will recognize taxable gain to the extent they receive cash in lieu of fractional shares in the merger. Concentric stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q:	Are there any risks associated with the merger?

A:	Yes. The merger does involve some risks. For a discussion of risk factors that should be considered in evaluating the merger, see “Risk Factors” on page 13.

Q:	Who can I contact with questions?

A:	If you are a Concentric stockholder and you have questions about the merger or how to submit your proxy, you should contact:

Concentric Network Corporation
1400 Parkmoor Avenue
San Jose, CA 95216
Attention: Secretary

If you are a NEXTLINK stockholder and you have questions about the merger you should contact:

NEXTLINK Communications, Inc.
1505 Farm Credit Drive
McLean, VA 22102
Attention: Investor Relations

SUMMARY

      This brief summary does not contain all of the information about the merger that may be important to you. You should read this entire document and the other documents we refer to for a more complete understanding of NEXTLINK, Concentric and the terms of the merger. See “Where You Can Find More Information” beginning on page 77.

The Companies

NEXTLINK COMMUNICATIONS, INC.

      Since 1996, NEXTLINK has provided high quality telecommunications services to the rapidly growing business market. To serve its customers’ broad and expanding telecommunications needs, NEXTLINK has assembled a unique collection of high-bandwidth, local and national network assets. These assets include:

•	31 high-bandwidth, or broadband, local networks operating in 19 states, generally located in the central business districts of the cities NEXTLINK serves, the number of which is increasing as NEXTLINK continues to build additional networks;

•	high-capacity fixed broadband spectrum covering 95% of the population of the 30 largest U.S. cities; and

•	an interest in a national fiber optic network now being built for INTERNEXT, L.L.C. that will connect over 50 cities in the United States and Canada, including all of the major metropolitan markets that NEXTLINK’s current and planned local networks serve. NEXTLINK currently holds a 50% interest in INTERNEXT, L.L.C., but has agreed to acquire the remaining 50% interest in conjunction with the merger.

      NEXTLINK intends to integrate these assets with additional communications technologies and services in order to become one of the nation’s leading providers of a comprehensive array of communications services.

      NEXTLINK now operates 31 broadband local networks in 49 cities, providing nearly 428,000 business telephone lines to its customers as of December 31, 1999, of which more than 78,000 were installed in the fourth quarter of 1999. NEXTLINK is currently building additional networks, and plans to have operational networks in most of the 30 largest U.S. cities by the end of 2000.

      For further information on NEXTLINK, see “Where You Can Find More Information” on page 77.

CONCENTRIC NETWORK CORPORATION

      Since 1995, Concentric has provided tailored, Internet-protocol based network services for small to medium sized companies. Concentric provides these services through data centers connected to its national network, which forms a part of the Internet backbone. Concentric’s services include implementing private networks for companies, offering high speed access to the Internet, and hosting Web-sites on the World Wide Web.

      By using Concentric’s services, companies can take advantage of Internet tools, such as browsers and high performance servers, to customize their data communications both within a company and between a company and its suppliers, partners and customers. Concentric’s services incorporate the advantages of a public network, such as low cost, nationwide access and standard protocols, with the advantages of a private network, such as customization, high performance, reliability and security. Concentric’s current distribution partners include Intuit, SBC and Web TV.

      For further information on Concentric, see “Where You Can Find More Information” on page 77.

NM ACQUISITION CORP.

      NM Acquisition Corp. was incorporated in Delaware on December 13, 1999. NM Acquisition Corp. does not have, and will not have prior to completion of the merger, any operations, assets or liabilities. Other than the shares of NM Acquisition Corp. issued in the LHP share exchange immediately prior to the consummation of the merger, no shares of NM Acquisition Corp. common stock are issued and outstanding, and no shares will be outstanding prior to completion of the merger. In the merger, each share of NEXTLINK common stock will become one share of NM Acquisition Corp. common stock, so that each share of NM Acquisition Corp. common stock will be the economic equivalent of one share of NEXTLINK common stock.

      NM Acquisition Corp. will be treated as the successor entity to NEXTLINK for all reporting purposes under U.S. securities laws.

The Merger (see page 29)

      In the merger, Concentric and NEXTLINK will each merge with and into NM Acquisition Corp. As a result of the merger, the separate existence of Concentric and NEXTLINK will cease and NM Acquisition Corp. will succeed to the business, assets and liabilities of Concentric and NEXTLINK. Immediately following the merger, NM Acquisition Corp. will change its name to NEXTLINK Communications, Inc.

      For a detailed description of the terms of the merger, see “The Merger” beginning on page 29.

Concentric Special Meeting (see page 26)

      The Concentric special meeting will be held on           , 2000 at           a.m. Pacific Daylight Time, at the principal executive offices of Concentric at 1400 Parkmoor Avenue, San Jose, California. At the special meeting or any adjournment of the special meeting, Concentric stockholders will be asked to consider and vote upon a proposal to approve the merger and the merger agreement.

      Concentric stockholders are entitled to cast one vote per share of Concentric common stock owned as of the close of business on        , 2000, the record date for determining Concentric stockholders entitled to vote at the Concentric special meeting. There were             shares of Concentric common stock outstanding on the record date.

Stockholder Votes Required to Approve the Merger (see page 28)

  Concentric

      The affirmative vote of the holders of a majority of the outstanding shares of Concentric common stock is required to approve and adopt the merger agreement and approve the merger. The failure by a holder of Concentric common stock to vote or instruct a broker, bank or other record holder on how to vote (if that holder’s shares are held in street name) will have the effect of a vote against the merger agreement and the merger. As of the record date, there were                      shares of Concentric common stock entitled to vote outstanding. Concentric’s directors, executive officers and their affiliates hold        % of the outstanding shares entitled to vote, as of the record date.

  NEXTLINK

      The votes of a majority of the total voting power of the outstanding shares of NEXTLINK common stock are required to approve and adopt the merger agreement and approve the merger. Eagle River Investments, L.L.C., which owns shares representing more than 50% of the total voting power of all outstanding NEXTLINK common stock, agreed in connection with the execution of the merger agreement to approve the merger and did so on                     , 2000. As of the record date, there were                      shares entitled to vote outstanding. NEXTLINK’s directors, executive officers and their affiliates hold        % of the outstanding shares of NEXTLINK common stock entitled to vote, as of the record date. Under Delaware law and the terms of NEXTLINK’s certificate of incorporation and bylaws, Eagle River’s approval will be sufficient to approve the merger and the merger agreement. For this reason, NEXTLINK is not calling a meeting of its stockholders to vote on the merger and the merger agreement, nor is NEXTLINK asking its stockholders for a proxy.

Board Approvals and Recommendations

  Concentric

      The board of directors of Concentric believes that the merger agreement is fair to, and in the best interests of, the stockholders of Concentric, and has unanimously approved the merger and the merger agreement. The Concentric board unanimously recommends that Concentric stockholders vote “FOR” the approval of the merger agreement and the merger.

  NEXTLINK

      The board of directors of NEXTLINK believes that the merger agreement is fair to, and in the best interests of, the stockholders of NEXTLINK, and has approved the merger and the merger agreement. The board of directors of NEXTLINK established a special committee to give independent consideration to the LHP share exchange (which is described below in this summary and in “The Merger Agreement and Related Agreements — LHP Share Exchange”), and the special committee evaluated and participated in the negotiation of the LHP share exchange. The special committee unanimously determined that the LHP share exchange, as contemplated by the merger agreement, is fair to and in the best interests of the NEXTLINK and recommended that the board of directors of NEXTLINK approve the LHP share exchange.

Reasons for the Merger (see page 31-34)

      The boards of directors of Concentric and NEXTLINK believe that the merger may result in a number of benefits to Concentric’s and NEXTLINK’s stockholders, including, among other potential benefits:

•	the combined company is expected to compete more effectively in the rapidly growing market for telecommunications and Internet services;

•	the merger may provide the combined company with greater depth of skilled personnel, strengthened research and development activity and expanded distribution and support capacity;

•	customers of both companies would have access to expanded telecommunications and other products and services;

•	the merger may provide the combined company with access to each company’s existing customer base and partners; and

•	the creation of a larger customer base, a higher market profile and greater financial strength would present greater opportunities for marketing the products and services of the combined company.

      In addition, the Concentric board of directors believes that the merger may result in a number of benefits to Concentric and its stockholders, including, among other potential benefits:

•	opportunities after combining Concentric’s business with NEXTLINK’s business, compared with the opportunities for Concentric as a stand-alone company;

•	alignment of interests, goals and objectives resulting from a broadened communications business, allowing the combined company to leverage synergies resulting from an integrated management team, streamlined operation, and strengthened infrastructure;

•	the ability to combine NEXTLINK’s growing local telephone service business and its existing and planned long distance and fixed wireless network assets with Concentric’s web hosting and Internet data services, enabling the combined company to provide cross selling opportunities and other synergies;

•	potential synergies of the combined company, including the offering of a complete, single-source communications service for small and medium-sized businesses, consisting of Concentric’s Internet business, data center and application service provider services, transported across NEXTLINK’s network;

•	access to NEXTLINK’s planned Internet Protocol (IP)-centric national fiber optic network and extensive fixed wireless spectrum;

•	the continued consolidation of the network services communications industry which enables businesses with substantial resources to effectively compete in the future in cost structure and service offerings; and

•	the opportunity for Concentric stockholders to participate in the potential for growth of the combined company’s business after the merger, in the form of the combined company’s common stock.

      In addition, the NEXTLINK board of directors believes that the merger may result in a number of benefits to NEXTLINK and its stockholders, including, among other potential benefits:

•	acceleration of NEXTLINK’s planned expansion of its data product and service offerings;

•	the opportunity to increase revenue relating to the utilization of NEXTLINK’s network assets;

•	the opportunity to move local and data traffic onto NEXTLINK’s broadband metropolitan and broadband wireless networks; and

•	access to an established base in the European data marketplace.

      To review the background and reasons for the merger in greater detail, as well as the risks of the merger, see “The Merger— Concentric’s Reasons for the Merger and Additional Considerations” beginning on page 31, “— NEXTLINK’s Reasons for the Merger and Additional Considerations” beginning on page 33, “— Background of the Merger” beginning on page 29, “— Opinion of Concentric’s Financial Advisor” beginning on page 34, “— Opinion of NEXTLINK’s Financial Advisor” beginning on page 43 and “Risk Factors — Risks Related to the Merger” beginning on page 13.

Opinions of Financial Advisors (see pages 34 and 43; Appendices B and C)

      In deciding to approve the merger and the merger agreement, the board of directors of Concentric considered the opinion of its financial advisor and the board of directors of NEXTLINK considered the opinion of its financial advisor. Concentric received an opinion from its financial advisor, Bear, Stearns & Co. Inc., that the exchange ratio was fair, from a financial point of view, to the Concentric stockholders. NEXTLINK received an opinion from its financial advisor, Merrill Lynch & Co., that the exchange ratio was fair from a financial point of view to NEXTLINK.

Interests of Insiders of Concentric in the Merger (see page 49)

      When considering the recommendation of the Concentric board, you should be aware that the terms of the merger agreement and agreements it contemplates gives a number of Concentric executive officers and key employees substantial interests in the merger that are different from, or in addition to, the interests of Concentric stockholders, including stock option grants at market exercise prices, shares of restricted stock and cash retention bonuses. The board of directors of Concentric was aware of these interests at the time it adopted the merger agreement and approved the merger.

Overview of the Merger Agreement (see page 58)

      For a detailed description of the merger agreement see “The Merger Agreement and Related Agreements” beginning on page 58. The merger agreement is attached to the back of this proxy statement/information statement prospectus as Appendix A.

Conditions to the Merger

      Concentric and NEXTLINK will complete the merger only if Concentric’s stockholders approve it and other contractual and other legal conditions are either satisfied or waived.

Limitation on Negotiations

      Until the merger is completed or the merger agreement terminated, Concentric has agreed not to directly or indirectly solicit other acquisition proposals and to notify NEXTLINK promptly of any third party inquiries or requests for non-public information that could lead to an acquisition proposal.

Termination of the Merger Agreement

      Either Concentric or NEXTLINK may terminate the merger agreement if, among other things:

•	the merger is not completed on or before August 31, 2000; or

•	Concentric accepts or recommends to its stockholders a superior proposal and pays to NEXTLINK a $110 million termination fee.

      Concentric does not have any right to terminate the merger agreement solely because the price of NEXTLINK common stock declines, even though the exchange rate on conversion will not be adjusted to maintain a $45 value if NEXTLINK’s share price falls below $69.23 per share. However, Concentric and NEXTLINK may agree at any time not to complete the merger, even if Concentric’s stockholders have approved it.

Termination Fees and Expenses

      Concentric has agreed to pay NEXTLINK a termination fee of $110 million upon the occurrence of certain events. Otherwise, Concentric and NEXTLINK will generally pay their own fees and expenses in connection with the merger, whether or not the merger is completed.

Amendment of the Merger Agreement

      Concentric and NEXTLINK may jointly amend the terms of the merger agreement. However, after Concentric’s stockholders approve the merger, any amendment which changes the amount or form of consideration in the merger would require further stockholder approval.

LHP Share Exchange

      Currently, NEXTLINK and Eagle River Investments, L.L.C. each own 50% of LHP, L.L.C., a Washington limited liability company, which in turn owns 100% of INTERNEXT, whose sole asset is an interest in a national telecommunications network currently under construction. Immediately prior to the merger, Eagle River or its controlling affiliate will contribute 100% of the outstanding equity interests in LHP to NM Acquisition Corp. in exchange for approximately 3.4 million shares of NM Acquisition Corp. class A common stock. As a result, NM Acquisition Corp. will own 100% of both LHP and INTERNEXT.

Accounting Treatment

      The merger of Concentric and NEXTLINK will be accounted for as a purchase of the Concentric business by NEXTLINK. The LHP share exchange will be accounted for on an historical cost basis, since NEXTLINK and INTERNEXT are under common control.

Completion and Effectiveness of the Merger

      We will complete the merger when all of the conditions for completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the State of Delaware. We expect to complete the merger during the second quarter of 2000.

Appraisal Rights (see page 53)

      Under Delaware law, Concentric common stockholders and NEXTLINK class A common stockholders are not entitled to appraisal rights in connection with the merger. However, holders of NEXTLINK class B common stock who submit a written demand for appraisal of their shares and who comply with the other applicable procedures under Delaware law will be entitled to appraisal rights and to receive payment in cash for the fair market value of their shares as determined by the Delaware Chancery Court. For a more complete description of these appraisal rights, see “The Merger — Appraisal Rights.”

Material Federal Income Tax Consequences (see page 54)

      The merger is intended to qualify as a “reorganization” for United States federal income tax purposes. In general, therefore, the Concentric stockholders and the NEXTLINK stockholders, respectively, will recognize no gain or loss upon the exchange of shares of Concentric common stock and NEXTLINK common stock, respectively, for NM Acquisition Corp. common stock in the merger, except to the extent of cash received in lieu of fractional shares.

      The obligation of Concentric and NEXTLINK to consummate the merger is subject to the prior receipt of an opinion from Wilson Sonsini Goodrich & Rosati, counsel to Concentric, and an opinion from Willkie Farr & Gallagher, counsel to NEXTLINK, that the merger will be treated as a “reorganization” within the meaning of the Internal Revenue Code, and that each of Concentric, NEXTLINK and NM Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code for United States federal income tax purposes. For a further discussion of the tax consequences of the merger, see “The Merger — Material Federal Income Tax Consequences of the Merger.”

Listing of NM Acquisition Corp. Class A Common Stock (see page 57)

      Prior to the effective time, NM Acquisition Corp. will list the shares of its common stock to be delivered in the merger on The Nasdaq National Market.

Concentric Voting Agreements (see page 64)

      To induce NEXTLINK to enter into the merger agreement, ten Concentric officers and directors holding approximately   % of Concentric’s common stock outstanding at the record date have agreed with NEXTLINK to vote their Concentric shares in favor of the merger and the adoption of the merger agreement and against approval of any proposal opposing or competing against the merger.

Required Regulatory Approvals (see page 61)

      The obligations of Concentric and NEXTLINK to consummate the merger is conditioned upon the receipt of regulatory approvals. NEXTLINK is required to obtain, and is in the process of obtaining, the approval of eleven state public utility service commissions to the merger of NEXTLINK with and into NM Acquisition Corp.

Officers and Directors After the Merger (see page 66)

      After the merger, the NM Acquisition Corp. board of directors will consist of the current NEXTLINK board of directors, with the addition of Henry Nothhaft, President, Chief Executive Officer and Chairman of the Board of Concentric, and Peter C. Waal, currently a member of the board of directors of Concentric. The officers of NEXTLINK immediately prior to the consummation of the merger will be the officers of NM Acquisition Corp. following consummation of the merger, with the addition of Mr. Nothhaft as Vice Chairman and other officers of Concentric.

MARKET PRICE INFORMATION

      Concentric common stock trades on The Nasdaq National Market under the symbol “CNCX.” NEXTLINK class A common stock trades on The Nasdaq National Market under the symbol “NXLK.” The following table presents the quarterly high and low sales prices for each of Concentric common stock and NEXTLINK class A common stock as reported on The Nasdaq National Market for the periods indicated. Concentric common stock commenced trading on July 31, 1997 and NEXTLINK common stock commenced trading on September 26, 1997. NEXTLINK 1998 and 1999 prices have been adjusted for the two-for-one stock split effected August 27, 1999.

	Concentric		NEXTLINK
	Common Stock		Common Stock

	High	Low	High	Low

Year Ended December 31, 1997

Third Quarter	$8.00	$5.69	$25.50	$23.13

Fourth Quarter	7.50	3.94	27.75	19.50
Year Ended December 31, 1998

First Quarter	$10.19	$4.44	$18.44	$10.60

Second Quarter	15.75	9.31	18.91	12.94

Third Quarter	20.50	7.13	20.37	10.32

Fourth Quarter	18.63	7.25	16.75	5.50
Year Ended December 31, 1999

First Quarter	$40.13	$16.38	$31.44	$13.00

Second Quarter	52.25	25.06	43.38	26.63

Third Quarter	39.75	17.88	56.88	30.00

Fourth Quarter	34.38	17.25	91.31	49.81
Year Ended December 31, 2000

First Quarter	$57.44	$28.25	$131.74	$70.94

Second Quarter (through April 13, 2000)	$56.56	$43.56	$121.75	$89.94

Recent Closing Prices

      On January 7, 2000, the last trading day before announcement of the proposed merger, the closing prices per share of common stock of Concentric and class A common stock of NEXTLINK on The Nasdaq National Market were as follows:

	Concentric	NEXTLINK

Closing Price Per Share	$30	$78.50

      On        , 2000, the latest practicable trading day before the printing of this proxy statement/information statement/prospectus, the closing prices per share of each of Concentric common stock and NEXTLINK common stock on The Nasdaq National Market were as follows:

	Concentric	NEXTLINK

Closing Price Per Share	$	$

      We urge you to obtain current market quotations for Concentric common stock and NEXTLINK common stock. We cannot give you any assurances as to the future prices or markets for Concentric common stock or NEXTLINK common stock. Stockholders can call 800 [       ] toll free in order to obtain information regarding the current exchange ratio.

SELECTED FINANCIAL DATA OF CONCENTRIC

      The following is a summary of consolidated financial information regarding Concentric’s financial position and operating results as of the dates and for the periods indicated. This information is only a summary and you should read it in conjunction with the financial statements and other information Concentric has filed with the Securities and Exchange Commission. You should read this summary in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in Concentric’s 1999 Form 10-K, which explains and qualifies it. See “Where You Can Find More Information” on page 77.

	Year Ended December 31,

	1995	1996	1997	1998(1)	1999(2)

	(In thousands, except per share data)

Consolidated Statement of Operations Data:

Revenue	$2,483	$15,648	$45,457	$82,807	$147,060

Cost of revenue	16,168	47,945	61,439	85,352	133,922

Network equipment write-off	—	8,321	—	—	—

Development, marketing and sales and general and administrative operating expenses	7,602	22,503	34,262	57,925	80,636

Amortization of goodwill and other intangible assets	—	—	—	3,842	7,913

Acquisition-related charges	—	—	—	1,291	—

Write-off of in-process technology	—	—	—	5,200	—

Total costs and expenses	23,770	78,769	95,701	153,610	222,471

Loss from operations	(21,287)	(63,121)	(50,244)	(70,803)	(75,411)

Other income (expense)	—	—	1,233	(750)	(663)

Net interest expense	(721)	(3,260)	(6,571)	(13,595)	(9,011)

Loss before extraordinary item	(22,008)	(66,381)	(55,582)	(85,148)	(85,085)

Extraordinary gain on early retirement of debt		—	—	3,042	—

Net loss	$(22,008)	$(66,381)	$(55,582)	$(82,106)	$(85,085)

Preferred stock dividends and accretion	—	—	—	(11,958)	(26,697)

Net loss attributable to common stockholders	$(22,008)	$(66,381)	$(55,582)	$(94,064)	$(111,782)

Net loss per share attributable to common stockholders(3)		$(6.73)	$(2.82)	$(3.23)	$(2.76)

Shares used in computing net loss per share attributable to common stockholders(3)		9,874	19,744	29,094	40,473

Other Consolidated Financial Data:

Depreciation and amortization	$2,196	$9,470	$19,230	$33,418	$40,833

EBITDA(4)	(19,091)	(53,651)	(31,014)	(30,894)	(34,578)

Capital expenditures(5)	17,176	39,093	22,798	30,137	43,104

	As of December 31,

	1995	1996	1997	1998(1)	1999(1)

	(In thousands, except per share data)

Consolidated Balance Sheet Data:

Cash and cash equivalents	$19,054	$17,657	$119,959	$98,988	$25,891

Short term investments	—	—	—	52,226	80,095

Restricted cash(6)	—	—	52,525	36,238	144,060

Property and equipment, net	16,289	47,927	53,710	64,268	82,894

Total assets	37,235	70,722	244,489	298,257	497,794

Notes payable and capital lease obligations, net of current portion	11,047	30,551	179,172	156,455	153,416

Redeemable exchangeable preferred stock	—	—	—	156,105	179,521

Convertible redeemable preferred stock	—	—	—	—	41,339

Total stockholders’ equity (deficit)	9,763	2,925	31,918	(56,875)	62,154

(1)	During 1998, Concentric acquired InterNex, DeltaNet and AnaServe, the effects of which have been included in its 1998 financial results.

(2)	During 1999 Concentric acquired 9 Net Avenue, Inc., the effects of which have been included in the 1999 financial results.

(3)	Net loss per share and shares used in computing net loss per share attributable to common stockholders are presented on a pro forma basis for the years ended December 31, 1996 and 1997 and on an historical basis for the years ended December 31, 1998 and 1999.

(4)	EBITDA is loss from operations before interest, taxes, depreciation and amortization and also excludes the write off of in-process technology and acquisition-related charges. EBITDA is included in this table because Concentric’s management believes that investors find it to be a useful tool for approximating its cash flow. However, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, should not be considered as a substitute for net loss as an indicator of Concentric’s operating performance or cash flow as a measure of liquidity, and should be examined in conjunction with Concentric’s consolidated financial statements and notes thereto included in Concentric’s 1999 Form 10-K. Because EBITDA is not defined in GAAP, different companies report it differently and so cannot be directly compared on this basis. For example, Concentric and NEXTLINK report EBITDA differently.

(5)	Capital expenditures includes assets acquired through capital lease financing and other debt.

(6)	Restricted cash consists of $19.1 million of funds held in escrow to pay interest relating to Concentric’s 12 3/4% Senior Notes, and $125.0 million of funds held in escrow for the acquisition of Internet Technology Group Plc, which was closed in January 2000. See Note 5 of notes to Concentric’s consolidated financial statements included in Concentric’s 1999 Form 10-K.

SELECTED FINANCIAL DATA OF NEXTLINK

      The following is a summary of consolidated financial information regarding NEXTLINK’s financial position and operating results as of the dates and for the periods indicated. This information is only a summary and you should read it in conjunction with the financial statements and other information NEXTLINK has filed with the Securities and Exchange Commission. You should read this summary in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in NEXTLINK’s 1999 Form 10-K, which explains and qualifies it. See “Where You Can Find More Information” on page 77.

	Year Ended December 31,

	1995	1996	1997	1998	1999

	(In thousands, except per share data)

Consolidated Statement of Operating Data:

Revenue	$7,552	$25,686	$57,579	$139,667	$274,324

Costs and expenses:

Operating	6,618	25,094	54,031	123,675	221,664

Selling, general and administrative	9,563	31,353	75,732	156,929	266,908

Restructuring (including $28.0 million in non-cash stock consideration)	—	—	—	—	30,935

Deferred compensation	375	9,914	3,247	4,993	12,872

Depreciation and amortization	3,458	10,340	27,190	60,254	108,475

Loss from operations	(12,462)	(51,015)	(102,621)	(206,184)	(366,530)

Interest expense, net	(269)	(20,086)	(26,383)	(72,156)	(192,162)

Net loss	$(12,731)	$(71,101)	$(129,004)	$(278,340)	$(588,692)

Net loss applicable to common shares	$(12,731)	$(71,101)	$(168,324)	$(337,113)	$(627,881)

Net loss per share(3)		$(0.91)	$(1.96)	$(3.13)	$(5.02)

Other Data:

Ratio of earnings to fixed charges(1)	—	—	—	—	—

EBITDA(2)	$(8,629)	$(30,761)	$(72,184)	$(140,937)	$(214,248)

	As of December 31,

	1995	1996	1997	1998	1999

Consolidated Balance Sheet Data:

Cash, cash equivalents and marketable securities	$1,350	$124,520	$742,357	$1,478,062	$1,881,764

Property and equipment, net	29,664	97,784	253,653	594,408	1,180,021

Total assets	53,461	390,683	1,219,978	2,483,106	4,597,108

Long-term debt	—	350,000	750,000	2,013,192	3,733,342

Redeemable preferred stock, net of issuance costs	—	—	313,319	556,168	612,352

Total shareholders’ equity (deficit)	36,719	(18,654)	71,285	(246,463)	(13,122)

(1)	For the years ended December 31, 1995, 1996, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges during the periods presented by the net loss amounts of $12,731, $71,101, $129,004, $278,340 and $588,692, respectively.

(2)	EBITDA consists of net loss before net interest expense, depreciation, amortization, deferred compensation expense and restructuring costs. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. We include EBITDA to provide additional information with respect to our anticipated ability to meet future debt service, capital expenditures and working capital requirements.

(3)	For the year ended December 31, 1995, net loss per share is not applicable as prior to 1996, NEXTLINK was not subject to the reporting requirements of the Securities Exchange Act of 1934.

NEXTLINK and Concentric Pro Forma Condensed Combined

      The following selected unaudited pro forma condensed combined financial data of NEXTLINK and Concentric combine the consolidated financial information of NEXTLINK for the year ended December 31, 1999 and the year ended December 31, 1998, with the consolidated financial information of Concentric for the year ended December 31, 1999, and the year ended December 31, 1998. The selected unaudited pro forma condensed combined financial data are derived from the unaudited pro forma combined condensed financial statements contained elsewhere in this proxy statement. We have prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting. This pro forma information does not give effects to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger.

      The unaudited pro format condensed combined financial information does not purport to represent what the combined company’s financial position or results of operations would have been had the merger occurred at the beginning of the earliest period presented or to project the combined financial position or results of operations for any future date or period.

      You should read the financial information in this section along with historical and unaudited pro forma condensed combined financial statements and accompanying notes, either incorporated by reference or included in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 68.

	Pro Forma

	For the	For the
	year ended	year ended
	December 31, 1998	December 31, 1999

	(In thousands)

Revenue	$222,474	$421,384

Income (loss) applicable to common shares	(838,731)	(1,144,175)

Balance Sheet data:

Total assets		7,459,332

Long-term debt		3,879,984

Shareholders’ equity		2,413,462

COMPARATIVE PER SHARE DATA

      You should read the comparative share data presented below in conjunction with the historical financial statements and related notes contained in the annual and other reports that Concentric and NEXTLINK have filed with the Securities and Exchange Commission.

      The following table presents on a pro forma basis unaudited data concerning the net income, dividends and book value per share for NEXTLINK after giving effect to the merger and the LHP share exchange, assuming that those transactions occurred as of the beginning of the periods presented:

Pro Forma Basis:

	Year Ended	Year Ended
	December 31, 1998	December 31, 1999

Basic and diluted net income per share	$(6.68)	$(7.66)

Dividends declared per share	—	—

Book value per share at end of period	—	14.97

      The following tables present historical per share data for Concentric and NEXTLINK :

Concentric:

	Year Ended	Year Ended
	December 31, 1998	December 31, 1999

Historical Per Share Data:

Basic and diluted net income per share	$(3.23)	$(2.76)

Book value per share at end of period	(1.878)	1.368

NEXTLINK:

	Year Ended	Year Ended
	December 31, 1998	December 31, 1999

Historical Per Share Data:

Basic and diluted net income per share	(3.13)	(5.02)

Book value per share at end of period	(2.262)	(.098)

RISK FACTORS

      By voting in favor of the merger, Concentric stockholders will be choosing to invest in the combined company, which involves a high degree of risk. You should consider all of the following risks in deciding whether to vote in favor of the merger. Any of the following risks could materially adversely affect the business, operating results and financial condition of NEXTLINK, Concentric or the combined company. You should consider these factors in conjunction with the information contained elsewhere in this document.

      In light of the following factors, we caution you that you should not consider the past financial performance of NEXTLINK or Concentric to be a reliable indicator of future performance of and or use historical trends to anticipate results or trends in future periods.

RISKS RELATED TO THE MERGER

Difficulties integrating Concentric and NEXTLINK may prevent anticipated benefits of the merger from being realized.

      As a result of the differing nature of Concentric’s and NEXTLINK’s operations, it may be difficult to successfully integrate the products, services, technologies, research and development activities, administration, sales and marketing and other operations of the two companies. Integration difficulties may disrupt the combined company’s business and could prevent the achievement of the potential benefits of the merger. The difficulties, costs and delays involved in integrating the companies, which could be substantial, may include:

•	distracting management and other key personnel, particularly sales and marketing personnel and senior engineers involved in network deployment, from the business of the combined company;

•	failure to integrate complex technology, product lines and development plans and the difficulty of maintaining uniform standards, controls, procedures and policies;

•	potential incompatibility of business cultures;

•	costs and delays in implementing common systems and procedures, particularly in integrating different information systems;

•	inability to retain and integrate key management, technical, sales and customer support personnel;

•	disruptions in the combined sales forces that may result in a loss of current customers or the inability to close sales with potential customers;

•	additional financial resources that may be needed to fund combined operations;

•	management’s ability to maximize its financial and strategic position by the incorporation of acquired technology or businesses into its service offerings; and

•	impairment of relationships with employees and customers as a result of changes in management.

      Any of the above risks could prevent the combined company from realizing significant benefits from the merger.

      If the combined company cannot quickly and efficiently integrate Concentric and NEXTLINK personnel, products and services following the closing of the merger, it will not enjoy the full benefits anticipated from the transaction. Concentric officers and employees have valuable knowledge of the data services and web hosting business that would be difficult to replace if the combined company does not retain the services of a substantial portion of them.

If the average price of NEXTLINK common stock decreases below $69.23 per share prior to the merger, Concentric stockholders will receive less dollar value for their Concentric common stock.

      If the average price per share of NEXTLINK common stock prior to the merger falls below $69.23, the NM Acquisition Corp. common stock received by Concentric stockholders will worth less than $45 per share. Additionally, Concentric does not have “walk-away rights” and consequently cannot terminate the merger agreement solely because NEXTLINK’s stock price declines. The market prices of NEXTLINK common stock and Concentric common stock as of a recent date are set forth under “Summary — Comparative Market Price Information.” Concentric stockholders are advised to obtain recent market quotations for NEXTLINK common stock and Concentric common stock. Additionally, there may be some time between when Concentric stockholders vote to approve the merger and when the merger is actually completed, during which the price of NEXTLINK common stock could decline. As a consequence, Concentric stockholders will not know with certainty at the time they vote the value of the shares of NM Acquisition Corp. common stock they will receive in the merger.

Some officers and directors of Concentric have conflicts of interest arising out of personal benefits to be received in the merger that could influence their support of the merger.

      Certain of Concentric’s executive officers and directors will receive substantial employment-related benefits in the merger. These benefits constitute a conflict of interest for each of these individuals because these benefits, which Concentric stockholders will not share, give them a personal interest in the merger and could have influenced their support for it. In particular, certain of Concentric’s executive officers and directors will receive stock options at market and nominal exercise prices, shares of restricted stock and cash retention bonuses. The directors and officers of Concentric may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. Concentric stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under “The Merger — Interests of Insiders of Concentric in the Merger” on page 49.

Concentric may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

      While the merger agreement is in effect, subject to specified exceptions, Concentric is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than NEXTLINK. As a result of this prohibition, Concentric may not be able to enter into an alternative transaction at a favorable price.

The combined company’s success in the Internet/data services market depends upon third-party distribution and engineering relationships, some of which could be jeopardized by the merger.

      An important element of Concentric’s strategy has been to develop relationships with leading companies to enhance its distribution and engineering efforts. Concentric also has technology supply arrangements in place for key components of its web hosting and e-commerce platform. We cannot assure you that the merger won’t adversely affect some or all of these important relationships. NEXTLINK competes with Williams, SBC and Teligent, all of which are important Concentric customers and therefore may make these companies reluctant to deal with the combined company following the merger.

      Concentric has also entered into strategic agreements with SBC and Teligent for the delivery of private-labeled services to their customers. Concentric relies on these relationships for the acquisition of small and medium enterprise customers. Termination of any of these agreements or the combined company’s failure to renew any of the agreements upon termination on terms acceptable to it could have a material adverse effect on its business, financial condition and results of operations. For example, Concentric currently is in the process of winding down its relationship with Teligent to deliver private label services to Teligent’s customers. Concentric expects the relationship to be terminated in 2000. If Concentric does not successfully replace the Teligent relationship, then Concentric may have difficulty attracting new small and medium sized enterprise customers which could have a material adverse impact on the results of operations of the combined enterprise. Concentric has an outsourcing agreement with Williams Technology Solutions, a subsidiary of Williams Communications Group, Inc., that enables Concentric to use Williams employees for the operational support of its network. Concentric’s use of Williams employees and Williams engineering expertise was integral to the development of Concentric’s network and continues to be integral to the ongoing operation of Concentric’s network operations center. Pursuant to the agreement with Williams, all of the Williams employees currently working for Concentric will transition to become employees of the combined company when the agreement terminates in December 2000. If the combined enterprise experiences any difficulty transitioning or attracting the Williams employees, the company may experience difficulty running its network operations center which could have a material adverse effect on the operations of the combined company.

If the combined company is required to redeem Concentric senior notes and preferred stock, there will be substantial expenses resulting from the merger that will divert resources from other productive uses.

      Under the terms of the indenture governing Concentric’s 12 3/4% senior notes due 2007, and the terms of its 13 1/2% series B senior redeemable exchangeable preferred stock, upon completion of the merger the combined company will be required to offer to repurchase those outstanding senior notes and shares of preferred stock at a purchase price equal to 101% of the principal amount of the senior notes and 101% of the liquidation preference of the shares of preferred stock. As of March 31, 2000, the total principal amount of the senior notes and the liquidation preference of the shares of preferred stock outstanding was approximately $338.7 million. If the combined company is required to utilize available cash to fund repurchase of all or a significant amount of Concentric’s senior notes and preferred stock, it would reduce the amount of funds available to implement the business plan of the combined company.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF NEXTLINK AND CONCENTRIC

      The risks set forth below are a number of the risks relating to the business and operations of Concentric and NEXTLINK. It is important for stockholders of Concentric and NEXTLINK to understand these risks because, after the merger, they could harm the business of the combined company.

  Risks Related to Liquidity and Capital Resources

NEXTLINK and Concentric have substantial existing debt and the combined company will incur substantial additional debt, in addition to NEXTLINK’s and Concentric’s records of increasing losses and negative cash flow.

      As of March 31, 2000 NEXTLINK had outstanding nine issues of senior notes totaling $3,733.3 million in principal amount, approximately $4.1 million in miscellaneous debt obligations of its subsidiaries, and two series of redeemable preferred stock. These redeemable preferred stock series include 8,324,796 shares of 14% redeemable preferred stock, with a liquidation preference of $50 per share, and 4,000,000 shares of 6 1/2% preferred stock, with a liquidation preference of $50 per share. NEXTLINK has also issued 584,357 shares of Series C cumulative convertible participating preferred stock and 265,625 shares of Series D convertible participating preferred stock, both with a liquidation preference of $1,000 per share. NEXTLINK has also obtained a $1,000.0 million credit facility, of which $375.0 million has been drawn.

      At March 31, 2000 Concentric’s total debt (including the current portion) was $214.8 million, and stockholders’ equity was $62.2 million. Interest on this indebtedness totaled approximately $22.6 million in 1999. Concentric also issued 150,000 shares of preferred stock in June 1998 with dividends which accrue at the rate of 13 1/2 % per year and 50,000 shares of preferred stock in June 1999 with dividends which accrue at the rate of 7% per year.

      The combination of NEXTLINK’s and Concentric’s debt, including preferred stock, will have important consequences for the combined company, including the following:

•	its ability to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired;

•	a substantial portion of its cash flow from operations and financing activities will be dedicated to the payment of interest on its debt and dividends on preferred stock, which will reduce the funds available for other purposes;

•	its flexibility in planning for or reacting to changes in market conditions may be limited; and

•	it may be more vulnerable in the event of a downturn in its business.

      For each period since inception, both NEXTLINK and Concentric have incurred substantial and increasing net losses and negative cash flow from operations. Consequently, neither NEXTLINK nor Concentric currently generates, and the combined company may not be able to generate, cash flows from which it can make interest payments on outstanding notes and dividend payments on outstanding preferred stock or fund continuing operations and planned capital expenditures. We cannot know when, if ever, net cash generated by the internal business operations of the combined company will support its growth and continued operations. If the combined company is unable to generate cash flow in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds from other sources, then it may be required to:

•	refinance all or a portion of its existing debt and redeemable preferred stock; or

•	sell all or a portion of its assets.

      If the combined company fails to pay principal and interest on its notes when due, the noteholders could declare default and demand that it repay the entire amount of defaulted notes. Unless the combined company is able to find alternate financing to pay the entire amount, the noteholders could seek a judgment and attempt to seize its assets to satisfy the debt to them. Any action of this type would have a material adverse affect on the business of the combined company and on the market price of its common stock.

      The indentures under which NEXTLINK’s and Concentric’s notes have been issued, and NEXTLINK’s credit facility, will permit the combined company to incur substantial additional debt. We fully expect to draw down the remaining $625.0 million available under NEXTLINK’s credit facility and borrow substantial additional funds in the next several years. This additional indebtedness, together with the indebtedness of Concentric expected to be assumed in connection with the merger, will further increase the risk of a default unless the combined company can establish an adequate revenue base and generate sufficient cash flow to repay its indebtedness. We cannot assure you that the combined company will ever establish an adequate revenue base to produce an operating profit or generate adequate positive cash flow to provide future capital expenditures and repayment of debt.

Neither NEXTLINK nor Concentric has sufficient additional financing commitments to meet the long term needs of the combined company and, if the combined company not successful in raising additional capital, it will not be able to build and maintain its business.

      Building the business of the combined company will require substantial additional capital spending. NEXTLINK’s and Concentric’s capital spending plans have increased substantially over time, as their respective strategies have evolved and their planned networks have grown larger and more robust and service offerings have expanded. The combined company will need to raise additional capital because its anticipated future capital requirements exceed NEXTLINK’s and Concentric’s cash and marketable securities on hand as of March 31, 2000, the $850.0 million that NEXTLINK received in January 2000 in connection with its Forstmann Little investment, the $375.0 million that NEXTLINK received in February 2000 in connection with its credit facility, and the $625.0 million currently available under NEXTLINK’s credit facility, the only current commitment for additional financing for the combined company. If the combined company fails to raise sufficient capital, it may be required to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on its growth and its ability to compete in the telecommunications services industry and generate profits for stockholders, and could even result in a payment default on its existing debt.

The covenants in NEXTLINK’s and Concentric’s indentures and NEXTLINK’s credit facility will restrict the combined company’s financial and operational flexibility, which could have an adverse effect on its results of operations.

      The indentures under which NEXTLINK’s and Concentric’s senior notes have been issued and NEXTLINK’s credit facility contain covenants that restrict, among other things, the ability of the combined company to borrow money, make particular types of investments or other restricted payments, sell assets or merge or consolidate. NEXTLINK’s credit facility also requires the combined company to maintain specified financial ratios. If the combined company fails to comply with these covenants or meet these financial ratios, the noteholders or the lenders under the credit facility could declare a default and demand immediate repayment. Unless the combined company cures any such default, they could seek a judgment and attempt to seize our assets to satisfy the debt to them. After the merger is completed, the security for the credit facility will consist of all of the assets purchased with the proceeds thereof, the stock of the combined company’s direct subsidiaries, all assets of the combined company and, to the extent of $125.0 million of guaranteed debt, all assets of certain of the combined company’s subsidiaries. In addition, a default under any of these obligations could adversely affect our rights under other commercial agreements.

  Risks Related to NEXTLINK’s Technology and Network Development

If the combined company cannot quickly and efficiently install NEXTLINK’s hardware, it will be unable to generate revenue.

      Each of NEXTLINK’s networks consists of many different pieces of hardware, including switches, routers, fiber optic cables, electronics, and combination radio transmitter/receivers, known as transceivers, and associated equipment, which are difficult to install. If the combined company cannot install this hardware quickly, the time in which customers can be connected to its network and it can begin to generate revenue from NEXTLINK’s network will be delayed. The construction of NEXTLINK’s national fiber optic network is not under NEXTLINK’s control, but is under the control of Level 3 Communications. If Level 3 Communications fails to complete its network on time or if it fails to perform as specified, NEXTLINK’s strategy of linking its local networks to one another and creating an end-to-end national network will be delayed.

Internet-protocol technology has not yet been perfected for full service networks like NEXTLINK’s.

      NEXTLINK plans to rely on IP technology as the principal basis for its planned end-to-end network. Although IP technology is used throughout the Internet, its extension to support other telecommunications applications, such as voice and video, has not yet been perfected, and currently has several deficiencies, including poor reliability and quality. Integrating these technologies into NEXTLINK’s network may prove difficult and may be subject to delays. NEXTLINK cannot assure you that these improvements will become available in a timely fashion or at reasonable cost, if at all, or that the technology choices we make will prove to be cost effective and correct.

The combined company may not be able to connect NEXTLINK’s network to the incumbent carrier’s network on favorable terms.

      NEXTLINK currently requires interconnection agreements with the dominant local telephone company to connect calls between its customers and non-customers. Congress and the telecommunications industry refer to this dominant local carrier as the incumbent local exchange carrier, or the incumbent carrier. We cannot assure you that the combined company will be able to negotiate or renegotiate interconnection agreements in all of NEXTLINK’s markets on favorable terms.

Physical space limitations in office buildings and landlord demands for fees or revenue sharing could limit the combined company’s ability to connect customers directly to NEXTLINK’s networks and reduce the combined company’s operating margins.

      Connecting a customer who is a tenant in an office building directly to NEXTLINK’s network requires installation of in-building cabling through the building’s risers from the customer’s office to NEXTLINK’s fiber in the street or its antenna on the roof. In some office buildings, particularly the premier buildings in the largest markets, the risers are already close to their maximum physical capacity due to the entry of other competitive carriers into the market. Moreover, the owners of these buildings are increasingly requiring competitive telecommunications service providers like NEXTLINK to pay fees or otherwise share revenue as a condition of access. NEXTLINK has not been required to pay these fees in smaller markets it has served in the past, but the combined company may be required to do so to penetrate larger markets, which would reduce the combined company’s operating margins. In addition, some major office building owners have equity interests in, or joint ventures with, companies offering broadband communications services over fiber optic networks and may have an incentive to encourage their tenants to choose those companies’ services over the combined company’s or to grant those companies more favorable terms for installation of in-building cabling.

NEXTLINK’s deployment of wireless first mile connections could be delayed by a lack of acceptable equipment and by installation risks.

      The Federal Communications Commission, or FCC, licensed NEXTLINK’s broadband wireless spectrum in what it calls the Local Multipoint Distribution Service, or LMDS. LMDS is a newly-authorized service, and equipment vendors are only beginning to offer radios, transceivers and related equipment designed to work at its frequencies. Recently completed field testing revealed that improvements in the price, features and functionality of the point-to-multi-point equipment must be made before NEXTLINK undertakes a broader commercial launch of services using this technology. Although NEXTLINK’s vendors have advised NEXTLINK that these improvements will be incorporated in their second generation equipment, this equipment is still in development. NEXTLINK cannot be certain that commercial quantities of equipment meeting its standards will be available in time to meet its development schedule.

      LMDS direct connections require NEXTLINK to obtain access to rooftops from building owners and to satisfy local construction and zoning rules for antennas and transmitters. The need to obtain these authorizations could be an additional source of delay.

NEXTLINK cannot accurately predict the total cost of its fixed wireless deployment.

      Although NEXTLINK has selected one vendor from which we will purchase LMDS equipment, because NEXTLINK’s fixed wireless development strategy contemplates using a number of equipment vendors, we don’t know precisely how much the equipment the combined company will need will cost. Installation costs are expected to vary greatly, depending on the particular characteristics of the locations to be served. After initial installation, we expect to incur additional costs to reconfigure, redeploy and upgrade our fixed wireless direct connections as technologies improve.

NEXTLINK’s competition against the incumbent carrier in local markets and Concentric’s dependence upon incumbent local carriers may make it more difficult for the combined company to connect new customers to its networks.

      It is expensive and difficult for NEXTLINK to switch a new customer to NEXTLINK’s network because:

•	a potential customer faces switching costs if it decides to become our customer, and

•	NEXTLINK requires cooperation from the incumbent carrier.

      NEXTLINK’s principal competitors, the incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas.

      Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process, NEXTLINK relies on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with our new customer provisioning requests.

      We cannot assure you that the combined company will be able to overcome these advantages and compete successfully with the incumbent carriers.

      Additionally, Concentric is dependent upon incumbent carriers to provide telecommunications services to it and its customers. Concentric experiences delays from time to time in receiving telecommunications services from these suppliers. We cannot assure you that the combined company will be able to obtain such services on the scale and within the time frames required by it at an affordable cost, or at all. Any failure to obtain such services on a sufficient scale, on a timely basis or at an affordable cost would have a material adverse effect on the combined company’s business, financial condition and results of operations.

If the combined company loses key personnel and qualified technical staff, our ability to manage the day-to-day aspects of our complex network will be weakened.

      We believe that a critical component for the success of the combined company will be the attraction and retention of qualified professional and technical personnel. If the combined company loses key personnel and qualified technical staff, or is unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our complex network will be weakened. NEXTLINK and Concentric face significant competition in the attraction and retention of personnel who possess the skill sets that they seek.

      In addition, the combined company must also develop and retain a large and sophisticated sales force. If the combined company fails to do so, there will be an adverse effect on its ability to generate revenue and, consequently, its operating cash flow.

  Risks Related to Competition and the Telecommunications and Data Services Industries

The combined company will face competition in local markets from other carriers, putting downward pressure on prices.

      NEXTLINK currently faces, and the combined company will face, competition from recent and potential market entrants, including long distance carriers entering, reentering or expanding their entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint (which has agreed to merge with MCI WorldCom). This places downward pressure on prices for local telephone service and for data services and makes it more difficult for NEXTLINK and the combined company to achieve positive operating cash flow. In addition, competition from other companies, such as cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users is expected. We cannot assure you that the combined company will be able to compete effectively with these industry participants.

The combined company will face competition in long distance markets, putting downward pressure on prices.

      NEXTLINK also currently faces, and the combined company will face, intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service, including both voice and data services, and makes it difficult for us to achieve positive operating cash flow. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint (which has agreed to merge with MCI WorldCom), hundreds of other companies also compete in the long distance marketplace. We also anticipate that the incumbent carriers will be competing in the long distance market in the near future. We cannot assure you that the combined company will be able to effectively compete with any of these industry participants.

The combined company will face competition in creating a national broadband network.

      Several of NEXTLINK’s competitors, such as Qwest, Level 3, IXC and Williams, have announced an intention to create end-to-end broadband networks that would compete directly with the network NEXTLINK is building. In addition, the major long-distance and incumbent local carriers have the ability and announced intention to do so as well. We cannot assure you that the combined company will be able to successfully compete with these service providers.

The combined company will face competition for data services.

      Competitors for data services consist of online service providers, Internet service providers and Web hosting providers. New competitors continue to enter this market and include large computer hardware, software, media and other technology and telecommunications companies, including the incumbent carriers.

Certain telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their network services. Certain companies, including America Online, BBN, PSINet and Verio, have also obtained or expanded their Internet access products and services.

Many of these competitors have superior resources, which may place the combined company at a cost and price disadvantage.

      Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than those of NEXTLINK and Concentric and those of the combined company. As a result, some of these competitors can raise capital at a lower cost than we can, and they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. Also, our competitors’ greater brand name recognition may require us to price our services at lower levels in order to win business. Finally, our competitors’ cost advantages give them the ability to reduce their prices for an extended period of time if they so choose.

The technologies used by NEXTLINK and Concentric may become obsolete, which would limit the ability of the combined company to compete effectively.

      The telecommunications industry is subject to rapid and significant changes in technology. If the combined company does not replace or upgrade technology and equipment that becomes obsolete, it will be unable to compete effectively because it will not be able to meet the expectations of its customers.

      The following technologies and equipment that NEXTLINK uses or will use are subject to obsolescence: wireline and wireless transmission technologies, circuit, and packet switching technologies and data transmission technologies, including the digital subscriber line (DSL), asynchronous transfer mode (ATM) and IP technologies. In addition, we cannot assure you that the technologies that the combined company chooses to invest in will lead to successful implementation of its business plan.

      Additionally, the markets for Concentric’s services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. The future success of the combined company’s data services business will depend, in part, on its ability to accomplish the following in a timely and cost-effective manner:

•	effectively use leading technologies;

•	continue to develop its technical expertise;

•	enhance its current networking services;

•	develop new services that meet changing customer needs;

•	advertise and market its services; and

•	influence and respond to emerging industry standards and other technological changes.

      We believe that the combined company’s ability to compete successfully in the data services market will depend upon the continued compatibility and interoperability of Concentric’s services with products and architectures offered by various vendors. We cannot assure you that industry standards will be established, or, if established, that we can conform to those standards in time to maintain a competitive position. In addition, if the combined company fails to develop successive enhancements to DSL technology or other enhanced services, it may not maintain a competitive position. Also, in order to maintain its competitive position, the combined company must be able to develop new technology to accommodate new industry developments, including:

•	Internet access through cable television, satellite and wireless modems;

•	Internet access through screen-based telephones, televisions or other consumer electronic devices; or

•	subscriber requirements that change the way Internet access is provided.

      Any failure to pursue these technological advances, which may require substantial time and expense, may result in the combined company losing its competitive position and causing a material adverse effect on the combined company’s business. We cannot assure you that we will succeed in adapting Concentric’s network service business to alternate access devices and conduits as they emerge.

      We cannot assure you that the combined company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The combined company’s pursuit of necessary technological advances may require substantial time and expense.

The combined company may be required to pay patent licensing fees, which will divert funds which could be used for other purposes.

      From time to time NEXTLINK and Concentric receive requests to consider licensing certain patents held by third parties that may have bearing on its interactive voice response, other enhanced, or data services. Should the combined company be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on its results of operations.

      Additionally, if someone asserts a claim relating to Concentric’s proprietary technology or information, the combined company may seek licenses to such intellectual property. We cannot assure you, however, that the combined company could obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the combined company’s business, financial condition and results of operations.

NEXTLINK and its industry are, and Concentric and its industry may become, highly regulated, imposing substantial compliance costs and restricting the ability of the combined company to compete in its target markets.

      NEXTLINK is subject to varying degrees of federal, state and local regulation. This regulation imposes substantial compliance costs on NEXTLINK. It also restricts its ability to compete. For example, in each state in which NEXTLINK desires to offer its services, it needs to obtain authorization from the appropriate state commission. NEXTLINK cannot assure you that it will receive authorization for markets to be launched in the future.

      As an operator of value-added networks that provide access to regulated transmission facilities only as part of a data services package, Concentric is not currently subject to direct regulation by the Federal Communications Commission (FCC) or any other governmental agency, other than regulations applicable to businesses generally. However, future changes in law or regulation could result in some aspects of its current operations becoming subject to one or more forms of telecommunication regulation by the FCC or other regulatory agencies.

      The prices at which the combined company may sell Concentric’s services could be affected by regulatory changes:

•	in the Internet connectivity market;

•	that indirectly or directly affect telecommunications costs; or

•	that increase the likelihood or scope of competition from the regional bell operating companies, or RBOCs, that are currently restricted from providing certain services.

      We cannot predict the effect, if any, that future regulation or regulatory changes may have on the combined company’s business, and we cannot assure you that future regulation or regulatory changes will not have a material adverse effect on the combined company’s business, results of operations or financial condition.

The requirement that NEXTLINK obtain permits and rights-of-way increases its cost of doing business.

      In order for NEXTLINK to acquire and develop its fiber networks, it must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. The process of obtaining these permits and rights-of-way increases the cost of doing business.

      We cannot assure you that the combined company will be able to maintain the existing franchises, permits and rights-of-way that it will need to implement its business. Nor can we assure you that the combined company will be able to obtain and maintain the other franchises, permits and rights that it will require. A sustained and material failure to obtain or maintain these rights could materially adversely affect the combined company’s business in the affected metropolitan area.

Risks Related to Growth and Development of NEXTLINK’s Network and Concentric’s Data Services Business After the Merger

Continued rapid growth of the combined company’s network, services and subscribers could be slowed if we cannot manage the growth of NEXTLINK’s network.

      NEXTLINK has rapidly expanded and developed its network, services and subscribers, and expect to continue to do so. This has placed and will continue to place significant demands on NEXTLINK’s and the combined company’s management, operational and financial systems and procedures and controls. We may not be able to manage the anticipated growth of the combined company effectively, which would harm its business, results of operations and financial condition. Further expansion and development will depend on a number of factors, including:

•	technological developments;

•	the combined company’s ability to hire, train and retain qualified personnel in a competitive labor market;

•	availability of rights-of-way, building access and antenna sites;

•	development of customer billing, order processing and network management systems that are capable of serving our growing customer base;

•	cooperation of the existing local telephone companies;

•	regulatory and governmental developments; and

•	existence of strategic alliances or relationships.

      The combined company will need to continue to improve its operational and financial systems and its procedures and controls as it grows. It must also develop, train and manage its employees.

The combined company’s ability to succeed in the data services market is uncertain.

      The combined company’s ability to succeed in the data services market depends to a large extent on its ability to build a tailored, value-added network services business. The combined company’s ability to do so is subject to the following risks:

•	the data services markets are relatively new, and current and future competitors are likely to introduce competing services or products which may result in market saturation;

•	certain critical issues concerning commercial use of tailored, value-added services and Internet services, including, among others, security, reliability, ease and cost of access, and quality of service, remain unresolved and may impact the growth of such services;

•	the market for data services may fail to grow or grow more slowly than anticipated;

•	reliability, quality or compatibility problems with new enterprise service offerings which we may introduce could significantly delay or hinder market acceptance and could divert technical and other resources;

•	the combined company’s inability to obtain sufficient quantities of sole- or limited-source components required to provide data services or to develop alternative sources, if required, could result in delays and increased costs in expanding, and overburdening of, our network infrastructure;

•	suppliers may not provide the combined company with products or components that comply with Internet standards or that inter-operate with other products or components used in its infrastructure;

•	capacity constraints that adversely affect the system performance if demand for data services were to increase faster than projected or were to exceed current forecasts;

•	the combined company’s ability to respond to changing customer requirements or evolving industry trends;

•	the failure of any link in the delivery chain, including the networks with which the combined company establish public or private peering arrangements or private transit;

•	the market for tailored value-added network services is extremely competitive, and we expect that competition will intensify in the future;

•	increased price and other competition due to Internet industry consolidation;

•	interruptions in service due to a natural disaster, such as an earthquake, or other unanticipated problem; and

•	liability for information disseminated through our network.

The combined company faces risks associated with international expansion.

      NEXTLINK has begun to expand into Canadian markets and the merger will entail the acquisition of Concentric’s UK operations. The combined company may expand into other international markets in the future. The following risks are inherent in doing business on an international level:

•	unexpected changes in regulatory requirements;

•	export restrictions and controls relating to encryption technology;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	longer payment cycles and problems in collecting accounts receivable;

•	political instability;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

•	potentially adverse tax consequences that could adversely impact the success of its international operations.

      We cannot assure you that one or more of such factors will not have a material adverse effect on the existing or future international operations of the combined company and, consequently, on its business, financial condition and results of operations. The risks will become increasingly material to the combined company if our international business continues to grow.

OTHER RISKS

Craig O. McCaw, who will control approximately   % of the combined company’s voting power after the merger, may have interests which are adverse to your interests.

      Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, L.L.C., will control approximately   % of the combined company’s total voting power after the merger. Because Mr. McCaw has the ability to control the direction and future operations of the combined company and has interests in other companies that may compete with the combined company, he may make decisions that are adverse to your interests.

      Mr. McCaw effectively controls a decision whether a change of control of NEXTLINK will occur. Moreover, Delaware corporate law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you.

We do not plan on the combined company paying dividends on its common stock.

      We do not anticipate the combined company paying any dividends for the foreseeable future. The NEXTLINK credit facility and the indentures governing the combined company’s senior notes will restrict our ability to pay cash dividends.

  Forward-Looking Statements

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

      Some statements and information contained or incorporated in this proxy statement/ information statement/ prospectus are not historical facts, but are “forward-looking statements,” as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should,” or “anticipates,” or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding:

•	market development, the number of markets we expect to serve, and the expected number of addressable business lines in such markets;

•	network development, including those with respect to IP and ATM network and facilities development and deployment, broadband fixed wireless technology, testing and installation, high speed technologies such as DSL, and matters relevant to our national network;

•	liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures and anticipated levels of indebtedness; and

•	statements with respect to when the merger will be completed and the effects of the merger, including the potential benefits of the merger to Concentric, NEXTLINK and their respective stockholders.

      All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally, and also may materially differ from our actual experience involving any one or more of these matters and subject areas. The operation and results of our business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the above “Risk

Factors” section and elsewhere in this proxy statement/information statement/prospectus, including, but not limited to:

•	general economic conditions in the geographic areas that we are targeting for communications services;

•	the ability to achieve and maintain market penetration and revenue levels sufficient to provide financial viability to our business;

•	access to sufficient debt or equity capital to meet our operating and financing needs;

•	the quality and price of similar or comparable communications services offered or to be offered by our competitors; and

•	future telecommunications-related legislation or regulatory actions.

THE CONCENTRIC SPECIAL MEETING

General

      Concentric is furnishing this document as a proxy statement to holders of Concentric common stock in connection with the solicitation of proxies by the Concentric board of directors for use at the special meeting of stockholders of Concentric to be held on           , 2000, and any adjournment thereof, and as a prospectus for the NM Acquisition Corp. class A common stock to be issued to holders of Concentric common stock as contemplated by the merger agreement. This document is first being furnished to stockholders of Concentric on or about           , 2000 for their special meeting. This document is also being furnished to NEXTLINK stockholders as an information statement in connection with the merger, and as a prospectus for the NM Acquisition Corp. class A common stock to be issued to holders of NEXTLINK class A common stock and for the NM Acquisition Corp. class B common stock to be issued to holders of NEXTLINK class B common stock, as contemplated by the merger agreement.

Date, Time and Place

      The special meeting will be held on        , 2000, starting at           a.m., Pacific Daylight Time, at the principal executive offices of Concentric at 1400 Parkmoor Avenue, San Jose, California 95126-3429.

Purpose of the Special Meeting

      At the special meeting, Concentric stockholders will consider and vote upon a proposal to adopt the merger agreement and to approve the transactions it contemplates.

Board Recommendation

      The Concentric board has determined that the merger is advisable and fair to, and in the best interests of, Concentric and its stockholders. The Concentric board has therefore unanimously approved the merger and the merger agreement and recommends that stockholders vote for approval of the merger and the merger agreement. When considering the recommendation of the Concentric board, you should be aware that the terms of the merger gives a number of Concentric directors, executive officers and key employees substantial interests in the merger that are different from, or in addition to, the interests of Concentric stockholders, including stock option grants at market and nominal exercise prices, shares of restricted stock and cash retention bonuses. The board of directors of Concentric was aware of these interests at the time it adopted the merger agreement and approved the merger. See “The Merger — Interests of Certain Insiders of Concentric in the Merger.”

      The matters to be considered at the special meeting are of great importance to you as a stockholder of Concentric. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement/information statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

      You should not send any stock certificates with your proxy card. We will mail you a transmittal form with instructions for the surrender of Concentric common stock certificates promptly after completion of the merger.

Record Date; Voting Rights

      Only holders of record of Concentric common stock at the close of business on the record date,        , 2000, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were           shares of Concentric common stock outstanding, held by approximately           record holders. Each share of Concentric common stock entitles the record holder of the share to one vote.

      On the record date, the directors and executive officers of Concentric and their affiliates beneficially owned and were entitled to vote  shares of Concentric common stock, or approximately           percent of the shares of Concentric common stock outstanding, on the record date.

Quorum

      To constitute a quorum for the special meeting, stockholders entitled to cast at least a majority of the votes that all stockholders of Concentric are entitled to cast on the merger agreement and the merger must be present in person or by properly executed proxy. Concentric common stock represented by proxies which are marked “ABSTAIN” will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) of the shares regardless of whether authority to vote is withheld from the broker, fiduciary of nominee on one or more matters. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Voting of Proxies

      To assure that your shares are represented at the special meeting, we urge you to complete, date and sign the enclosed proxy and promptly return it in the enclosed envelope or otherwise mail it to Concentric.

      Concentric stockholders may also vote their shares in person at the special meeting. In order to vote in person at the special meeting, Concentric stockholders must attend the special meeting and cast their votes according to the voting procedures announced at the special meeting. If your shares are held in “street name” by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions on how to instruct the broker to vote your shares.

      Stockholders may revoke their proxies at any time prior to their use. Proxies may be revoked by:

•	filing, with the Secretary of Concentric, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•	attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting.

      Concentric stockholders who require assistance in changing or revoking a proxy should contact Pete Bergeron at the address or phone number provided in this document under the caption “Where You Can Find More Information.”

      All shares of Concentric common stock represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with their instructions indicated on such proxies. If Concentric stockholders do not indicate any instructions on a proxy properly executed and returned, that proxy will be voted FOR the merger proposal.

      If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against any of the proposals related to the approval of the merger in favor of the adjournment proposal. Concentric’s board does not currently intend to bring any other business before the special meeting, and so far as Concentric’s board knows, no other matters are to be brought before the special meeting.

      Abstentions may be specified on the merger proposal. Since the favorable vote of holders of a majority of the outstanding shares of Concentric common stock on the merger proposal is required to approve the proposal, a proxy marked “ABSTAIN” with respect to any such proposal will have the effect of a vote against that proposal. In addition, the failure of a Concentric stockholder in connection with the merger proposal to return a proxy will have the effect of a vote against the proposal.

Vote Required to Approve the Merger Agreement and the Merger

      Under Delaware law, the affirmative vote of a majority of the outstanding Concentric common stock entitled to vote is required to approve the merger agreement and the merger. On the record date, there were           shares of Concentric common stock outstanding and entitled to vote and, thus, the affirmative vote of        shares is required for approval.

      Pursuant to voting agreements, directors and executive officers of Concentric beneficially owning an aggregate of 1,925,842 shares of Concentric common stock, including shares issuable upon exercise of options, as of the record date, or   % of the shares of Concentric common stock outstanding on that date, have agreed to vote their shares of Concentric common stock in favor of the merger and the merger agreement.

Abstentions and Broker Non-Votes

      Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, such votes are not deemed to be “votes cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results for approval of the merger and the merger agreement. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Because the required vote of the Concentric stockholders to adopt the merger agreement and the merger is based upon the number of outstanding shares of Concentric common stock, rather than upon the shares actually voted, the failure by the holder of any shares to submit a proxy or to vote in person at the Concentric meeting (including abstentions and broker non-votes) will have the same effect as a vote against the adoption of the merger agreement and the merger.

Solicitation of Proxies and Expenses

      Concentric has retained the services of ChaseMellon Consulting Services, LLC to assist in the solicitation of proxies from its stockholders. The fees to be paid by Concentric to ChaseMellon Consulting Services, LLC for these services are not expected to exceed $20,000 plus reasonable out-of-pocket expenses. Concentric will bear its own expenses in connection with the solicitation of proxies for the special meeting of stockholders, except that Concentric and NEXTLINK each will pay one-half of all filing and other fees (other than fees to be paid by Eagle River in connection with the LHP share exchange) paid to the SEC in connection with the registration statement and this proxy statement/information statement/prospectus.

      In addition to solicitation by mail, the directors, officers and employees of Concentric may solicit proxies from their stockholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Appraisal Rights

      Under Delaware law, Concentric stockholders are not entitled to appraisal rights in connection with the merger.

THE MERGER

      This section describes material aspects of the proposed merger and related transactions. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read the entire merger agreement, which is incorporated by reference and attached to this proxy statement/information statement/prospectus as Appendix A, and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

Background of the Merger

      In the summer of 1999, NEXTLINK conducted an internal study of the Internet Service Provider (ISP)/data services market. The intent was to evaluate potential strategic partners with positions in ISP, web hosting and e-commerce services that would complement NEXTLINK’s position as a leading competitive local exchange carrier (CLEC)/emerging broadband data company. NEXTLINK narrowed the target list of potential strategic partners and set up several meetings, including with Concentric, to discuss possible business/strategic relationship opportunities.

      On August 2, 1999, Scott Macleod, Chief Business Development Officer of NEXTLINK, and Hank Koerner, Director of Business Development of NEXTLINK, flew to San Jose to meet with representatives of Concentric to discuss a range of possible business relationships. The representatives of Concentric included James Isaacs, Vice President of Business Development, John Peters, Vice President and General Manager, Network Services, and others. The range of business relationships discussed included a purely commercial relationship involving the resale of each other’s services, as well as a potentially larger strategic relationship. No specific terms of a transaction were discussed. It was determined that additional discussions should be considered after both parties briefed their respective senior management teams.

      On September 17, 1999, Steve Hooper, then Chief Executive Officer of NEXTLINK, and Mr. Macleod met with Hank Nothhaft, Chief Executive Officer, and John Peters, of Concentric, in San Jose. The purpose of the meeting was to further discuss a range of possible business relationships and to provide a high level overview of NEXTLINK’s and Concentric’s respective business operations. A possible strategic combination was discussed and both parties agreed to consider whether a combination of NEXTLINK and Concentric should be pursued.

      Several discussions occurred between late September and early November 1999 as NEXTLINK and Concentric evaluated whether to pursue more serious discussions with each other.

      On November 8, 1999, Daniel F. Akerson, the newly appointed Chief Executive Officer of NEXTLINK, and Mr. Hooper met with Messrs. Nothhaft and Peters of Concentric, in San Jose. It was agreed that there was significant business rationale in support of a combination of the two companies and it was determined that both parties should proceed to conduct due diligence reviews.

      Following the November 8, 1999 meeting, Mr. Nothhaft met with a representative of Bear, Stearns & Co., Inc. regarding the potential strategic combination and retained Bear Stearns to assist Concentric in its evaluation of a potential transaction with NEXTLINK.

      On November 12, 1999, Mr. Akerson contacted Merrill Lynch & Co. concerning the proposed transaction and retained Merrill Lynch to act as financial advisor to NEXTLINK on the Concentric transaction. Merrill Lynch had been working informally for several months assisting NEXTLINK in its review of potential strategic partners in the ISP/data services business.

      On November 14 and 15, 1999, a representative of Merrill Lynch spoke with representatives of Bear Stearns concerning the process and timetable for the transaction. The representative of Bear Stearns stated that prior to NEXTLINK conducting a due diligence review of Concentric, NEXTLINK would need to supply Concentric a written indication of interest, including a preliminary valuation range for Concentric.

      On November 16, 1999, Messrs. Akerson and Nothhaft spoke by telephone, and Mr. Akerson provided a verbal indication of interest and committed to provide a follow-up indication of interest in written form. A preliminary valuation range was also discussed.

      On November 18, 1999, NEXTLINK and Concentric entered into a non-disclosure agreement in anticipation of the ongoing due diligence reviews and discussions regarding a strategic transaction. Mr. Akerson sent Mr. Nothhaft the written indication of interest, which included a preliminary valuation range and addressed other management and operational issues.

      Concentric’s representatives subsequently confirmed that Concentric was willing to proceed with due diligence based on the preliminary indication of interest.

      Starting on November 29 and continuing through December 2, 1999, representatives of NEXTLINK, including Messrs. Hooper and Macleod, representatives of Merrill Lynch and NEXTLINK’s legal advisors met with representatives of Concentric and Bear Stearns at Concentric’s headquarters to conduct due diligence.

      On December 6, 1999, the NEXTLINK board of directors met telephonically. At the meeting, Mr. Akerson advised the board regarding the status of the discussions with Concentric and the valuation ranges under consideration.

      On December 13, 1999, a telephonic meeting of the board of directors of Concentric was held, with directors Hank Nothhaft, Vinod Khosla, Peter C. Waal and Randy Katz in attendance. Mr. Nothhaft reviewed with the board the status of discussions with NEXTLINK and other parties with respect to a strategic combination transaction. Mr. Nothhaft then reviewed with the board the terms of NEXTLINK’s indication of interest, previously distributed to the board. Representatives of Bear Stearns reviewed with the board the valuation metrics being applied by Concentric, and the potential synergies of the combined companies. The board and management, along with Concentric’s financial and legal advisors, then discussed the timing of negotiations and strategies in this regard.

      On December 16, 1999, a telephonic meeting of the board of directors of Concentric was held, with directors Messrs. Nothhaft, Khosla, Waal, Katz and Franco Regis in attendance. Mr. Nothhaft reviewed with the Board the status of discussions with NEXTLINK since the last board meeting. The board then directed management, in consultation with Concentric’s financial and legal advisors, to present the board with further valuation metrics and analysis at a subsequent meeting of the board in order to formulate a further basis for negotiations.

      On December 23, 1999, a representative of Merrill Lynch spoke with representatives of Bear Stearns and discussed potential valuation ranges for Concentric based on the results of NEXTLINK’s due diligence reviews. No agreement was reached on valuation.

      On December 23, 1999, Messrs. Akerson and Nothhaft spoke and reached a preliminary agreement on the value per Concentric share to be paid in NEXTLINK common stock in the transaction. It was agreed that the value per share would be $45, subject to the negotiation of an acceptable “collar” and the finalization and approval of definitive agreements. Messrs. Akerson and Nothhaft directed Merrill Lynch and Bear Stearns and the parties’ respective legal advisors to work on the other aspects of the transaction, such as the appropriate terms of the collar.

      On December 29, 1999, a telephonic meeting of the board of directors of Concentric was held, with directors Messrs. Nothhaft, Khosla, Waal and Katz in attendance. Mr. Nothhaft reviewed with the board the status of negotiations since the last meeting of the board. Representatives of Bear Stearns reviewed with the board the status of negotiations on pricing and related terms. The board made inquiry of management, as well as Concentric’s financial and legal advisors, with respect to the expected timing of further negotiation on open issues.

      On December 31, 1999, Messrs. Akerson and Nothhaft discussed issues raised by NEXTLINK’s due diligence reviews, including questions regarding Concentric’s performance in the fourth quarter of 1999.

      On January 5, 2000, representatives of Merrill Lynch spoke with representatives of Bear Stearns and finalized the terms of the collar.

      On January 8 and 9, 2000, representatives of NEXTLINK and Concentric exchanged drafts of the proposed merger agreement and negotiated the terms of the agreement, including the collar.

      On January 8, 2000, the Concentric board of directors held a special meeting. Mr. Nothhaft updated the board on the status of negotiations. Representatives of Bear Stearns then presented their financial and valuation analyses of the proposed merger and summarized the terms of the proposed merger agreement. After the presentation, Bear Stearns indicated that, in its opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Concentric. The board of directors unanimously concluded that the proposed merger was in the best interests of Concentric and its stockholders and authorized Concentric’s management to conclude negotiations and execute the merger agreement. Members of the board and certain officers of Concentric executed voting agreements at this time.

      On January 9, 2000, the NEXTLINK board of directors met telephonically to consider the transaction and the definitive agreements relating thereto. Messrs. Akerson and Macleod made a presentation that reviewed the terms and strategic rationale for the proposed transaction. Following the presentation by NEXTLINK’s management, representatives of Merrill Lynch made presentations to the NEXTLINK board regarding the transactions contemplated by the merger agreement, including the financial terms thereof, and summarized their financial analysis. Merrill Lynch delivered its opinion that the exchange ratio was fair, from a financial point of view to NEXTLINK. The NEXTLINK board of directors unanimously voted to authorize the transaction.

      During the course of the day on January 9, 2000, management of both NEXTLINK and Concentric and their respective legal advisors completed negotiations and finalized the terms of the definitive merger agreement. Thereafter, on the evening of January 9, 2000, the parties entered into the merger agreement and Eagle River signed its voting agreement. The merger agreement was announced in a joint press release on January 10, 2000.

Concentric’s Reasons for the Merger and Additional Considerations

      The Concentric board of directors held several meetings to evaluate the merits of the merger. At a special meeting held on January 8, 2000, the Concentric directors concluded that the merger is in the best interests of Concentric and its stockholders, and voted unanimously to enter into the merger agreement and to recommend that Concentric stockholders vote to adopt the merger agreement and approve the merger.

      The decision of the Concentric directors to authorize Concentric to enter into the merger agreement, and to recommend that Concentric stockholders adopt the merger agreement and approve the merger, was the result of their careful consideration of a range of strategic alternatives, including the pursuit of a long-term independent business strategy for Concentric. The directors’ primary consideration was to identify and secure the strategic alternative that would provide the greatest value to Concentric stockholders.

      In reaching its decision, the Concentric board consulted with:

•	Concentric management regarding the business and financial condition of Concentric, trends and competitors in the IP-based network services industry, Concentric management’s due diligence investigation of NEXTLINK’s business and the terms and other considerations in the proposed merger;

•	Bear Stearns, its financial advisor, regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, of the exchange ratio to holders of Concentric common stock in the merger; and

•	Concentric’s legal counsel regarding the proposed terms of the transaction and the obligations of the members of the Concentric board in its consideration of the proposed transaction.

      In reaching its decision, the Concentric board considered the following information and factors:

•	opportunities after combining Concentric’s business with NEXTLINK’s business, compared with the opportunities for Concentric as a stand alone company;

•	alignment of interests, goals and objectives resulting from a broadened communications business, allowing the combined company to leverage synergies resulting from an integrated management team, streamlined operation, and strengthened infrastructure;

•	the ability to combine NEXTLINK’s growing local telephone service business and its long distance and fixed wireless network assets with Concentric’s web hosting and Internet data services, enabling the combined company to provide cross selling opportunities and other synergies;

•	potential synergies of the combined company, including the offering of a complete, single-source communications service for small and medium-sized businesses, consisting of Concentric’s Internet business, data center and application service provider services, transported across NEXTLINK’s network;

•	access to NEXTLINK’s planned IP-centric national fiber optic network and extensive fixed wireless spectrum;

•	the continual consolidation of the network services communications industry which enables businesses with substantial resources to effectively compete in the future in cost structure and service offerings;

•	current financial market conditions and historical market prices;

•	the oral opinion, subsequently confirmed in writing, of Bear Stearns delivered January 8, 2000, that, as of such date, the exchange ratio is fair, from a financial point of view, to holders of Concentric common stock (see “— Opinion of Concentric’s Financial Advisor);

•	the opportunity for Concentric stockholders to participate in the potential for growth of the combined company’s business after the merger, in the form of the combined company’s common stock;

•	detailed reports from Concentric’s management and financial advisors as to the results of their due diligence regarding NEXTLINK’s business operations, financial condition, culture, long-term strategic goals, prospects, integration plans and strategies; and

•	the fact that the parties intend to treat the merger as a tax-free reorganization under the Internal Revenue Code and the condition to Concentric’s obligations that it receive an opinion of its counsel that the merger is a tax-free reorganization for Concentric and its stockholders.

      The Concentric directors also considered potentially negative factors relating to the merger, including:

•	the risk that the potential benefits and synergies anticipated to result from the merger set forth above might not be realized;

•	the fact that the combined company will not be a separate independent company from NEXTLINK as Concentric currently is;

•	the possibility of a decline in the value of the combined company’s common stock following the merger;

•	the substantial costs that will be incurred in connection with the merger, including the amortization of large amounts of goodwill, as well as the costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that Concentric’s key personnel might not continue with the combined company due to integration difficulties or other factors;

•	the risk of future dilution to former Concentric stockholders through the issuance of the combined company’s common stock in future mergers and acquisitions, or to finance the operations of the combined company and the issuance of options to purchase the combined company’s common stock to employees of the combined company;

•	the risk that the merger could harm, or that the public announcement of the merger could have harmed, Concentric’s relationships with some of its customers and strategic partners;

•	the possibility that the merger might not be completed, even if approved by Concentric stockholders, and the effect of public announcement of the merger or any failure to complete the merger on Concentric’s business and stock price, its ability to attract and retain key management, sales and marketing and technical personnel and the fees payable by Concentric if the merger is terminated under some circumstances; and

•	other potential risks described in this document under “Risk Factors.”

      In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters the Concentric board of directors did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. In addition, the board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including through discussions with and questioning of Concentric’s management and management’s analysis of the proposed merger based on information received from Concentric’s legal and financial advisors. In considering the factors described above, individual members of the Concentric board of directors may have given different weight to different factors. The Concentric directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

NEXTLINK’s Reasons for the Merger and Additional Considerations

      The NEXTLINK board of directors held several meetings to evaluate the merits of the merger. At its meeting on January 9, 2000, the NEXTLINK board of directors concluded that the merger and the merger agreement are in the best interest of NEXTLINK and its stockholders, and voted unanimously to enter into the merger agreement.

      The NEXTLINK board of directors believes that the following are reasons why the merger would be beneficial to NEXTLINK and its stockholders:

•	the Concentric network will accelerate NEXTLINK’s planned expansion of its data product and services offerings;

•	the opportunity to increase revenue relating to the utilization of NEXTLINK’s network assets;

•	the ability to offer integrated voice and data services to NEXTLINK’s customers;

•	the opportunity to move local and data traffic onto NEXTLINK’s broadband metropolitan and broadband wireless networks;

•	access to an established base in the European data market;

•	the geographic “fit” of Concentric’s operations with NEXTLINK’s local and planned INTERNEXT network;

•	marketing opportunities to sell NEXTLINK telecommunications services to Concentric’s customers;

•	the belief that technical expertise of Concentric will accelerate and expand NEXTLINK products and services; and

•	the ability to market “bundled” services to small and mid-sized customers will offer competitive advantages.

      The NEXTLINK board of directors instructed NEXTLINK’s senior management to conduct a detailed due diligence review of Concentric, its business operations, strategies and goals and its prospects for future performance. In addition, the NEXTLINK board of directors sought the advice and analysis of independent financial, legal and accounting advisors regarding due diligence and the structure and fairness of the merger. The NEXTLINK board of directors considered, among other things:

•	the extent to which the merger would further NEXTLINK’s long term strategies and goals;

•	the detailed reports presented by NEXTLINK’s management and advisers regarding Concentric’s business operations, financial condition, culture, long-term strategic goals, prospects, and NEXTLINK’s integration plans and strategies;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to each party’s obligations, are reasonable;

•	current financial market conditions and historical market prices;

•	volatility and trading information with respect to both companies’ common stock;

•	the terms and conditions of the merger agreement;

•	the fact that the parties intend to treat the merger as a tax-free reorganization under the Internal Revenue Code and the condition to NEXTLINK’s obligations that it receive an opinion of its counsel that the merger is a tax-free reorganization for NEXTLINK and its stockholders;

•	the oral opinion, subsequently confirmed in writing, of Merrill Lynch delivered January 9, 2000, that, as of such date, the exchange ratio is fair, from a financial point of view, to NEXTLINK (see “— Opinion of NEXTLINK’s Financial Advisor”); and

•	the compatibility of the corporate cultures of each of NEXTLINK and Concentric.

      The NEXTLINK board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the potential dilutive effect of the issuance of NM Acquisition Corp. common stock in the merger;

•	the substantial costs expected to be incurred, primarily in the current and next quarter, in connection with the merger, including the transaction expenses arising from the merger and costs associated with combining the operations of the two companies;

•	the risk that, despite the intentions and efforts of NEXTLINK and Concentric, the benefits sought to be achieved in the merger will not be achieved;

•	the risk that the combined company will be unable to integrate the two businesses successfully; and

•	other potential risks described in this document under “Risk Factors.”

      The foregoing discussion of the information and factors considered by the NEXTLINK board of directors is not intended to be exhaustive but is believed to include all material factors considered by the NEXTLINK board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the NEXTLINK board of directors did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the NEXTLINK board of directors may have given different weights to different factors. The NEXTLINK directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

Opinion of Concentric’s Financial Advisor

  Overview

      Concentric retained Bear Stearns to act as its financial advisor in connection with the merger. Bear Stearns delivered its written opinion, dated January 8, 2000, to the Concentric board of directors to the effect that, and based upon and subject to the assumptions made, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of shares of Concentric common stock.

      The full text of the Bear Stearns opinion is attached as Appendix B to this proxy statement/ information statement/ prospectus. Holders of Concentric common stock are urged to read the Bear Stearns opinion its entirety, especially with regard to the assumptions made and matters considered by Bear Stearns, as well as the limitations on the information considered and analysis presented.

      The Bear Stearns opinion was prepared for the benefit and use of the Concentric board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger to holders of shares of Concentric common stock as of the date of the opinion. The opinion does not address any other aspect of the merger, does not constitute a recommendation to the Concentric board of directors in connection with the merger and does not constitute a recommendation to any holder of Concentric common stock as to how to vote at the Concentric special meeting. Bear Stearns did not express any opinion as to Concentric’s underlying business decision to pursue the merger or the price or range of prices at which Concentric common stock may trade subsequent to the announcement of the merger or the price or range of prices at which the shares of the common stock may trade subsequent to the consummation of the merger.

      The exchange ratio, the form of the consideration and the terms of the merger were determined by arm’s length negotiations between Concentric and NEXTLINK and were not based on any recommendation by Bear Stearns. Concentric did not impose any limitations on Bear Stearns with respect to the investigation made or the procedures followed by Bear Stearns in rendering its opinion.

      In arriving at its opinion, Bear Stearns, among other things:

•	reviewed the merger agreement;

•	reviewed Concentric’s and NEXTLINK’s respective recent filings with the Securities and Exchange Commission;

•	reviewed certain operating and financial information relating to Concentric’s business and prospects on a stand alone basis, including certain projections, all of which was prepared and provided by Concentric’s management;

•	reviewed certain operating and financial information relating to NEXTLINK’s business and prospects on a stand alone basis, which was prepared and provided by NEXTLINK’s management, and certain projections which were prepared and provided by Concentric’s management based on verbal guidance provided by NEXTLINK’s management to Concentric’s management;

•	reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the merger, prepared and provided by Concentric’s management;

•	met with certain members of Concentric’s and NEXTLINK’s senior management to discuss each company’s respective business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Concentric common stock and NEXTLINK class A common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Concentric and NEXTLINK;

•	reviewed the terms of recent precedent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Concentric;

•	performed discounted cash flow analyses relating to Concentric and NEXTLINK on a stand alone basis and the combined company on a pro forma combined basis, both including and excluding the estimated combination benefits;

•	reviewed the financial condition and capitalization of the combined company, giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by Concentric and NEXTLINK, including without limitation, projections and estimated combination benefits expected to result from the merger. With respect to such projections and estimated combination benefits that could be achieved upon consummation of the merger, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Concentric and NEXTLINK as to the expected future performance of Concentric, NEXTLINK and the combined company. Bear Stearns did not independently verify or assess any of this information or the projections and combination benefits provided, and Bear Stearns also relied upon the assurances of the senior management of Concentric and NEXTLINK that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In addition, Bear Stearns did not make or receive any independent evaluation or appraisal of the assets or liabilities of Concentric or NEXTLINK, nor was Bear Stearns furnished with any such evaluation or appraisal.

      The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In its analyses, Bear Stearns, at Concentric’s direction and with Concentric’s consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Concentric, NEXTLINK or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns’ opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold.

      The Concentric board of directors retained Bear Stearns based upon Bear Stearns’ qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm which, as part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has previously rendered investment banking and financial advisory services to Concentric and has received fees for rendering these services. In addition to acting as Concentric’s advisor in connection with the merger, Bear Stearns has previously been retained by Concentric as an advisor in connection with its acquisition of Internet Technology Group, plc in September 1999 and as an underwriter in connection with its offering of $162 million of common stock in February 1999 ($33.8 million of which was offered and sold by certain selling stockholders), its offering of $150 million of 13 1/2% series B senior redeemable exchangeable preferred stock in June 1998 and its offering of $150 million of 12 3/4% senior notes in December 1997. In the ordinary course of its business, Bear Stearns may actively trade the equity and/or debt securities of Concentric and NEXTLINK for its own account or for accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in such securities.

      Pursuant to the terms of the engagement letter between Concentric and Bear Stearns dated December 29, 1999, Concentric agreed to pay to Bear Stearns customary financial advisory fees. In addition, Concentric has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by it in connection with the merger, including the reasonable fees and disbursements of its legal counsel. Concentric also has agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Summary of Analyses

      The following is a summary of the material financial analyses presented by Bear Stearns to the Concentric board of directors on January 8, 2000. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

      Summary Valuation Analysis. Bear Stearns reviewed the aggregate equity and enterprise values of Concentric based on Concentric’s closing stock price on January 5, 2000 and based on the merger assuming a per share value of $45.00 (that is, within the collar — see “-- Collar Analysis” below). In addition, Bear Stearns compared such per share values to recent trading prices and calculated implied multiples of enterprise value to estimated revenue for 2000 and 2001 (which revenue, estimates are based on an average of Concentric management’s high case and low case projections as more fully discussed in “— Discounted Cash Flow Analysis” below). These analyses are summarized in the table below:

Summary Valuation Analysis

				Transaction
		At Market		Within Collar
		as of 1/5/00		Value

Valuation

Concentric Stock Price		$28.25		$45.00

Gross Equity Value		$1,886.2		$2,939.7

Net Equity Value		1,690.9		2,727.7

Enterprise Value		1,744.0		2,741.5

Valuation Parameters

Premium (Discount) to:

Closing Price on 1/5/00	$29.69	0.0%		51.6%

20-Day Average Closing Price	28.43	4.4		58.3

Past Year High Closing Price	52.25	(43.2)		(13.9)

Past Year Low Closing Price	16.38	81.3		174.8

Enterprise Value/ Revenue

2000E		5.3	x	8.4	x

2001E		3.2	x	5.0	x

      Collar Analysis. Bear Stearns reviewed the impact of a range of assumed NEXTLINK average closing prices on:

•	the exchange ratio (which, as contemplated by the merger agreement, may float between a minimum of 0.4950 and a maximum of 0.6500);

•	the resulting per share values to be received by Concentric stockholders in the merger;

•	the percentage premium to be received compared to Concentric closing stock price of $29.69 per share on January 5, 2000; and

•	the implied transaction multiple based on enterprise value to estimated revenue for 2000 and 2001.

      The following table summarizes this analysis:

Collar Analysis

Assumed					Concentric Implied
NEXTLINK				Premium/	Transaction Multiple
Average Trading			Illustrative Value	(Discount) to	Based on Enterprise
Price During			of Merger	Concentric	Value/ Revenue
Measurement	Exchange		Consideration per	Closing Price of
Period(1)	Ratio		Concentric Share	$29.69 on 1/5/00	2000E		2001E

$50.00	0.6500	x	$32.50	9.5%	5.9	x	3.5	x
60.00	0.6500		39.00	31.4	7.2		4.2

69.23	0.6500		45.00	51.6	8.4		5.0
80.00	0.5625		45.00	51.6	8.4		5.0

90.91	0.4950		45.00	51.6	8.4		5.0
100.00	0.4950		49.50	66.7	9.3		5.5
110.00	0.4950		54.45	83.4	10.3		6.1

(1)	Based on NEXTLINK’s volume weighted average closing stock price for the 20 trading days ending on the third day prior to the closing of the merger.

      Exchange Ratio Analysis. Bear Stearns compared the proposed exchange ratio of 0.4950  — 0.6500 shares of NEXTLINK common stock per share of Concentric common stock pursuant to the merger agreement to the ratio of the closing market prices of Concentric common stock and NEXTLINK common stock on January 5, 2000. Bear Stearns also compared this ratio to selected average historical ratios of the closing market prices of Concentric common stock and NEXTLINK common stock over various periods ending January 5, 2000. The table below summarizes the results of this analysis:

Exchange Ratio Analysis

	Market Price
	Ratio

January 5, 2000	0.3717	x

Average Ratio:

20 Prior Trading Days	0.3759

Past Six Months	0.4751

Past Year	0.7608

      Analysis of Selected Precedent M&A Transactions. Bear Stearns reviewed selected precedent mergers and acquisitions involving companies that, like Concentric, provide Internet- and data-related services. Bear Stearns noted that most precedent transactions involving such companies are not directly relevant for the purpose of comparison to the merger, as such precedent transactions were, among other things:

•	mostly acquisitions of consumer-oriented internet service providers (ISPs);

•	acquisitions of non-U.S. or smaller, privately-held companies;

•	acquisitions of companies that provide Web hosting services; or

•	representative of mergers-of-equals transactions as opposed to outright acquisitions.

      However, Bear Stearns did make a direct comparison of the merger to the pending acquisition of Splitrock Services, Inc. by McLeodUSA Incorporated, which transaction was announced on January 7, 2000. The table below summarizes certain relevant statistics from this analysis:

Precedent M&A Transaction Analysis

			Implied
	McLeod USA/Splitrock		NEXTLINK/Concentric
	Transaction		Merger

Price Premium to One Week Prior Trading Price	53.0%		51.9%

Multiples of Enterprise Value to Revenue Based On:

Latest Quarter Annualized	20.4	x	18.0	x

2000E	10.3		8.4	(1)

2001E	6.1		5.0	(1)

(1)	Based on an average of the high and low Concentric projection scenarios.

      Bear Stearns noted that the McLeod USA/ Splitrock transaction is not identical to the merger. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Concentric versus the acquisition value of any other comparable company in general and Splitrock in particular.

      Discounted Cash Flow Analysis. Bear Stearns performed discounted cash flow analyses to determine a range of estimated per share equity values for each of Concentric and NEXTLINK on a stand alone basis. In addition, Bear Stearns performed discounted cash flow analyses to determine a range of estimated per share equity values for NEXTLINK on a pro forma basis giving effect to the merger. Bear Stearns then calculated the implied per share equity values to be received by Concentric’s shareholders pursuant to the merger by applying the appropriate exchange ratio to the corresponding NEXTLINK pro forma per share equity value.

      Concentric Stand Alone Discounted Cash Flow Analyses. Bear Stearns performed discounted cash flow analyses on the after-tax cash flows of Concentric on a stand alone basis. After-tax cash flows for the ten-year period beginning January 1, 2000 and ending on December 31, 2009 were calculated as after-tax earnings before depreciation and amortization less changes in working capital and capital expenditures. Bear Stearns calculated a terminal value for Concentric on a stand alone basis by applying to projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) in 2009 a range of multiples of 9.0x to 11.0x. Bear Stearns determined that such range of terminal multiples was appropriate for valuing Concentric based on:

•	the implied perpetual growth rates of free cash flow derived from such multiples;

•	Bear Stearns’ review of Internet and data-related companies generally comparable to Concentric; and

•	Bear Stearns’ overall experience in valuing growth-oriented companies.

      Bear Stearns chose weighted average costs of capital (“WACC”) ranging from 15.0% to 17.0% based on several assumptions regarding factors such as the inherent business risk of Concentric and the resulting equity beta, Concentric’s cost of debt and Concentric’s prospective capital structure.

      Concentric’s management provided Bear Stearns with two separate projection scenarios: a low case and a high case. The principal difference between the low case and the high case reflects different revenue growth rate assumptions and gross margin assumptions for certain business units. Concentric’s management indicated to Bear Stearns that they believed that the low case projections were more likely to be reflective of Concentric’s future operating results.

      Bear Stearns discounted cash flow analyses of Concentric on a stand alone basis generated the following range of per share equity values:

Concentric Stand Alone Discounted Cash Flow Analysis

Low Case				High Case

WACC	EBITDA Exit Multiple in 2009			WACC	EBITDA Exit Multiple in 2009

	9.0x	10.0x	11.0x		9.0x	10.0x	11.0x

15.0%	$36.81	$39.77	$42.86	15.0%	$52.07	$56.31	$60.55

16.0%	33.96	36.85	39.74	16.0%	48.13	52.02	55.91

17.0%	31.35	34.02	36.67	17.0%	44.53	48.10	51.67

      NEXTLINK Stand Alone Discounted Cash Flow Analyses. Bear Stearns performed a discounted cash flow analysis of the after-tax cash flows of NEXTLINK on a stand alone basis for the ten year period beginning January 1, 2000 and ending on December 31, 2009. Bear Stearns calculated a terminal value for NEXTLINK on a stand alone basis by applying to projected EBITDA in 2009 a range of multiples of 9.0x to 11.0x. Bear Stearns determined that such range of terminal multiples was appropriate for valuing NEXTLINK based on:

•	the implied perpetual growth rates of free cash flow derived from such multiples;

•	Bear Stearns’ review of competitive local exchange carrier companies generally comparable to NEXTLINK; and

•	Bear Stearns’ overall experience in valuing growth-oriented companies.

      Bear Stearns chose weighted average costs of capital ranging from 13.0% to 15.0% based on several assumptions regarding factors such as the inherent business risk of NEXTLINK and the resulting equity beta, NEXTLINK’s cost of debt and NEXTLINK’s prospective capital structure. Equity beta is a statistical measure of a security’s risk and volatility calculated based upon an analysis of its trading history.

      The NEXTLINK stand alone discounted cash flow analyses were based on projections prepared and provided to Bear Stearns by Concentric’s management, based on verbal guidance provided by NEXTLINK’s management to Concentric’s management. The discounted cash flow analyses of NEXTLINK on a stand alone basis generated the following range of per share equity values:

NEXTLINK Stand Alone Discounted Cash Flow Analysis

WACC	EBITDA Exit Multiple in 2009

	9.0x	10.0x	11.0x

13.0%	$67.37	$75.34	$83.32

14.0%	60.17	67.69	74.99

15.0%	53.35	60.55	67.43

      Bear Stearns compared the following historical trading prices for NEXTLINK common stock to the NEXTLINK per share discounted cash flow equity values as outlined in the table above.

NEXTLINK Stock Price Data

Closing Stock Price on 1/5/00	$79.88

10-Day Average Closing Stock Price	81.28

20-Day Average Closing Stock Price	76.09

Past Year High Closing Price	91.38

Past Year Low Closing Price	13.00

      NEXTLINK Pro Forma Discounted Cash Flow Analyses. Bear Stearns performed discounted cash flow analyses of the after-tax cash flows of NEXTLINK and Concentric on a pro forma combined basis giving effect to the merger. Bear Stearns based its analyses on the NEXTLINK projections prepared by Concentric’s management and on low case and high case projections for Concentric, including in both cases certain estimated combination benefits prepared and provided to Bear Stearns by Concentric management.

      The resulting ranges of per share equity values of NEXTLINK on a pro forma basis, based on both the Concentric low case and Concentric high case projections and including estimated combination benefits, are outlined in the table below:

NEXTLINK Pro Forma Discounted Cash Flow Analysis

Based on Concentric Low Case				Based on Concentric High Case

WACC(1)	EBITDA Exit Multiple in 2009			WACC(1)	EBITDA Exit Multiple in 2009

	9.0x	10.0x	11.0x		9.0x	10.0x	11.0x

13%/15.0%	$80.17	$90.27	$98.98	13%/15.0%	$90.03	$99.38	$108.61

14%/16.0%	71.08	80.33	89.57	14%/16.0%	80.20	90.10	98.67

15%/17.0%	64.00	71.29	79.77	15%/17.0%	71.26	80.33	89.40

(1)	Represents the estimated weighted average cost of capital for NEXTLINK and Concentric, respectively.

Bear Stearns then calculated implied pro forma per share equity values to be received by Concentric’s shareholders, as well as the premium of such implied pro forma per share equity values to Concentric’s stand alone discounted cash flow per share equity values, by applying the appropriate exchange ratio pursuant to the merger agreement to each per share equity value of NEXTLINK on a pro forma basis calculated under the various scenarios as described above:

Implied Concentric Pro Forma Discounted Cash Flow Per Share Equity Value

Based on Concentric Low Case and				Based on Concentric High Case and
NEXTLINK Base Case				NEXTLINK Base Case

WACC(1)	EBITDA Exit Multiple in 2009			WACC(1)	EBITDA Exit Multiple in 2009

	9.0x	10.0x	11.0x		9.0x	10.0x	11.0x

13%/15.0%	$45.00	$45.00	$48.99	13%/15.0%	$45.00	$49.19	$53.76

14%/16.0%	45.00	45.00	45.00	14%/16.0%	45.00	45.00	48.84

15%/17.0%	41.60	45.00	45.00	15%/17.0%	45.00	45.00	45.00

(1)	Represents the estimated weighted average cost of capital for NEXTLINK and Concentric, respectively.

Premium/(Discount) Relative to Concentric’s Stand Alone Per Share Discounted Cash Flow Value

Based on Concentric Low Case and				Based on Concentric High Case and
NEXTLINK Base Case				NEXTLINK Base Case

WACC(1)	EBITDA Exit Multiple in 2009			WACC(1)	EBITDA Exit Multiple in 2009

	9.0x	10.0x	11.0x		9.0x	10.0x	11.0x

13%/15.0%	22.3%	13.1%	14.3%	13%/15.0%	(13.6%)	(12.6%)	(11.2%)

14%/16.0%	32.5	22.1	13.2	14%/16.0%	(6.5)	(13.5)	(12.6)

15%/17.0%	32.7	32.3	22.7	15%/17.0%	1.1	(6.4)	(12.9)

(1)	Represents the estimated WACC for NEXTLINK and Concentric, respectively

      Illustrative Value Creation Analysis. Bear Stearns calculated implied per share equity values to be received by Concentric’s shareholders on a pro forma basis, based on:

•	a range of trading multiples of estimated 2001 revenue with a midpoint equal to the implied blended trading multiple of NEXTLINK and Concentric and

•	a range of estimated combination benefits.

Bear Stearns then compared such values to Concentric’s closing stock price of $29.26 on January 5, 2000. Bear Stearns calculated the pro forma equity market value of NEXTLINK by subtracting total debt and preferred stock of both NEXTLINK and Concentric from the implied pro forma enterprise value and adding cash and cash equivalents and the value of unconsolidated investments. Bear Stearns then calculated the pro forma per share equity value of NEXTLINK by dividing the aggregate pro forma equity value by the number of fully diluted common shares of NEXTLINK that would be outstanding based on the exchange ratio pursuant to the merger. The implied per share equity value to be received by Concentric’s shareholders was then calculated by multiplying the pro forma per share equity value of NEXTLINK by the appropriate exchange ratio pursuant to the merger (giving effect to the collar mechanism).

      The assumed multiples of estimated 2001 revenue ranged from 6.7x to 12.3x, which range was based on:

•	NEXTLINK’s current trading multiple of estimated 2001 revenue (that is, 12.3x),

•	an implied blended multiple of combined enterprise value to combined estimated 2001 revenue (assuming an average of the low and high Concentric projection scenarios) (that is, 9.5x) and

•	an assumed low multiple of estimated 2001 revenue (that is, 6.7x). Bear Stearns analyzed the implied per share equity values to be received by Concentric’s shareholders against an assumed range of annual combination benefits of $0 to $200 million, which combination benefits were capitalized at a multiple of 20.0x. Bear Stearns noted that projected combination benefits pursuant to the transaction were estimated at approximately $16 million, $53 million, $132 million, $190 million, and $312 million in 2000, 2001, 2002, 2003, and 2004, respectively. The range of Concentric implied pro forma per share equity values based on these multiples and potential annual combination benefits are set forth in the following table:

Pro Forma Value Per Concentric Share Assuming Collar Mechanism

Assumed Annual
Combination	2001 Revenue Multiple

Benefits	6.7x	9.5x	12.3x

$0	$33.12	$45.00	$49.46

100	39.13	45.00	53.94

200	44.84	47.07	58.43

      The following table sets forth the percentage premium of the implied values in the table above to the closing price of $29.26 of Concentric common stock on January 5, 2000:

Premium to Concentric Closing Stock Price of $29.26 as of January 5, 2000

Assumed Annual
Combination	2001 Revenue Multiple

Benefits	6.7	x	9.5	x	12.3	x

$0	11.6%		51.6%		66.6%

100	31.8		51.6		81.7

200	51.0		58.6		96.8

      Bear Stearns compared the range of multiples of estimated 2001 revenues for NEXTLINK on a pro forma basis (that is, 6.7x – 12.3x) to trading multiples of selected competitive local exchange carrier companies and Internet-and data-related companies which, in Bear Stearns’ judgment, were generally comparable to the operations of NEXTLINK and Concentric. Such multiples were based on publicly available information, including estimates in published third party research reports. Such comparable companies and their respective multiples are set forth in the table below:

Comparable Trading Multiples

	Revenue Multiple — 2001E

Competitive Local Exchange Carriers:

Adelphia Business Solutions	4.3	x

Allegiance Telecom Inc.	11.0

Electric Lightwave Inc.	3.6

e.spire Communications Inc.	2.7

GST Telecommunications Inc.	3.2

ICG Communications Inc.	2.6

Intermedia Communications	3.6

McLeod USA Inc.	7.0

Time Warner Telecom	8.6

Internet/ Data Companies:

Verio, Inc.	9.6	x

PSINet, Inc.	5.4

Globix Corporation	12.4

      Bear Stearns noted that none of the comparable companies is identical to Concentric or NEXTLINK and that, accordingly, any analysis of comparable companies necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values of Concentric and NEXTLINK versus the companies to which Concentric and NEXTLINK were being compared.

Opinion of NEXTLINK’s Financial Advisor

      Merrill Lynch acted as financial advisor to NEXTLINK in connection with the merger. In its role as financial advisor to NEXTLINK, Merrill Lynch was asked by NEXTLINK to render an opinion to the NEXTLINK board as to the fairness of the exchange ratio, from a financial point of view, to NEXTLINK. On January 9, 2000, at a meeting of the NEXTLINK board held to evaluate the merger, Merrill Lynch delivered its oral opinion, subsequently confirmed in writing, to the NEXTLINK board of directors to the effect that, as of that date, and based upon the assumptions made and matters considered as set forth in its opinion, the exchange ratio was fair from a financial point of view to NEXTLINK.

      A copy of the Merrill Lynch written opinion dated January 9, 2000 with respect to the exchange ratio, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch is attached as Appendix C to this proxy statement/information statement/prospectus. We urge each holder of NEXTLINK common stock to read the Merrill Lynch opinion in its entirety. The opinion was intended for the use and benefit of the NEXTLINK board of directors, was directed only to the fairness from a financial point of view to NEXTLINK of the exchange ratio, did not address the merits of the underlying decision by NEXTLINK to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the proposed issuance of NEXTLINK common stock or any related matter. The exchange ratio was determined on the basis of negotiations between NEXTLINK and Concentric and was approved by the NEXTLINK board of directors. The summary of the Merrill Lynch opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion attached as Appendix C.

      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed publicly available business and financial information relating to Concentric and NEXTLINK that Merrill Lynch deemed to be relevant;

•	reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Concentric and NEXTLINK furnished to Merrill Lynch by Concentric and NEXTLINK, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger or the alternative merger (the “Expected Synergies”) furnished to Merrill Lynch by NEXTLINK;

•	conducted discussions with members of senior management and representatives of Concentric and NEXTLINK concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the merger or the alternative merger, and the Expected Synergies;

•	reviewed the market prices and valuation multiples for Concentric common stock and NEXTLINK common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Concentric and NEXTLINK and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger and the alternative merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in discussions and negotiations among representatives of Concentric and NEXTLINK and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger and the alternative merger;

•	reviewed the merger agreement; and

•	reviewed other financial studies and analyses and took into account other matters that Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of Concentric or NEXTLINK and was not furnished with any valuation or appraisal of this type. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Concentric or NEXTLINK. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Concentric or NEXTLINK, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Concentric’s or NEXTLINK’s management as to the expected future financial performance of Concentric or NEXTLINK, as the case may be. Merrill Lynch further assumed that the merger and alternative merger would each qualify as a tax-free reorganization for U.S. federal income tax purposes.

      The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, whether contractual or otherwise, for the merger or the alternative merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger or the alternative merger.

      Pursuant to the terms of a letter agreement between NEXTLINK and Merrill Lynch dated January 1, 2000, NEXTLINK has agreed to pay Merrill Lynch financial advisory fees. NEXTLINK has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Merrill Lynch has, in the past, provided financial advisory and financing services to NEXTLINK and/or its affiliates, including Eagle River, and may continue to do so and has received, and may receive, fees for rendering of such services. In addition, in the ordinary course of Merrill Lynch’s business, Merrill Lynch may actively trade Concentric common stock and other securities of Concentric, as well as NEXTLINK common stock and other securities of NEXTLINK, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

  Financial Analysis

      The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch in connection with the opinion delivered to NEXTLINK’s board of directors on January 9, 2000 with respect to the exchange ratio.

  Concentric Valuation

      Historical Stock Price Performance Analysis. Merrill Lynch reviewed the relationship between movements of the price of Concentric’s common stock and an index comprised of the following Internet service providers for the one-year period ending January 6, 2000:

•	Earthlink Network, Inc.;

•	Mindspring Enterprises, Inc.;

•	PSINet Inc.; and

•	Verio Inc.

      Merrill Lynch also reviewed the relationship between movements of the price of Concentric’s common stock and the NASDAQ Composite Index for the one-year period ending January 6, 2000. Merrill Lynch noted that over this one-year period Concentric’s common stock outperformed this Internet service providers index, comprised of the companies listed above, and the NASDAQ Composite Index.

      The following table indicates the appreciation in the stock price performance from January 6, 1999 to January 6, 2000:

Stock Price
Appreciation

Concentric	71.2%

Internet service providers	52.2%

NASDAQ Composite Index	60.6%

      Merrill Lynch reviewed the range of the daily closing prices of Concentric’s common stock for the 52 week period ending January 6, 2000. Merrill Lynch noted that Concentric’s common stock had traded in a range from $16.50 to $52.25 during this period.

      Comparable Publicly Traded Companies Analysis. Merrill Lynch reviewed publicly available information to compare financial and operating information and multiples of firm value, calculated as equity value on a fully diluted basis plus total debt less cash and marketable securities, to 2000 estimated revenues as reported in publicly available financial analysts’ reports for a group of publicly traded companies that Merrill Lynch deemed to be comparable to Concentric. Because certain of the companies reviewed had different product mixes or were at different stages of development than Concentric, their trading multiples were less relevant. Merrill Lynch determined the relevant range of the comparable public company multiples was 5.5x to 8.5x with Concentric at 5.6x. The companies reviewed in this analysis included the following:

•	PSINet Inc.

•	Verio Inc.

•	Exodus Communications, Inc.

•	Digex, Inc.

      Comparable Transaction Analysis. Merrill Lynch reviewed publicly available information to compare the merger with business combinations in the communications industry that Merrill Lynch deemed relevant. Merrill Lynch compared the transaction value of each of these transactions, which was calculated as the equity offer value on a fully diluted basis plus total debt less cash and marketable securities, to the revenues of the acquired company in the calendar year of the transaction and the calendar year following the transaction. Merrill Lynch determined the relevant range of these comparable transaction multiples to be 5.6x to 10.9x compared to the NEXTLINK transaction with Concentric of 9.1x for the calendar year of the transactions, with transaction multiples of 1.3x to 6.6x compared to 5.2x for the NEXTLINK transaction with Concentric for the calendar year following the transactions. The transactions reviewed in this analysis included the following:

•	Global Telesystems Group, Inc./ Ebone A/S;

•	Mindspring Enterprises, Inc./ Earthlink Network, Inc.;

•	Verio Inc./ TabNet;

•	Sprint Corporation/ Earthlink Network, Inc.;

•	NTT/ Verio Inc.;

•	America Online, Inc./ Netscape Communications Corporation;

•	MFS Communications Inc./ UUNet Technologies, Inc.; and

•	McLeodUSA, Inc./ Splitrock Services, Inc.

      Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flow of Concentric (defined as unlevered after-tax earnings plus amortization and depreciation less capital expenditures and net changes in working capital), using financial projections of Concentric as prepared by NEXTLINK. Merrill Lynch calculated a range of present values for Concentric based upon the discounted present value of the sum of the projected stream of after-tax unlevered free cash flows of Concentric and the projected terminal value of Concentric based upon a range of multiples of Concentric’s projected 2004 EBITDA. Applying discount rates ranging from 14.0% to 16.0% and 2004 terminal value EBITDA multiples of 14.0x to 16.0x, Merrill Lynch calculated implied equity values per share of Concentric common stock ranging from $51.00 to $58.00, giving effect to expected synergies from the merger, compared to the offer price of $45.00.

      Analysts’ Price Targets. Merrill Lynch considered and reviewed research analysts’ price targets for Concentric common stock prior to the announcement of the merger, which indicated a selected range of 12-month price targets for Concentric common stock of approximately $32.00 to $60.00 per share.

  NEXTLINK Financial Analysis

      Historical Stock Price Performance. Merrill Lynch reviewed the relationship between movements of the price of NEXTLINK’s common stock and two indices comprised of the following fiber-based and wireless competitive local exchange carrier companies for the one-year period ending January 6, 2000:

Fiber-based competitive local exchange providers:

•	Allegiance Telecom Inc.;

•	ICG Communications Inc.;

•	Intermedia Communications Inc.;

•	McLeodUSA Inc.; and

•	Time Warner Telecom Inc.

Wireless competitive local exchange providers:

•	Teligent, Inc.; and

•	Winstar Communications, Inc.

      Merrill Lynch also reviewed the relationship between movements of the price of NEXTLINK’s common stock and the NASDAQ Composite Index for the one-year period ending January 6, 2000. Merrill Lynch noted that over this one-year period NEXTLINK’s common stock outperformed the fiber-based and wireless competitive local exchange carriers comprised of the companies listed above and the NASDAQ Composite Index.

      The following table indicates the appreciation in the stock price performance from January 6, 1999 to January 6, 2000:

Stock Price
Appreciation

NEXTLINK	409.5%

Fiber-based competitive local exchange providers	209.8%

Wireless competitive local exchange providers	73.2%

NASDAQ Composite Index	60.6%

      Merrill Lynch reviewed the range of the daily closing prices of NEXTLINK’s common stock for the 52 week period ending January 6, 2000. Merrill Lynch noted that NEXTLINK’s common stock had traded in a range from $14.50 to $91.38 during this period.

      Comparable Publicly Traded Companies Analysis. Merrill Lynch reviewed publicly available information to compare financial and operating information and multiples of firm value, which was calculated as the equity offer value on a fully diluted basis plus total debt less cash and marketable securities, to 2000 and 2001 estimated revenues for a group of publicly traded companies that Merrill Lynch deemed to be comparable to NEXTLINK. Merrill Lynch determined the relevant range of the comparable public company multiples was 8.5x to 25.1x with NEXTLINK at 28.8x for 2000 and 6.0x to 11.2x with NEXTLINK at 15.4x for 2001. The companies reviewed in this analysis included the following:

•	Allegiance Telecom Inc.;

•	McLeodUSA Inc.;

•	Teligent, Inc.;

•	Time Warner Telecom Inc.; and

•	Winstar Communications, Inc.

      Analysts’ Price Targets. Merrill Lynch considered and reviewed research analysts’ price targets for NEXTLINK common stock prior to the announcement of the merger, which indicated a selected range of 12-month price targets for NEXTLINK common stock of approximately $62.50 to $102.00 per share.

  Pro Forma Combination Analysis

      Historical Exchange Ratios. Merrill Lynch reviewed the relationship between the price of Concentric’s common stock and NEXTLINK’s common stock for the one-year period ending January 6, 2000. The range of exchange ratios for this period ranged from 0.304x to 1.648x compared to the exchange ratio range of between 0.495x and 0.650x.

      The following table illustrates the various average exchange ratios for the period from January 6, 1999 to January 6, 2000:

	Average

At 1/6/00	0.382	x

30 Day	0.420	x

60 Day	0.454	x

90 Day	0.431	x

Maximum	1.648	x

Minimum	0.304	x

Mean	0.760	x

      Pro Forma Stock Ownership Analysis. Merrill Lynch reviewed the exchange ratio and the number of shares of NEXTLINK common stock to be issued to holders of Concentric common stock based upon the offer value of $45.00. This analysis indicated that current shareholders of Concentric would own between approximately 16% and 20% of NEXTLINK’s common stock for the exchange ratio range of 0.495x to 0.650x, respectively, after the merger.

      Discounted Cash Flow Value Accretion/(Dilution) Analysis. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows for NEXTLINK and Concentric on a combined basis giving effect to the expected synergies using financial information provided by NEXTLINK. Based on the midpoint of the discounted cash flow per share for NEXTLINK as a stand alone entity compared to the midpoint of the combined discounted cash flows of NEXTLINK and Concentric on a combined basis giving effect to the expected synergies, per share, the transaction would be approximately 2.0% accretive to NEXTLINK shareholders, or provide an approximate incremental $1.20 in intrinsic value per share.

      The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. The matters considered by Merrill Lynch in its analysis were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond NEXTLINK’s and Merrill Lynch’s control and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch’s analysis are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and the estimates are inherently subject to uncertainty.

      No company utilized as a comparison in the analyses described above is identical to Concentric or NEXTLINK. Also, no transaction utilized in the analyses described above is identical to the merger of Concentric and NEXTLINK. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of comparable transactions and publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

      The NEXTLINK board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with NEXTLINK and its business. The NEXTLINK board of directors did not impose any limitations on the investigation made or the procedures followed by Merrill Lynch in rendering its opinion. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes.

Recommendation of Concentric’s Board of Directors

      Concentric’s board of directors believes that the merger is fair to and in the best interests of Concentric and its stockholders and recommends to its stockholders that they vote “FOR” the proposal to adopt the merger agreement and approve the merger.

      In considering the recommendation of Concentric’s board of directors with respect to the merger agreement and merger, you should be aware that certain directors and executive officers of Concentric have certain interests that are different from, or addition to, the interests of Concentric stockholders generally. Please see “The Merger — Interests of Certain Insiders of Concentric in the Merger.”

Recommendation of NEXTLINK’s Board of Directors

      NEXTLINK’s board of directors believes that the merger is fair to and in the best interests of NEXTLINK and its stockholders.

Interests of Insiders of Concentric in the Merger

      The terms of the merger agreement and agreements it contemplates give a number of Concentric, executive officers and key employees substantial interests in the merger that are different from, or in addition to, the interests of Concentric stockholders, including stock option grants at market exercise prices, shares of restricted stock and cash retention bonuses. The board of directors of Concentric was aware of these interests at the time it adopted the merger agreement and approved the merger. The names and titles of the individuals who are executive officers of Concentric and are known to have these additional interests are described below.

      Additionally, under the terms of the merger agreement, the combined company has agreed to provide to the entire Concentric employee base, certain performance incentives, including stock options, restricted shares and a cash bonus.

      The new stock options will be granted at the consummation of the merger and will vest and become exercisable in installments over the four year period immediately following the merger. Twenty percent of the restricted stock will be fully vested as of the consummation of the merger and the vesting of the remaining seventy percent will be subject to the achievement of certain performance objectives during the two years immediately following the merger. Similarly, twenty percent of the cash retention bonuses will be paid upon consummation of the merger and the remaining seventy percent will be subject to the achievement of certain performance objectives during the two years immediately following the merger.

      Solely with respect to the cash retention bonuses paid and the restricted stock vested at the time of the consummation of the merger, NEXTLINK has agreed to pay an additional gross-up amount to certain Concentric executives who become subject to the excise tax provisions of Section 280G of the Code, to put them in the same position with respect to such cash retention bonuses and restricted stock as they would have been in had no excise tax applied to those cash bonus or restricted stock payments. Henry R. Nothhaft will receive a gross-up amount with respect to 100% of any cash retention bonus paid or restricted stock that becomes vested during the two year period immediately following the merger to the extent that any such amount becomes subject to any excise tax under Section 280G.

      In addition to the cash bonus to be offered to the entire Concentric employee base and stock options and restricted stock to certain employees, the combined company has agreed to offer two-year employment agreements with certain senior management and key personnel of Concentric. The employment agreements will provide full acceleration of restricted stock, cash bonus and new and assumed options if such employee is terminated, other than for “cause” or “involuntary termination”, within 24 months of the merger. Furthermore, certain senior management and key personnel, will be eligible to participate in the combined company management bonus plan, as if they commenced employment with the combined company starting January 1, 2000.

      Stock Ownership and Voting. As of the record date, directors and officers of Concentric beneficially owned        shares of Concentric common stock, or approximately        % of the outstanding shares of Concentric common stock.

      Stock Options. Executive officers of Concentric who hold options to purchase Concentric common stock will have their options assumed by NM Acquisition Corp. and converted to options to acquire class A common stock of NM Acquisition Corp. These options will continue to vest if these officers continue to be employed by the combined company.

      In January 2000, the Concentric board of directors approved a resolution to accelerate all of the outstanding options held by Randy Katz and Peter C. Waal, its two outside directors, effective and contingent upon the consummation of the merger. Randy Katz and Peter C. Waal each hold unvested options to purchase 45,000 shares of common stock of Concentric.

      Severance Agreements. Certain executive employees of Concentric have entered into severance agreements with Concentric. These severance agreements grant certain benefits if such employee is terminated within 18 months following a merger. Under the terms of these agreements, if such executive is terminated, the executive will receive, for a period of 24 months, certain benefits, including severance pay equal to such employee’s current compensation, medical benefits and continuing vesting of options held. The executive employees of Concentric who have entered into these severance agreements include: Henry R. Nothhaft, Chairman, President, Chief Executive Officer and Director; Michael F. Anthofer, Senior Vice President and Chief Financial Officer; Mark W. Fisher, Senior Vice President of Corporate Marketing, General Manager, Network Services Division; Leslie R. Hamilton, Senior Vice President of Network Engineering and Operations; William C. Etheredge, Senior Vice President of Sales; and Eileen A. Curtis, Senior Vice President of Customer Relations.

The Merger Structure

      At the closing of the merger, each of NEXTLINK and Concentric will merge with and into NM Acquisition Corp. at which time the separate corporate existence of NEXTLINK and Concentric will cease. The merger of NEXTLINK will immediately precede the merger of Concentric. NM Acquisition Corp. will change its name to NEXTLINK Communications, Inc. following the consummation of the merger. The merger agreement also provides that, immediately prior to the effective time of the merger, NM Acquisition Corp. will acquire indirect ownership of the 50% of INTERNEXT that NEXTLINK does not already own from Eagle River or its controlling affiliate through the LHP share exchange.

Effective Time of the Merger

      The mergers of each of NEXTLINK and Concentric into NM Acquisition Corp. will become effective upon the filing of separate certificates of merger with the Secretary of State of Delaware. The merger agreement provides that the closing of the merger will occur at which time the certificates of merger are to be filed, on a date to be specified by Concentric and NEXTLINK but not later than the fifth business day after:

•	the Concentric stockholders have approved the merger agreement and the merger;

•	all required regulatory approvals and actions have been obtained or taken;

•	the registration statement, of which this document is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order with respect the registration statement is in effect;

•	the shares of NM Acquisition Corp. common stock to be issued in the merger have been approved for issuance on The Nasdaq National Market; and

•	all other conditions to the consummation of the merger have been satisfied or waived (see “The Merger Agreement — Conditions to the Merger”).

      We are working towards completing the merger as soon as possible. We hope to complete the merger in the second quarter of 2000.

Conversion of Concentric and NEXTLINK Securities

      Common Stock. As a result of the merger, each share of Concentric common stock will be converted into a number of shares of NM Acquisition Corp. class A common stock determined by application of an exchange ratio, known as a collar, which will be between 0.495 and 0.650. The actual exchange ratio will depend on the volume-weighted average price of NEXTLINK class A common stock on The Nasdaq National Market, as reported by Bloomberg, L.P., for the 20 trading day period ending on the third trading day prior to the closing of the merger. The collar corresponds to a price per share of NEXTLINK class A common stock between $69.23 and $90.91 and will affect the value of the NM Acquisition Corp. shares received by Concentric stockholders as follows:

•	if the average NEXTLINK share price is within the collar, Concentric stockholders will receive NM Acquisition Corp. class A common stock worth $45 (the value of NM Acquisition Corp. class A common stock being assumed to be equivalent to the value of NEXTLINK class A common stock) for each share of Concentric common stock converted in the merger;

•	if the average NEXTLINK share price is less than $69.23 per share, Concentric stockholders will receive NM Acquisition Corp. class A common stock, worth less than $45 for each share of Concentric common stock converted in the merger; and

•	if the average NEXTLINK share price is more than $90.91 per share, Concentric stockholders will receive NM Acquisition Corp. class A common stock worth more than $45 for each share of Concentric common stock converted in the merger.

      Each issued and outstanding share of NEXTLINK class A common stock and class B common stock will, by operation of the merger, automatically be converted on a one-for-one basis into shares of NM Acquisition Corp. class A common stock and class B common stock, respectively. Accordingly, class A common stock of NM Acquisition Corp. will be the economic equivalent of NEXTLINK class A common stock and is expected to be valued based on the market value of NEXTLINK class A common stock.

      Preferred Stock. Each issued and outstanding share of NEXTLINK and Concentric preferred stock will, by operation of the merger, be converted into shares of NM Acquisition Corp. preferred stock with identical substantive provisions, except for the relative ranking of the series of preferred stock and certain changes which the holders of Concentric senior notes and series B preferred stock have consented to.

      Options. Upon the merger, all options to purchase Concentric common stock then outstanding under Concentric’s stock option plans, compensation plans and arrangements and held by existing employees of Concentric, whether or not exercisable or vested, will to be assumed by NM Acquisition Corp. and automatically be converted into options to acquire NM Acquisition Corp. class A common stock, with the number of shares issuable upon exercise and the exercise price adjusted as follows:

•	each Concentric common stock option outstanding immediately prior to the effective time will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Concentric stock option, the same number of shares of NM Acquisition Corp. class A common stock as the holder of the Concentric stock option would have been entitled to receive in the merger if the option had been exercised in full prior to the effective time; and

•	the per share exercise price of the NM Acquisition Corp. stock option received on conversion of a Concentric stock option will be the aggregate exercise price for the shares of Concentric common stock issuable under the Concentric stock option divided by the aggregate number of shares of NM Acquisition Corp. class A common stock deemed issuable under the NM Acquisition Corp. stock option.

      Upon consummation of the merger, each outstanding option to purchase NEXTLINK class A common stock granted under any NEXTLINK stock option or compensation plans or arrangements, whether or not exercisable or vested, will be deemed to constitute an option to acquire the same number of shares of NM Acquisition Corp. class A common stock, subject to the same terms and conditions, as were acquirable upon exercise of the NEXTLINK option at the effective time.

      On or before the next business day following the effective times of the mergers, NM Acquisition Corp. will file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of NM Acquisition Corp. class A common stock subject to the assumed Concentric and NEXTLINK options.

      Warrants. At the effective time, outstanding warrants to purchase Concentric common stock and NEXTLINK class A common stock then outstanding will become exercisable for NM Acquisition Corp. common stock in accordance with their terms.

Certificate of Incorporation and Bylaws of NM Acquisition Corp. After the Merger

      Upon the filing of the certificate of merger relating to the merger of NEXTLINK with and into NM Acquisition Corp., the certificate of incorporation of NM Acquisition Corp. will be amended as follows:

•	to change the name of NM Acquisition Corp. to NEXTLINK Communications, Inc.;

•	to contain the substantive provisions of NEXTLINK’s certificate of incorporation in effect immediately prior to the effective time of the merger of NEXTLINK and NM Acquisition Corp., other than the provisions relating to authorized common and preferred stock;

•	to contain the substantive provisions of NEXTLINK’s certificate of incorporation in effect immediately prior to the effective time and relating to the authorized shares of common stock; and

•	to contain the substantive provisions of NEXTLINK’s certificate of incorporation in effect immediately prior to the effective time and relating to the designation of series of preferred stock, with certain changes to the names and relative rankings of those series.

      Upon the filing of the certificate of merger relating to the merger of Concentric with and into NM Acquisition Corp., the certificate of incorporation of NM Acquisition Corp. will be further amended to provide for the designation of series of preferred stock issuable upon conversion of Concentric preferred stock in the merger, with modifications thereto contemplated by the merger agreement or approved by the holders of these shares, as applicable.

      The bylaws of NEXTLINK in effect at the effective time of the merger of NEXTLINK and NM Acquisition Corp. will be the bylaws of the combined company until amended in accordance with applicable law.

Appraisal Rights

      Under Delaware law, holders of neither Concentric common stock nor NEXTLINK class A common stock are entitled to appraisal rights in connection with the merger. Holders of NEXTLINK class B common stock (which is not publicly traded) who comply with the provisions of Section 262 of the Delaware General Corporation Law are entitled to appraisal rights in the merger.

      If the merger is completed, holders of record of NEXTLINK class B common stock who object to the terms of the merger may seek an appraisal under Section 262 of the Delaware General Corporation Law for the judicially determined fair value of their shares. As this is not a complete description, a copy of Section 262 is attached to this document as Appendix D. Holders of NEXTLINK class B common stock should review Section 262 carefully. If you fail to take any action required by Section 262, you will terminate or waive your rights to appraisal under Section 262.

      Holders of NEXTLINK class B common stock will receive a notice relating to their appraisal rights as follows:

•	before the effective time, NEXTLINK will notify each holder of NEXTLINK class B common stock that the merger has been approved and that appraisal rights are available for any or all shares of NEXTLINK class B common stock (other than those held by Eagle River); or

•	within ten days after the effective time, NM Acquisition Corp. will notify each holder of NEXTLINK class B common stock (other than Eagle River) of the effective time of the merger.

      Holders of NEXTLINK class B common stock who elect to exercise appraisal rights must:

•	deliver a written demand for appraisal to NEXTLINK within 20 days after the date of mailing of the notice; and

•	not vote for or consent in writing to the approval of the merger agreement and the merger.

      Holders of NEXTLINK class B common stock must deliver their demand to NEXTLINK Communications, Inc. at 1505 Farm Credit Drive McLean, VA 22103, Attention: Gary D. Begeman, Senior Vice President and General Counsel. The demand will be sufficient if it reasonably informs NEXTLINK or NM Acquisition Corp., as the case may be, of the identity of the stockholder and that the stockholder intends to demand the appraisal of such stockholder’s NEXTLINK class B common stock.

      Only holders of record of NEXTLINK class B common stock will be entitled to demand appraisal rights for NEXTLINK class B common stock registered in their name. The demand must be executed by or for the holder of record, fully and correctly, as such person’s name appears on his or her NEXTLINK class B common stock certificates. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the holder of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such person.

      If a holder of record, such as a broker, holds NEXTLINK class B common stock as nominee for beneficial owners, the holder may exercise his or her right of appraisal with respect to NEXTLINK class B common stock held for all or less than all of such beneficial owners. In this case, the written demand should state the number of shares of NEXTLINK class B common stock covered by the demand. If no number of shares of NEXTLINK class B common stock is expressly mentioned, we will presume it covers all shares of NEXTLINK class B common stock outstanding in the name of the holder of record.

      Within 10 days after the effective time, we will send notice of the effectiveness of the merger to each person who satisfied the above conditions prior to the effective time.

      Within 120 days after the effective time, NEXTLINK or any NEXTLINK class B common stockholder who has satisfied the above conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the NEXTLINK class B common stock. If you are seeking to exercise your appraisal rights, you should not assume that we will file a petition to appraise the value of your NEXTLINK class B common stock or that we will initiate any negotiations with respect to the fair value of your

NEXTLINK class B common stock. Accordingly, you should initiate all necessary action if you wish to perfect your appraisal rights within the time periods specified in Section 262.

      Within 120 days after the effective time, if you have complied with the requirements for exercise of appraisal rights, as discussed above, you will be entitled, upon written request, to receive a statement from us setting forth:

•	the aggregate number of shares of NEXTLINK class B common stock not voted in favor of the merger and with respect to which demands for appraisal have been made; and

•	the aggregate number of holders of such NEXTLINK class B common stock.

      We must mail this statement within 10 days after we receive your written request to do so. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the value of the NEXTLINK class B common stock owned by those stockholders. The court will determine fair value exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the NEXTLINK class B common stock of the stockholders entitled to appraisal. Any judicial determination of the fair value of NEXTLINK class B common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of NEXTLINK class B common stock, including asset values, the investment value and voting rights of the NEXTLINK class B common stock and any other valuation considerations generally accepted in the investment community. This judicial determination of value could be more than, less than or the same as the consideration paid under the merger agreement. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorney’s fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all NEXTLINK class B common stock entitled to appraisal.

      If you demand an appraisal in compliance with Section 262, you will not, after the effective time, be entitled to vote the shares subject to this demand for any purpose. You will also not have the right to dividends or other distributions on that NEXTLINK class B common stock, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

      You will lose your right to appraisal if you do not file a petition within 120 days after the effective time, or if you deliver a written withdrawal of your demand for an appraisal and an acceptance of the merger to NEXTLINK. Any attempt to withdraw made more than 60 days after the effective time will require our written approval.

      You will be entitled to receive the consideration you would have been paid under the merger agreement if:

•	you do not perfect your appraisal rights; or

•	you withdraw your demand for appraisal rights.

      If you correctly follow the procedures described above and perfect your right of appraisal after instituting a timely appraisal, your appraisal proceeding cannot be dismissed without the approval of the Delaware court.

Material Federal Income Tax Consequences of the Merger

      The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to Concentric stockholders and NEXTLINK stockholders exchanging their Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, for NM Acquisition Corp. class A or class B common stock, as the case may be. The discussion does not address all aspects of federal income taxation that may apply to Concentric stockholders or NEXTLINK stockholders in light of their particular circumstances and who may be subject to special rules, including dealers in securities, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Concentric common stock or NEXTLINK class A common stock, as the case may be, pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following discussion does not address the tax consequences of the merger under applicable state, local or foreign tax laws. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, in anticipation of the merger. Accordingly, Concentric stockholders and NEXTLINK stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

      The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to NEXTLINK, Concentric, NM Acquisition Corp., and/or the respective stockholders of NEXTLINK and Concentric.

      The merger is intended to qualify as a reorganization under section 368(a) of the Code. Assuming the merger does qualify as a reorganization, and assuming that the NM Acquisition Corp. class A or class B common stock received by each Concentric stockholder or NEXTLINK stockholder, as the case may be, is held as a capital asset within the meaning of Section 1221 of the Code, the following tax consequences should result (subject to the limitations and qualifications referred to herein):

•	none of NM Acquisition Corp., Concentric or NEXTLINK will recognize any gain or loss solely as a result of the merger;

•	a holder of Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, who exchanges shares of Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, for shares of NM Acquisition Corp. class A or class B common stock pursuant to the merger will not recognize any gain or loss upon such exchange, except that (as noted in the last bullet point below) gain or loss may be recognized with respect to cash received in lieu of a fractional share of NM Acquisition Corp. class A common stock;

•	the aggregate adjusted tax basis of the NM Acquisition Corp. class A or class B common stock received by a Concentric stockholder or NEXTLINK stockholder, as the case may be, will be equal to the aggregate adjusted tax basis of the shares of Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, surrendered in exchange therefor (reduced by any basis allocable to fractional shares for which cash is received);

•	the holding period of the shares of NM Acquisition Corp. class A and class B common stock received by each Concentric stockholder or NEXTLINK stockholder, as the case may be, will include the holding period of the shares of Concentric common stock or NEXTLINK class A or class B common stock, as the case may be, exchanged therefor; and

•	a holder of shares of Concentric common stock who receives cash in the merger in lieu of a fractional share of NM Acquisition Corp. class A common stock will be treated as if such holder actually received such fractional share which was subsequently redeemed by NM Acquisition Corp. The recipient should recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder’s adjusted tax basis allocable to the fractional share.

      Completion of the merger is conditioned on the receipt by Concentric of an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, Concentric’s tax counsel, and the receipt by NEXTLINK of an opinion from Willkie Farr & Gallagher, NEXTLINK’s tax counsel, stating that the merger will be treated for federal income tax purposes as reorganization within the meaning of Section 368(a) of the Code, and that each of NEXTLINK, Concentric and NM Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based upon the existing law, the truth and accuracy of certain representations of NEXTLINK, Concentric and NM Acquisition Corp., and will be subject to certain assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. The tax opinions neither bind nor preclude the Internal Revenue Service or the courts from adopting a contrary position, and it is possible that the Internal Revenue Service may assert successfully a contrary position in litigation or other proceedings. Neither Concentric nor NEXTLINK intend to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

      The foregoing discussion of material federal income tax consequences is for general information purposes only. Because of the complexity of the tax laws, and because the tax consequences of any particular stockholder may be affected by matters not discussed herein, each Concentric stockholder and NEXTLINK stockholder, as the case may be, is urged to consult his or her own tax adviser with respect to his or her own particular circumstances and with respect to the specific tax consequences of the merger to him or her, including the applicability and effect of state, local and foreign tax laws, estate tax laws and proposed changes in applicable tax laws.

Restrictions on Resale of NM Acquisition Corp. Common Stock

      The shares of NM Acquisition Corp. common stock issuable to Concentric and NEXTLINK stockholders have been registered under the Securities Act. Such shares may be traded freely without restriction by those stockholders who are not deemed to be “affiliates” of Concentric, as that term is defined in the rules under the Securities Act.

      Shares of NM Acquisition Corp. common stock received by those stockholders of Concentric who are deemed to be “affiliates” of Concentric may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. NEXTLINK has obtained agreements by each stockholder of Concentric who is an “affiliate” of Concentric to this effect.

Accounting Treatment

      The merger will be accounted for as a “purchase” for accounting and financial reporting purposes. For purposes of preparing the combined company’s consolidated financial statements, NEXTLINK will establish a new accounting basis for Concentric’s assets and liabilities based upon their fair values and NEXTLINK’s purchase price, including the direct costs of the acquisition. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of Concentric has not yet been made. After the merger, NEXTLINK will undertake a study to determine the fair value of Concentric’s assets and liabilities and will make appropriate purchase accounting adjustments upon completion of the study. For financial reporting purposes, NEXTLINK will consolidate the results of Concentric’s operations with those of NEXTLINK’s operations, beginning with the closing of the merger, but NEXTLINK’s financial statements for prior periods will not be restated as a result of the merger.

      NM Acquisition Corp.’s indirect acquisition through the LHP share exchange of the 50% interest in INTERNEXT, L.L.C. that NEXTLINK does not already own will be recorded by NM Acquisition Corp. at Eagle River’s historical cost, since the entities involved are under common control.

Stock Exchange Listing of NM Acquisition Corp. Class A Common Stock

      It is a condition to the obligations of Concentric and NEXTLINK to consummate the merger that the shares of NM Acquisition Corp. class A common stock to be issued in the merger be approved for listing on The Nasdaq National Market. NM Acquisition Corp. will file an additional listing application with The Nasdaq Stock Market covering such shares, and we expect the application to be approved at or before the close of the merger.

Delisting and Deregistration of Concentric Common Stock After the Merger

      If the merger is completed, Concentric common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

      The following is only a summary of the material provisions of the merger agreement not already described above and we urge you to read the merger agreement in its entirety.

Representations and Warranties

      Concentric made a number of representations in the merger agreement relating to, among other things:

•	its organization and similar corporate matters and the organization and similar corporate matters regarding its subsidiaries;

•	its capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law;

•	documents filed with the Securities and Exchange Commission and the accuracy of the information contained therein;

•	absence of certain specified material adverse changes, material litigation or material undisclosed liabilities;

•	tax, labor and employee benefit matters;

•	certain intellectual property matters;

•	compliance with applicable laws including environmental laws;

•	the accuracy of information supplied by Concentric in connection with the preparation of this proxy statement/information statement/prospectus and the related registration statement,

•	the receipt of a fairness opinion from Bear Stearns;

•	the absence of undisclosed litigation;

•	the existence of material contracts.

•	the exemption of the merger and the merger agreement from the restrictions of Section 203 of the Delaware General Corporation Law; and

•	the taking of all necessary action to render the Concentric preferred shares rights agreement inapplicable to the merger.

      Under the merger agreement, NEXTLINK made a number of representations relating to, among other things:

•	its organization and similar corporate matters and the organization and similar corporate matters regarding its subsidiaries;

•	its capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law;

•	documents filed with the Securities and Exchange Commission and the accuracy of the information contained therein;

•	absence of certain specified material adverse changes, material litigation or material undisclosed liabilities;

•	tax matters;

•	certain intellectual property matters;

•	compliance with applicable laws including environmental laws;

•	the accuracy of information supplied by NEXTLINK in connection with the preparation of this proxy statement/ information statement/ prospectus and the related registration statement;

•	the receipt of a fairness opinion from Merrill Lynch;

•	the absence of undisclosed litigation; and

•	the existence of material contracts.

      Each of Concentric and NEXTLINK has agreed promptly to notify the other of any event likely to result in the failure of a representation or warranty to be true in any material respect or the material breach of a covenant under the merger agreement.

Conduct of Concentric Business Pending the Merger

      Pursuant to the merger agreement, Concentric has agreed that, except as expressly contemplated by the merger agreement or as agreed by NEXTLINK, until the consummation of the merger or the termination of the merger agreement, Concentric will, and will cause its subsidiaries to, among other things:

•	conduct their business in the ordinary course;

•	pay debts and taxes when due; and

•	use reasonable efforts consistent with past practice to preserve intact their present business, keep available the services of their officers and key employees and maintain in effect all material licenses and authorizations.

      Specifically, neither Concentric nor any of its subsidiaries will, except as disclosed in the Concentric disclosure schedule to the merger agreement or as consented to by NEXTLINK in writing:

•	amend its certificate of incorporation or bylaws;

•	amend any material term of any outstanding securities;

•	split, combine or reclassify any shares of capital stock;

•	declare, set aside or pay any dividend or distribution, except for regular dividends on outstanding preferred stock or dividends paid by a subsidiary wholly owned by Concentric;

•	issue, deliver or sell shares of capital stock or convertible securities, except for issuance pursuant to the exercise or conversion of outstanding options or convertible securities and the granting of options specified in the Concentric disclosure schedule to the merger agreement;

•	incur capital expenditures exceeding $45 million;

•	acquire any assets other than pursuant to agreements in effect as of the date of the merger agreement, assets used in the ordinary course of business consistent with past practice and assets with a fair market value exceeding $5 million in individual transactions or $25 million in the aggregate;

•	sell, lease, license, encumber or transfer any domestic assets with a fair market value exceeding $5 million in any one transaction or series of related transactions or $25 million in the aggregate, except pursuant to agreements in effect as of the date of the merger agreement;

•	incur, assume or guarantee any indebtedness other than as expressly contemplated in the Concentric disclosure schedule to the merger agreement or as otherwise agreed with NEXTLINK;

•	make any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in its wholly owned subsidiaries of Concentric, except for advances to Internet Technology Group plc not to exceed $12 million in the aggregate;

•	engage in or enter into any transaction or commitment, enter into any contract or agreement, or relinquish or amend in any respect any contract or other right outside of the ordinary course of Concentric’s business consistent with past practice (except as otherwise specifically permitted by the merger agreement);

•	enter into any agreement or arrangement that materially limits or otherwise materially restricts Concentric or any of its subsidiaries or any of their respective affiliates or successors or that would, after the effective time, materially limit or restrict NEXTLINK, any of its subsidiaries, the combined company or any of their affiliates, from engaging in any line of business;

•	enter into any commitment to provide or amend any existing arrangement for severance pay to any director, officer or employee or establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee, except to the extent mandated by applicable law, except as required pursuant to existing written, binding agreements listed in the Concentric disclosure schedule to the merger agreement;

•	increase the compensation, bonus or other benefits payable to any director, officer or employee or amend the terms of any outstanding option to purchase shares in Concentric common stock; other as required by any agreement in effect as of the date hereof and raises and option grants to employees (other than officers and directors) in the ordinary course;

•	change its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in U.S. generally accepted accounting principles or by law, or its fiscal year;

•	enter into or amend in any material respect any agreement of general or limited partnership, limited liability company agreement or any other agreement creating a “joint venture” (as defined in the Hart-Scott-Rodino Act) involving assets or liabilities in excess of $5 million;

•	settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim in an aggregate amount for all such matters in excess of $1,500,000, (excluding amounts for which Concentric is contractually entitled to indemnification from a third party);

•	make any material tax election or enter into any settlement or compromise of any material tax liability;

•	take any action that would make any representation or warranty of Concentric in the merger agreement inaccurate in any material respect at the effective time of the merger; or

•	agree or commit to do any of the foregoing.

Conditions Precedent to the Merger

      The respective obligations of Concentric and NEXTLINK to effect the merger are subject to the fulfillment or waiver of the following conditions at or prior to the merger:

•	approval of the merger agreement by the Concentric stockholders;

•	expiration or termination of the waiting period and any extension thereof under the Hart-Scott-Rodino Act (which waiting period has been terminated);

•	absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining or otherwise prohibiting the merger;

•	effectiveness of the registration statement and the absence of any stop order suspending the effectiveness of the registration statement; and

•	the listing on The Nasdaq National Market of the shares of NM Acquisition Corp. common stock to be issued in the merger.

      The obligations of NEXTLINK to effect the merger are also subject to the fulfillment or waiver at or prior to the merger of the following additional conditions:

•	performance in all material respects by Concentric of its obligations under the merger agreement;

•	the representations and warranties of Concentric in the merger agreement being true and correct at and as of the effective time, except for representations and warranties made as of a specific date which must be true as of that date, with only such exceptions, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on Concentric and its subsidiaries taken as a whole; and

•	receipt by NEXTLINK of the opinion of Willkie Farr & Gallagher, its legal counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and that each of NEXTLINK, Concentric and NM Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

      The obligations of Concentric to effect the merger are also subject to the fulfillment or waiver at or prior to the merger of the following additional conditions:

•	performance in all material respects by NEXTLINK of its obligations under the merger agreement;

•	the representations and warranties of NEXTLINK in the merger agreement being true and correct at and as of the effective time, except for representations and warranties made as of a specific date which must be true as of that date, with only such exceptions, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on NEXTLINK and its subsidiaries taken as a whole; and

•	receipt by Concentric of the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its outside legal counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and that each of NEXTLINK, Concentric and NM Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

      Concentric has specifically agreed that NEXTLINK and its subsidiaries may enter into certain transactions subsequent to the signing of the merger agreement and prior to the effective time, including acquisitions, divestitures, issuances of equity interests and strategic alliances without the results of such transactions being deemed to be a breach of any representation or warranty of NEXTLINK in the merger agreement, so long as:

•	NEXTLINK obtains an opinion from a nationally recognized investment bank to the effect that, from a financial point of view, the subsequent transaction is fair to holders of NEXTLINK common stock and, if applicable, NEXTLINK, except that no such opinion is required with respect to three transactions which NEXTLINK commenced prior to the date of the merger agreement; and

•	the subsequent transaction will not cause the merger to be treated as other than a tax-free reorganization under Section 368 of the Internal Revenue Code.

Required Regulatory Approvals

      Under the merger agreement, the obligations of both Concentric and NEXTLINK to consummate the merger are subject to the expiration or termination of any waiting period (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino (HSR) Act and no action having been instituted by the Department of Justice or the Federal Trade Commission, or FTC, challenging or seeking to enjoin the consummation of the merger, which action shall not have been withdrawn or terminated.

      Transactions such as the merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Pursuant to the HSR Act, on February 10, 2000, Concentric and NEXTLINK each furnished notification of the merger and provided certain information to the Department of Justice and the FTC. Concentric and NEXTLINK received early termination of the waiting period requirements of the HSR Act on February 23, 2000. We cannot assure you that a challenge to the merger on antitrust grounds will not be made by the Department of Justice, the FTC, state attorney’s general, or a private person or entity. If such a challenge is made, Concentric and NEXTLINK may not prevail and may be required to accept certain conditions, possibly including certain divestitures in order to consummate the merger.

      NEXTLINK is required to obtain, and is in the process of obtaining, the approval of eleven state public utility service commissions to the merger of NEXTLINK with and into NM Acquisition Corp.

Limitation on Concentric Negotiations With Third Parties

      Until the merger is completed or the merger agreement terminated, Concentric has agreed not to directly or indirectly solicit other acquisition proposals. Acquisition proposals are defined in the merger agreement to include, subject to limited exceptions, a bona fide offer or proposal for:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Concentric or any of its significant subsidiaries;

•	the acquisition by a third party of 25% or more of the voting securities of Concentric or any of its significant subsidiaries; or

•	the acquisition by a third party of assets, securities or ownership interests representing 25% or more of the consolidated assets or earning power of Concentric and its subsidiaries on a consolidated basis.

      Concentric’s no-solicitation obligations prohibit Concentric from doing or causing any of its subsidiaries, agents or advisors to do any of the following:

•	take any action to solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

•	engage in any discussions with, or disclose any non-public information relating to Concentric or any of its subsidiaries to any person known by Concentric to be considering making, or who has made, an acquisition proposal, other than discussions or disclosures in the ordinary course of business and not related to an acquisition proposal;

•	afford access to the properties, books or records of Concentric or any of its subsidiaries to any person known by Concentric to be considering making, or who has made, an acquisition proposal, other than access in the ordinary course of business and not related to an acquisition proposal;

•	amend or grant any waiver or release under standstill or similar agreement with respect to any class of equity securities of Concentric;

•	approve any transaction or any person’s becoming an “interested stockholder” under Section 203 of the Delaware General Corporation Law;

•	to the fullest extent permitted by Delaware law, amend or grant any waiver or release or approve any transaction or redeem any rights under the Concentric Preferred Shares Rights Agreement; or

•	enter into any agreement with respect to an acquisition proposal.

      Until the merger is completed or the merger agreement terminated, Concentric has agreed to promptly notify NEXTLINK of any third party inquiries or requests for non-public information or access to books and records that may result in any acquisition proposals. The notice must identify the person making the acquisition proposal or request for information or access, and the terms and conditions of the acquisition proposal. Concentric must also keep NEXTLINK fully informed of the status and details of any acquisition proposal or request for information and access.

      Concentric may negotiate with, furnish non-public information to and provide a waiver or release of a standstill agreement to a third party who delivers an unsolicited acquisition proposal if the following conditions are met:

•	Concentric has complied with its no-solicitation obligations under the merger agreement;

•	the board of directors of Concentric has determined by majority vote, after consultation with outside counsel, that it must negotiate with and/or provide non-public information or a waiver or release of a standstill agreement to the third party to comply with its fiduciary duties under applicable law; and

•	the third party executes a confidentiality agreement with terms no less favorable in the aggregate to Concentric than those contained in the November 18, 1999 confidentiality agreement between Concentric and NEXTLINK.

      Concentric may withdraw, or modify in a manner adverse to NEXTLINK, its recommendation to Concentric stockholders to approve the merger agreement and the merger, under the following circumstances:

•	Concentric has complied with its no-solicitation obligations under the merger agreement;

•	a superior proposal is pending;

•	the Concentric board of directors determines, after consultation with outside counsel, that it is required to withdraw or modify its recommendation in order to satisfy its fiduciary duty under applicable law; and

•	Concentric has delivered to NEXTLINK a written notice that it intends to withdraw or modify its recommendation.

      A superior proposal is defined in the merger agreement as a bona fide, unsolicited acquisition proposal that the board of directors of Concentric determines in good faith by a majority vote, after consultation with its financial advisor, and taking into account all the terms and conditions of the acquisition proposal, is more favorable to Concentric’s stockholders than the merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of Concentric.

Termination Fees and Expenses

      Concentric has agreed to pay NEXTLINK a termination fee of $110 million upon the occurrence of any of the following events:

•	The Concentric board withdraws, modifies or refrains from recommending the merger, and NEXTLINK terminates the merger agreement;

•	Concentric breaches any of its obligations with respect to the solicitation of alternative acquisition proposals, and NEXTLINK terminates the merger agreement; or

•	Concentric stockholders fail to approve the merger during the pendency of a third party acquisition proposal, NEXTLINK terminates the merger agreement, and within one year an alternative acquisition agreement is signed or an alternative acquisition tender offer is commenced.

      Otherwise, Concentric and NEXTLINK will generally pay their own fees and expenses in connection with the merger, whether or not the merger is completed.

Termination of the Merger Agreement

      The merger agreement may be terminated by either Concentric of NEXTLINK following circumstances by mutual consent and if:

•	the merger is not completed on or before August 31, 2000, unless caused by the breach of any provision of the merger agreement by the party seeking to terminate the merger agreement;

•	any law or regulation makes consummation of the merger illegal or otherwise prohibited;

•	any court or other governmental authority of competent jurisdiction shall have taken any action having the effect or permanently enjoining the consummation of the merger; or

•	the required approval of the stockholders of Concentric is not obtained at the Concentric stockholders special meeting or any adjournment or postponement thereof.

      Additionally, NEXTLINK may terminate the merger agreement if:

•	the board of directors of Concentric has failed to recommend or has withdrawn, or modified in a manner adverse to NEXTLINK, its approval or recommendation of the merger agreement and the merger, of has materially breached its obligation to call the Concentric special stockholders meeting;

•	Concentric has willfully and materially breached any of its obligations under the merger agreement with respect to solicitation of alternative acquisition proposals or the approval of a superior acquisition proposal; or

•	Concentric has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach would constitute a failure of a condition to closing the merger and which cannot be cured prior to August 31, 2000 in order to render the condition to closing satisfied.

      Additionally, Concentric may terminate the merger agreement if:

•	Eagle River has materially breached its voting agreement;

•	NEXTLINK has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach would constitute a failure of a condition to closing the merger and which cannot be cured prior to August 31, 2000 in order to render the condition to closing satisfied; or

•	its board of directors authorizes Concentric to enter into a binding written agreement concerning a transaction which constitutes a superior proposal, notifies NEXTLINK in writing of such agreement, NEXTLINK fails to make a matching offer deemed by the Concentric board to be at least a favorable to Concentric as the superior proposal, Concentric pays to NEXTLINK a breakup fee in the amount of $110 million plus any other fees owed to NEXTLINK under the merger agreement, and Concentric has complied with its no-solicitation obligations in the merger agreement.

      Concentric cannot terminate the merger agreement solely because the price of NEXTLINK common stock declines.

Concentric Voting Agreements

      To induce NEXTLINK to enter into the merger agreement, ten Concentric officers and directors entered into voting agreements with NEXTLINK with respect to shares of Concentric common stock they beneficially own. The voting agreements require these Concentric stockholders to vote all their shares in favor of the merger and the adoption of the merger agreement and against approval of any proposal opposing or competing against the merger. These Concentric stockholders also granted an irrevocable proxy in favor of NEXTLINK to vote each of the Concentric stockholders’ shares in favor of the merger and the merger agreement. These Concentric stockholders were not paid additional consideration in connection with the voting agreements or irrevocable proxies.

      On the record date, directors and executive officers of Concentric and their affiliates owned approximately   percent of the issued and outstanding shares of Concentric common stock. The Concentric stockholders who An aggregate of 1,925,842 shares of Concentric common stock, including shares issuable upon exercise of options, representing approximately      % of Concentric’s common stock as of the record date, are subject to the terms of the voting agreements.

Eagle River Voting Agreement

      To induce Concentric to enter into the merger agreement, Eagle River agreed to vote all of its shares of NEXTLINK common stock in favor of the merger and the adoption of the merger agreement and against approval of any proposal opposing or competing against the merger. On April   , 2000 Eagle River executed a written consent in lieu of a stockholders meeting pursuant to which it approved the merger and the merger agreement. Eagle River owns shares of NEXTLINK class A common stock and class B common stock representing more than 50% of the total voting power of all outstanding NEXTLINK common stock. Under Delaware law and the terms of NEXTLINK’s certificate of incorporation and bylaws, Eagle River’s approval is sufficient to approve the merger and the merger agreement. Eagle River was not paid additional consideration in connection with the voting agreement.

Consent Solicitation

      On March 8, 2000 NEXTLINK and Concentric commenced a solicitation of consents from holders of Concentric’s 12 3/4% senior notes due 2007 and 13 1/2% series B redeemable exchangeable preferred stock due 2010 to conform certain covenants contained in the indenture relating to the notes and the certificate of designations relating to the preferred stock to corresponding covenants contained in NEXTLINK’s 10 1/2% senior notes due 2009. The consent solicitation expired on March 24, 2000 with the consents of holders of a majority of the outstanding principal amount of Concentric senior notes and of a majority of the outstanding shares of Concentric series B preferred stock having been obtained. NM Acquisition Corp., as successor to NEXTLINK will pay the holders of the Concentric senior notes and series B preferred stock an aggregate consent fee of approximately $6.8 million upon consummation of the merger.

Waiver and Amendment

      At any time before the completion of the merger, Concentric or NEXTLINK may extend the time for the performance of any of the obligations or other acts of the parties of the merger agreement, waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

      The merger agreement may be amended by Concentric and NEXTLINK at any time before or after the approval by the stockholders of Concentric and the approval by written consent of Eagle River of the merger agreement. After approval is obtained from the Concentric stockholders, however, no amendment may be made that by law requires stockholder approval without obtaining such further approval.

Surrender of Concentric Stock Certificates

      Promptly after the completion of the merger, NM Acquisition Corp., at that time renamed NEXTLINK Communications, Inc., will cause its exchange agent to mail to each Concentric stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the merger, represented shares of Concentric common stock in exchange for certificates representing shares of NM Acquisition Corp. class A common stock. Concentric stockholders should not surrender stock certificates for exchange until they receive a letter of transmittal from NM Acquisition Corp.’s exchange agent.

      Upon the surrender of a Concentric common stock certificate to NM Acquisition Corp.’s exchange agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of shares of NM Acquisition Corp. class A common stock, plus cash in lieu of fractional shares, to which the holder of Concentric common stock is entitled pursuant to the provisions merger agreement. In the event of a transfer of ownership of Concentric common stock which is not registered in the transfer records of Concentric, a certificate representing the appropriate number of shares of NM Acquisition Corp. class A common stock may be issued to the transferee if the certificate representing such Concentric common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

      Until a certificate representing Concentric common stock has been surrendered to the exchange agent, each such certificate will be deemed at any time after the completion of the merger to represent only the right to receive upon such surrender the certificate representing the number of shares of NM Acquisition Corp. class A common stock, and cash in lieu of fractional shares, to which the Concentric stockholder is entitled under the merger agreement. Upon consummation of the merger, shares of Concentric common stock will cease to be traded on The Nasdaq National Market, and there will be no further market for Concentric common stock.

      Under the terms of the merger agreement, at the effective time, outstanding shares of NEXTLINK class A common stock and NEXTLINK class B common stock will automatically be converted on a one-for-one basis into shares of NM Acquisition Corp. class A common stock and class B common stock, respectively, and NM Acquisition Corp. will change its name to NEXTLINK Communications, Inc. Therefore, certificates representing shares of NEXTLINK common stock and class B common stock prior to the merger will not be exchanged and will, after the effective time, be deemed to represent shares of NM Acquisition Corp. class A common stock and class B common stock, respectively.

Officers and Directors After the Merger

      After the merger, the NM Acquisition Corp. board of directors will consist of the current NEXTLINK board of directors, with the addition of Henry Nothhaft, President, Chief Executive Officer and Chairman of the Board of Concentric, and Peter C. Waal, currently a member of the Board of Directors of Concentric. The officers of NEXTLINK immediately prior to the consummation of the merger will be the officers of NM Acquisition Corp. following consummation of the merger, with the addition of Mr. Nothhaft as Vice Chairman of NM Acquisition Corp.

Indemnification of Officers and Directors

      Under the merger agreement, from and after the effective time, NM Acquisition Corp. will indemnify each person who is an officer and/or a director of Concentric or any Concentric subsidiary for any liability arising in whole or in part out of the person’s status as an officer and/or director at or prior to the effective time. The indemnification will be to the fullest extent permitted under:

•	applicable law;

•	the amended and restated certificate of incorporation and the bylaws of Concentric or any Concentric subsidiary, as applicable; and

•	any agreement between the indemnified person and Concentric or any Concentric subsidiary, as applicable.

      After the merger, NM Acquisition Corp. will provide officer’s and director’s liability insurance for a period of six years after the effective time covering officers and directors of Concentric and its subsidiaries who were covered by such insurance prior on the date of the merger agreement. The coverage and amount of the officer’s and director’s liability insurance to be provided by NM Acquisition Corp. is to be no less favorable than the Concentric policy in effect on the date of the merger agreement, so long as the annual premium paid by NM Acquisition Corp. is not in excess of two times the last annual premium paid by Concentric prior to the date of the merger agreement.

LHP Share Exchange

      Eagle River Investments, L.L.C., a Washington limited liability company, owns 50% of the limited liability company interests of LHP, L.L.C., a Washington limited liability company, which in turn owns 100% of the limited liability company interest in INTERNEXT, L.L.C., a Delaware limited liability company. INTERNEXT owns an interest in a national fiber optic network now under construction that will connect 50 cities in the United States and Canada, including all of the major metropolitan markets that NEXTLINK’s current and planned local networks serve. NEXTLINK currently owns the other 50% of LHP.

      Immediately prior to consummation of the merger of NEXTLINK with and into NM Acquisition Corp., Eagle River Investments, L.L.C. or its controlling affiliate will contribute to NM Acquisition Corp. all of the limited liability company interests in LHP in exchange for 3,426,791 shares of NM Acquisition Corp. class A common stock. Upon consummation of the LHP share exchange and the merger, NM Acquisition Corp. will own, directly or indirectly, 100% of LHP.

      NM Acquisition Corp. will grant registration rights to Eagle River or its controlling affiliate with respect to the NM Acquisition Corp. class A common stock issued to Eagle River or its controlling affiliate in the LHP share exchange. NM Acquisition Corp. and Eagle River or its controlling affiliate will execute a registration rights agreement upon consummation of the LHP share exchange.

      At the closing of the LHP share exchange, NM Acquisition Corp. will reimburse Eagle River Funding, LLC, a subsidiary of Eagle River, L.L.C., in cash for amounts advanced by Eagle River Funding, LLC to LHP after December 6, 1999, together with interest at the prime rate, which amounts totaled $       as of           , 2000.

      The consummation of the merger and the consummation of the LHP share exchange are expressly not conditioned on the consummation of the other. In the merger agreement, NEXTLINK has made a number of representations and warranties to Eagle River, and Eagle River has made a number of representations and warranties to NEXTLINK, including representations and warranties:

•	by each of NEXTLINK and Eagle River, relating to corporate existence and authority to enter into the merger agreement;

•	by each of NEXTLINK and Eagle River, relating to due authorization of the merger agreement;

•	by each of NEXTLINK and Eagle River, relating to no conflict with or contravention of laws, organizational documents or agreements as a result of the execution and delivery of the merger agreement, the registration rights agreement and the consummation of the LHP share exchange;

•	by NEXTLINK, relating to the NM Acquisition Corp. class A common stock to be issued to Eagle River or its controlling affiliate being duly authorized, validly issued, fully paid and non-assessable;

•	by Eagle River, to the effect that Eagle River beneficially owns the LHP membership interests being contributed to NM Acquisition Corp. free and clear of any liens, other than those created by NEXTLINK or NM Acquisition Corp.;

•	by Eagle River, to the effect that it has not taken any action, other than pursuant to the merger agreement, binding, or purporting to bind, LHP or INTERNEXT or any of their assets in any manner;

•	by Eagle River, relating to its acquisition of NM Acquisition Corp. common stock for investment purposes only; and

•	by NEXTLINK, acknowledging that NEXTLINK has led and controlled the business of LHP and INTERNEXT.

      Neither Concentric nor Eagle River has made any representations to the other.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined

Financial Statements of NEXTLINK and Concentric

      The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of NEXTLINK and Concentric, including their respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of December 31, 1999, set forth below gives effect to the merger as if it occurred on December 31, 1999. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 and 1999 give effect to the merger as if it occurred January 1, 1998. These statements are prepared on the basis of accounting for the merger as a purchase business combination and are based on the notes set forth in the notes to these unaudited pro forma condensed combined financial statements.

      The following unaudited pro forma financial information has been prepared based upon, and should be read in conjunction with, the audited historical consolidated financial statements of NEXTLINK and Concentric. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on December 31, 1999 or at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 1999
(Dollars in thousands, except per share amounts)

	Historical	Historical	Historical	Pro Forma
	NEXTLINK	Concentric	Combined	Adjustment	Note	Total

ASSETS

Current assets:

Cash and cash equivalents	$868,463	$25,891	$894,354			$894,354

Restricted cash	—	144,060	144,060			144,060

Marketable securities	1,013,301	80,095	1,093,396	(27,000)	2	1,066,396

Accounts receivable, net	80,746	29,114	109,860			109,860

Note receivable	—	16,000	16,000			16,000

Other current assets	24,498	10,049	34,547			34,547

Pledged securities	40,759	—	40,759			40,759

Total current assets	2,027,767	305,209	2,332,976	(27,000)		2,305,976

Property and equipment, net	1,180,021	82,894	1,262,915			1,262,915

Investment in fixed wireless licenses	933,128	—	933,128			933,128

Goodwill and other intangible assets	—	70,627	70,627	2,181,928	2	2,252,555

Investments	—	27,101	27,101			27,101

Other assets, net	456,192	11,963	468,155	209,502	2	677,657

Total assets	$4,597,108	$497,794	$5,094,902	$2,364,430		$7,459,332

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Total current liabilities	249,217	59,594	308,811			308,811

Long-term debt	3,733,342	146,642	3,879,984			3,879,984

Other long-term liabilities	15,319	8,544	23,863			23,863

Total liabilities	3,997,878	214,780	4,212,658			4,212,658

Redeemable preferred stock	612,352	220,860	833,212			833,212

Shareholders’ equity (deficit):

Common stock	1,139,232	420,515	1,559,747	2,070,226	2	3,606,249
				396,791	2
				(420,515)	3a

Deferred compensation	(85,489)	(524)	(86,013)	524	3a	(85,489)

Accumulated other comprehensive income	150,634	—	150,634			150,634

Accumulated deficit	(1,217,499)	(357,837)	(1,575,336)	357,837	3a	(1,257,932)
				(40,433)	2

Total Shareholders’ equity (deficit)	(13,122)	62,154	49,032	2,364,430		2,413,462

Total liabilities and shareholders’ equity (deficit)	$4,597,108	$497,794	$5,094,902	$2,364,430		$7,459,332

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 1999
(Dollars in thousands, except per share amounts)

	Historical	Historical	Historical	Pro Forma
	NEXTLINK	Concentric	Combined	Adjustment	Note	Total

Revenue	$274,324	$147,060	$421,384	$—		$421,384

Costs and Expenses:

Operating	221,664	121,144	342,808	—		342,808

Selling, general and administrative	266,908	64,637	331,545	—		331,545

Restructuring	30,935	—	30,935	—		30,935

Deferred compensation	12,872	373	13,245	—		13,245

Depreciation	93,097	28,404	121,501	—		121,501

Amortization	15,378	7,913	23,291	364,079	3b	387,370

Write-off of in-process technology	—	—	—	40,433	2	40,433

Total costs and expenses	640,854	222,471	863,325	404,512		1,267,837

Loss from operations	(366,530)	(75,411)	(441,941)	(404,512)		(846,453)

Net interest expense and other	(192,162)	(9,674)	(201,836)	—		(201,836)

Net Loss	(558,692)	(85,085)	(643,777)	(404,512)		(1,048,289)

Preferred stock dividends and accretion	(69,189)	(26,697)	(95,886)	—		(95,886)

Net loss applicable to common shares	$(627,881)	$(111,782)	$(739,663)	$(404,512)		$(1,144,175)

Net loss per share (basic and diluted)	(5.02)	(2.76)				(7.66)

Shares used in computation of net loss per share	125,132,459	40,473,000				149,416,259

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 1998
(Dollars in thousands, except per share amounts)

	Historical	Historical	Historical	Pro Forma
	NEXTLINK	Concentric	Combined	Adjustment		Total

Revenue	$139,667	$82,807	$222,474	$—		$222,474

Costs and Expenses:

Cost of revenue	123,675	73,779	197,454	—		197,454

Selling, general and administrative	156,929	44,683	201,612	—		201,612

Deferred compensation	4,993	373	5,366	—		5,366

Depreciation	45,638	24,442	70,080	—		70,080

Amortization	14,616	3,842	18,458	364,079	3b	382,537

Acquisition related charges	—	1,291	1,291			1,291

Write-off of in-process technology	—	5,200	5,200	40,433	2	45,633

Total costs and expenses	345,851	153,610	499,461	404,512		903,973

Loss from operations	(206,184)	(70,803)	(276,987)	(404,512)		(681,499)

Net interest expense and other	(72,156)	(14,345)	(86,501)	—		(86,501)

Loss before extraordinary item	(278,340)	(85,148)	(363,488)	(404,512)		(768,000)

Extraordinary gain on early retirement of debt	—	3,042	3,042	—		3,042

Net Loss	(278,340)	(82,106)	(360,446)	(404,512)		(764,958)

Preferred stock dividends and accretion	(58,773)	(11,958)	(70,731)	—		(70,731)

Net loss applicable to common shares	$(337,113)	$(94,064)	$(431,177)	$(404,512)		$(835,689)

Net loss per share (basic and diluted)	(3.13)	(3.23)				(6.68)

Shares used in computation of net loss per share	107,708,000	29,094,000				125,164,400

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note  1.  Basis of Presentation

      The unaudited pro forma condensed combined balance sheet as of December 31, 1999, gives effect to the merger as if it had occurred on December 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 and 1999 give effect to the merger as if it had occurred January 1, 1998. These statements are prepared on the basis of accounting for the merger as a purchase business combination.

Note  2.  Purchase Price and Purchase Price Allocation

      The merger will be accounted for as a purchase of Concentric by NEXTLINK. The merger will therefore result in an allocation of purchase price to the tangible and intangible assets of Concentric, as well as a write-off of the portion of the purchase price allocated to in-process technology. The transaction is not expected to result in an increased deferred tax liability. This allocation reflects our estimate of the fair value of assets to be acquired by NEXTLINK based upon information available to us at the date of the accompanying unaudited pro forma condensed combined financial statements. We plan to adjust this allocation based on the final purchase price and our final determination of asset value.

      Concentric’s primary common stock outstanding was based on shares outstanding on January 7, 2000. NEXTLINK’s market value per share used to calculate the exchange ratio, and the calculation of the number of shares of NM Acquisition Corp. class A common stock to be exchanged for Concentric common stock, was based on NEXTLINK’s class A common stock average closing price before and after the date the merger announced, which was $74.49 per share.

      Concentric’s outstanding options and warrants will be converted to equivalent options and warrants of NM Acquisition Corp. The number of options and warrants and the exercise prices will be adjusted so that the NM Acquisition Corp. options and warrants issued for Concentric options and warrants will have an equivalent intrinsic value per option and warrant. The term and vesting of the options and warrants will not be modified. We have therefore included the estimated fair value of these options and warrants in the purchase price. We calculated the fair value of the options and warrants to purchase shares in NM Acquisition Corp. based on the number of options and warrants outstanding as of April 10, 2000, the latest practicable date.

      The aggregate purchase price was determined as follows (in thousands):

Concentric common shares outstanding at January 7, 2000	46,320

Exchange ratio ($45 per share/NEXTLINK market value per share)	0.60

Equivalent NEXTLINK common stock exchanged	27,792

NEXTLINK market value per share (see note 2)	$74.49

Fair value of common stock issued	$2,070,226

Fair value of Concentric liabilities at December 31, 1999	214,780

Fair value of Concentric preferred stock at December 31, 1999	220,860

Fair value of Concentric options	259,725

Fair value of Concentric warrants	137,066

Estimated investment banking, legal and accounting fees, and fees paid to holders of Concentric notes and preferred stock	27,000

Total consideration	$2,929,657

      The aggregate purchase price was allocated to the tangible and intangible assets of Concentric as follows (in thousands):

Fair value of assets acquired	$497,794

Fair value of current products and technology	105,714

Fair value of core technology	46,323

Fair value of customer lists	44,322

Fair value of in-process technology	40,433

Fair value of Concentric trade name	13,143

Preliminary goodwill	2,181,928

Aggregate purchase price	$2,929,657

      The exchange ratio of NM Acquisition Corp common stock for Concentric common stock is subject to change and may affect the final purchase price if the 20-day average trading price of NEXTLINK Class A common stock prior to closing is less than $69.23 or greater than $90.91. Each $1 increase in the 20-day average trading price of NEXTLINK common stock in excess of $90.91 will result in an increase in goodwill of approximately $23 million and an annual increase of goodwill amortization of approximately $3.29 million.

Note  3.  Other Pro Forma Adjustments

      a.  The pro forma adjustments reflect the elimination of Concentric’s historical common stock, deferred compensation and accumulated deficit as of December 31, 1999.

      b.  The effect of allocating the aggregate purchase price to the tangible and intangible assets of Concentric results in additional amortization expense of $364.1 million for the years ended December 31, 1998 and 1999. For amortization purposes, goodwill and has been assigned a seven-year life and all other acquired intangible assets have been assigned a four-year life.

      c.  Proforma shares outstanding used in the computation of net loss per share for the year ended December 31, 1999 and 1998 is based on the exchange rate (see Note 2) multiplied by Concentric’s historically reported weighted average shares outstanding for the period plus NEXTLINK’s historically reported weighted average shares outstanding for the period.

Note  4.  Reclassifications

      Certain historical amounts have been reclassified to conform with the pro forma condensed combined presentation.

DESCRIPTION OF NM ACQUISITION CORP. CAPITAL STOCK

      This section of the proxy statement/information statement/prospectus describes the material terms of the capital stock of NM Acquisition Corp. under the certificate of incorporation and by-laws that will be in effect immediately after the merger is completed. The terms of the NM Acquisition Corp. certificate of incorporation and by-laws which will become effective at the effective time of the merger will be more detailed than the general information provided below.

Authorized Common Stock

      Total Shares. NM Acquisition Corp. initially will have authority to issue a total of 1,120,000,000 shares of common stock consisting of:

•	1,000,000,000 shares of class A common stock, par value $0.02 per share; and

•	120,000,000 shares of class B common stock, par value $0.02 per share.

      Class A Common Stock. Following completion of the merger, we anticipate that approximately             shares of NM Acquisition Corp. class A common stock will be outstanding.

      Class B Common Stock. Following completion of the merger, we anticipate that approximately 54,880,765 shares of NM Acquisition Corp. class B common stock will be outstanding.

      Listing. NEXTLINK intends to apply to list the NM Acquisition Corp. class A common stock on the Nasdaq National Market under the symbol “NXLK”.

      Preemptive Rights. The holders of NM Acquisition Corp. class A common stock and class B common stock will not have preemptive rights to purchase or subscribe for any stock or other securities of NM Acquisition Corp.

NM Acquisition Corp. Class A Common Stock

      Voting Rights. Each outstanding share of NM Acquisition Corp. class A common stock will be entitled to one vote per share and will vote with the NM Acquisition Corp. class B common stock as a single class on all matters on which holders of common stock are entitled to vote.

      Dividends. NM Acquisition Corp. class A common stock will participate equally in any dividend, when and as declared by the board of directors of NM Acquisition Corp. out of funds lawfully available therefor, with the NM Acquisition Corp. class B common stock.

      Liquidation Rights. In the event of the liquidation or distribution of assets of NM Acquisition Corp., whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of NM Acquisition Corp. Preferred Stock, the NM Acquisition Corp. class A common stock shall participate equally with the NM Acquisition Corp. class B common stock.

NM Acquisition Corp. Class B Common Stock

      Voting Rights. Each outstanding share of NM Acquisition Corp. class B common stock will be entitled to ten votes per share and will vote with the NM Acquisition Corp. class A common stock as a single class on all matters on which holders of common stock are entitled to vote.

      Dividends. NM Acquisition Corp. class B common stock shall participate equally in any dividend, when and as declared by the board of directors of NM Acquisition Corp. out of funds lawfully available therefor, with the NM Acquisition Corp. class A common stock.

      Liquidation Rights. In the event of the liquidation or distribution of assets of NM Acquisition Corp., whether voluntary or involuntary, and subject to the rights, if any, of any outstanding shares of NM Acquisition Corp. Preferred Stock, the NM Acquisition Corp. class B common stock shall participate equally with the NM Acquisition Corp. class A common stock.

      Conversion. Each share of NM Acquisition Corp. class B common stock will be convertible, at any time and at the option of the holder thereof, into one share of NM Acquisition Corp. class A common stock. In addition, each share of NM Acquisition Corp. class B common stock will be convertible at the option of the board of directors of NM Acquisition Corp. into one share of its class A common stock at any time the class B common stock is transferred or presented to NM Acquisition Corp. for transfer on its records by the holder thereof.

COMPARISON OF STOCKHOLDER RIGHTS

      NEXTLINK, Concentric and NM Acquisition Corp. are each incorporated under the laws of the State of Delaware. Upon the filing of the certificate of merger relating to the merger of NEXTLINK with and into NM Acquisition Corp., the certificate of incorporation of NM Acquisition Corp. will be amended to change the name of the corporation to NEXTLINK Communications, Inc. and to contain the substantive provisions of NEXTLINK’s certificate of incorporation. See “The Merger — Certificate of Incorporation and Bylaws of NM Acquisition Corp. After the Merger.” The holders of Concentric common stock whose rights as stockholders are currently governed by Delaware law, Concentric’s certificate of incorporation, and the Concentric bylaws will, upon the exchange of their shares pursuant to the merger, become holders of NM Acquisition Corp. class A common stock, and their rights as such will be governed by the Delaware corporate law, the NM Acquisition Corp. certificate of incorporation and the NM Acquisition Corp. bylaws. The material differences between the rights of holders of Concentric common stock and the rights of holders of NM Acquisition Corp. class A common stock, which result from differences in their governing corporate documents, are summarized below.

      The following summary is not intended to be complete and is qualified in its entirety by reference to Delaware law, the Concentric certificate of incorporation, the Concentric bylaws, the NM Acquisition Corp. certificate of incorporation and the NM Acquisition Corp. bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Concentric certificate of incorporation, the Concentric bylaws, the NEXTLINK certificate of incorporation and the NEXTLINK bylaws are incorporated by reference herein and will be sent to holders of Concentric common stock upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

      The Concentric certificate of incorporation provides for authorized stock consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares have been designated as series A junior preferred stock, 295,000 shares have been designated as 13 1/2% series B redeemable exchangeable preferred stock, par value $1.00 per share, and 110,000 shares have been designated as 7% series C convertible redeemable preferred stock, par value $1.00 per share.

      The NEXTLINK certificate of incorporation provides for authorized stock consisting of 400,000,000 shares of class A common stock, par value $0.02 per share, 60,000,000 shares of class B common stock, par value $0.02 per share and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 11,700,000 shares have been designated as 14% redeemable preferred stock, 4,600,000 shares have been designated as 6  1/2% convertible preferred stock, 584,375 shares have been designated as series C convertible participating preferred stock and 265,625 shares have been designated as series D convertible participating preferred stock.

      Upon consummation of the merger, the NM Acquisition Corp. certificate of incorporation will provide for authorized stock consisting of 1,000,000,000 shares of class A common stock, par value $0.02 per share, 120,000,000 shares of class B common stock, par value $0.02 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 11,700,000 shares will be designated as series A preferred stock (corresponding to the NEXTLINK 14% redeemable preferred stock), 4,600,000 shares will be designated as series B preferred stock (corresponding to the NEXTLINK 6 1/2% convertible preferred stock), 584,375 shares will be designated as series C preferred stock (corresponding to the NEXTLINK series C convertible participating preferred stock), 265,625 shares will be designated as series D preferred stock (corresponding to the NEXTLINK series D convertible participating preferred stock), 295,000 shares will be designated as series E preferred stock (corresponding to the Concentric 13 1/2% series B redeemable exchangeable preferred stock) and 110,000 shares will be designated as series F preferred stock (corresponding to the Concentric 7% convertible redeemable preferred stock).

Board of Directors

      Under Delaware law, a board of directors must have one or more members, as fixed by, or in the manner provided by, the bylaws, unless fixed by the certificate of incorporation. The certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors up to three classes of directors. Directors, unless their terms are staggered, are elected at each annual stockholder meeting. The Concentric certificate of incorporation provides for a staggered board of directors, each serving three year terms. The number of directors is fixed by resolution of the board of directors. The Concentric board currently consists of 5 directors. Concentric directors are elected by a majority of stockholders entitled to vote on the election of directors in favor of the director.

      The NEXTLINK certificate of incorporation does not, and the NM Acquisition Corp. certificate of incorporation will not, provide for a staggered board of directors. The number of directors of NM Acquisition Corp. will be fixed by the board of directors. The NEXTLINK board currently consists of eleven directors, and, following consummation of the merger, the NM Acquisition Corp. board will consist of thirteen directors.

Voting Rights

      Under Delaware law, each outstanding share of common stock, regardless of class, is entitled to one vote unless the certificate of incorporation provides otherwise. Accordingly, each outstanding share of Concentric common stock is entitled to one vote. However, the NEXTLINK certificate of incorporation provides that both the class A and class B common stock are entitled to vote on all matters which come before the stockholders, and that all common stock votes as a single class. However, each share of class A common stock has one vote and each share of class B common stock has ten votes. Each share of class B common stock is convertible, at the option of the holder, into one share of class A common stock. Additionally, each share of class B common stock may be converted, at the option of NEXTLINK as determined in the sole discretion of its board of directors, into one share of class A common stock at any time such class B common stock is transferred, or is presented to NEXTLINK for transfer on the records of NEXTLINK by the holder of such class B common stock. The class B common stock is not registered under the Securities Exchange Act of 1934.

      The certificates of incorporation of Concentric and NEXTLINK both permit the directors to establish the voting rights of preferred stock. Concentric’s board of directors adopted a stockholder rights plan (the “Shareholder Rights Plan”) on November 10, 1999. Pursuant to the Shareholder Rights Plan, Concentric’s board of directors declared a dividend distribution of one Preferred Share Purchase Right (a “Right”) on each outstanding share of Concentric common stock. Each Right entitles Concentric stockholders to buy one one-thousandth of a share of Concentric’s series A junior participating preferred stock at an exercise price of $175.00. The Rights become exercisable following the tenth day after a person or group announces acquisition of 15% or more of Concentric’s common stock or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the Concentric common stock (each, a “Triggering Event”). Concentric may redeem the Rights at $0.001 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of Concentric’s Common Stock. Prior to ten days after a Triggering Event, a separate certificate for each Right is not issued to stockholders of Concentric, but each certificate for a share of the Company’s Common Stock also represents a Right.

      If prior to redemption of the Rights, a person or group acquires 15% or more of the Concentric’s common stock, each Right not owned by a holder of 15% or more of the Concentric’s common stock will entitle its holder to purchase, at the Right’s then current exercise price, that number of shares of common stock of

Concentric (or, in certain circumstances as determined by the board, cash, other property or other securities) having a market value at that time of twice the Right’s exercise price. If, after the tenth day following acquisition by a person or group of 15% or more of Concentric’s common stock, Concentric sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights and the Rights will become exercisable to acquire common stock of the acquiring person at the discounted price. At any time after an event triggering exercisability of the Rights at a discounted price and prior to the acquisition by the acquiring person of 50% or more of the outstanding common stock, Concentric’s board of directors may exchange the Rights (other than those owned by the acquiring person or its affiliates) for common stock of Concentric at an exchange ratio of one share of common stock per Right. Concentric’s board of directors has taken all necessary action to render the Shareholder Rights Plan inapplicable to the merger and the other transactions contemplated by the merger agreement, and the Rights will not become exercisable in connection with the merger or the other transactions contemplated by the merger agreement.

      Neither NEXTLINK nor NM Acquisition Corp. has adopted a shareholder rights plan and no shares equivalent to Concentric’s series A junior participating preferred stock will be authorized by NM Acquisition Corp. upon consummation of the merger.

      Neither the Concentric nor the NEXTLINK certificate of incorporation provide for cumulative voting in the election of directors, although Delaware law permits such voting is set forth in a corporation’s certificate of incorporation.

Action by Written Consent

      Delaware law permits stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, as long as the consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting (subject to certain restrictions in the case of election of directors by written consent). The Concentric certificate of incorporation does not permit stockholders to take action by written consent in lieu of a meeting but the NEXTLINK certificate of incorporation does not prohibit stockholder action by written consent.

Special Meeting of Stockholders

      Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation’s board of directors or by such other persons as may be authorized in the corporation’s certificate of incorporation or bylaws. The Concentric certificate of incorporation states that special meetings of stockholders may be called only by the president or the chairman of the board or by the board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting. The NEXTLINK certificate of incorporation is silent as to special meetings, but the NEXTLINK bylaws provide that special meetings of stockholders may be called by the president, the board of directors or by the holders of shares entitled to cast at least 25% of votes eligible to be cast.

Business Combinations

      Section 203 of the Delaware General Corporation Law prohibits generally a public Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which an interested stockholder became such, unless certain conditions are met. A corporation is not governed by Section 203 if it expressly elects in its certificate of incorporation not to be governed by Section 203. Concentric has elected not to be governed by Section 203, but NEXTLINK has not so elected.

WHERE YOU CAN FIND MORE INFORMATION

      Concentric and NEXTLINK are each subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the Securities and Exchange

Commission (SEC). You may access these materials through the SEC’s website at www.sec.gov and may also inspect and copy these materials in person at the public reference facilities maintained by the SEC at:

Judiciary Plaza		Seven World Trade Center
Room 1024	or	13th Floor
450 Fifth Street, N.W.		New York, New York 10048
Washington, D.C. 20549

      Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

      This proxy statement/information statement/prospectus incorporates important business and financial information about Concentric and NEXTLINK that is not included in or delivered with this document. You may obtain documents that are filed with the SEC and incorporated by reference in this document without charge by making written request from Concentric (for Concentric stockholders) and NEXTLINK (for NEXTLINK stockholders) at the following addresses:

CONCENTRIC NETWORK CORPORATION 1400 Parkmoor Avenue San Jose, CA 95126 Attention: Secretary	NEXTLINK COMMUNICATIONS, INC. 1505 Farm Credit Drive, 6th Floor McLean, VA 22102 Attention: Investor Relations

      If you would like to request documents from Concentric or NEXTLINK and want to receive them prior to the Concentric stockholder meeting, please make your request by five days before the date of such meeting, or           , 2000.

      Concentric’s world wide web home page is located at www.concentric.com. NEXTLINK’s world wide web home page is located at www.nextlink.com. Information contained in either Concentric’s or NEXTLINK’s website does not constitute, and shall not be deemed to constitute, part of this proxy statement/information statement/prospectus.

      NEXTLINK’s and Concentric’s common stock is each quoted for trading on The Nasdaq National Market and, accordingly, reports, proxy statements and other information concerning NEXTLINK or Concentric, as the case may be, may also be inspected at:

The Nasdaq Stock Market,

33 Whitehall Street,
New York, NY 10004,
(212) 858-4000

      NM Acquisition Corp. has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the shares of its class A common stock and class B common stock offered by this proxy statement/information statement/prospectus. This proxy statement/information statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to NM Acquisition Corp., you may review the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and are qualified in their entirety to the copy of the contract or other document filed as an exhibit to the registration statement. You may review a copy of the registration statement without charge at the offices of the SEC public reference room at the address noted above. This proxy statement/information statement/prospectus is a part of that registration statement and constitutes a prospectus of NM Acquisition Corp. in addition to being a proxy statement of Concentric for use at its special meeting and an information statement of NEXTLINK.

      NEXTLINK has supplied all information contained or incorporated by reference in this proxy statement/information statement/prospectus relating to NEXTLINK and NM Acquisition Corp., and Concentric has supplied all information contained or incorporated by reference in this proxy state-

ment/information statement/prospectus relating to Concentric. Neither NEXTLINK nor Concentric warrants the accuracy or completeness of information relating to the other.

      You should rely only on the information contained or incorporated by reference in this proxy statement/information statement/prospectus to vote your shares at the special meeting. Neither NEXTLINK nor Concentric has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement/information statement and prospectus. This proxy statement/information statement/prospectus is dated           , 2000. You should not assume the information contained in this proxy statement/information statement/prospectus is accurate as of any date other than that date, or any other date as this proxy statement/information statement/prospectus indicates. Neither the mailing of this proxy statement/information statement/prospectus to you, nor the issuance of common stock in the merger, creates any implication to the contrary.

DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/

INFORMATION STATEMENT/ PROSPECTUS

      This proxy statement/information statement/prospectus incorporates documents by reference which are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information” on page 77.

      The SEC allows NEXTLINK and Concentric to incorporate by reference information into this proxy statement/information statement/prospectus, which means that NEXTLINK and Concentric can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/information statement and prospectus, except for any information superseded by information contained directly in this proxy statement/information statement/prospectus or in later filed documents incorporated by reference in this proxy statement/information statement/prospectus.

      The following document, which have been filed by NEXTLINK with the SEC, is incorporated by reference into this proxy statement/information statement/prospectus:

•	NEXTLINK’s annual report on Form 10-K for the fiscal year ended December 31, 1999 (filed on March 30, 2000);

•	NEXTLINK’s Current Report on Form 8-K dated January 10, 2000 (filed on January 11, 2000);

•	NEXTLINK’s Current Report on Form 8-K dated January 24, 2000; and

•	NEXTLINK’s Current Report on Form 8-K dated February 14, 2000 (filed on February 16, 2000).

      All documents filed by NEXTLINK pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement/information statement/prospectus and prior to the date the merger is consummated shall be deemed to be incorporated by reference in this proxy statement/information statement/prospectus and to be a part of this proxy statement/information statement/prospectus from the date any such document is filed.

      The following documents, which have been filed by Concentric with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/information statement/prospectus:

•	Concentric’s annual report on Form 10-K for the fiscal year ended December 31, 1999 (filed on March 30, 2000);

•	Concentric’s Current Report on Form 8-K dated January 12, 2000; and

•	Concentric’s Current Report on Form 8-K dated February 14, 2000.

      All documents filed by Concentric pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement/information statement/prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/information statement/prospectus and to be a part of this proxy statement/information statement/prospectus from the date any such document is filed.

      Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/information statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/information statement/prospectus.

EXPERTS

      The consolidated financial statements of NEXTLINK as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in the annual report on Form 10-K of

NEXTLINK for the year ended December 31, 1999, incorporated by reference in this proxy statement/ information statement/ prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

      The consolidated financial statements of Concentric at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in the annual report on Form 10-K of Concentric for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent public accountants, as set forth in their report to these financial statements incorporated by reference in this proxy statement/information statement/prospectus, and are incorporated in this proxy statement/information statement/prospectus in reliance upon the authority of Ernst & Young LLP as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

      Proposals submitted by stockholders of Concentric for presentation at the 2000 annual meeting of stockholders, to be held if the merger has not been consummated prior to that time, must have been received by the secretary of Concentric no later than                ,      for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting of stockholders.

LEGAL MATTERS

      The validity of the common stock offered by this proxy statement/information statement/prospectus will be passed upon for NEXTLINK by Willkie Farr & Gallagher, New York, New York.

      Willkie Farr & Gallagher, counsel for NEXTLINK, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Concentric, will pass upon federal income tax consequences of the merger for NEXTLINK and Concentric, respectively. See details of the opinions provided by these firms under “The Merger — Material Tax Consequences of the Merger.”

APPENDIX B

FAIRNESS OPINION OF BEAR, STEARNS & CO. INC.

BEAR STEARNS LOGO

January 8, 2000

Board of Directors

Concentric Network Corporation
1400 Parkmoor Avenue
San Jose, California 95126

Members of the Board:

We understand that Concentric Network Corporation (“Concentric”), NEXTLINK Communications, Inc. (“NEXTLINK”), Eagle River Investments, L.L.C. and NM Acquisition Corp. (“Newco”) propose to enter into an Agreement and Plan of Merger and Share Exchange Agreement, dated as of January 9, 2000 (the “Agreement”), which provides for, among other things, the mergers of Concentric and NEXTLINK with and into Newco (the “Mergers”), with Newco being the surviving corporation. The terms and conditions of the Mergers (as well as of an Alternative Merger and an Exchange Offer and a related Exchange Offer Merger) are more fully set forth in the Agreement, a copy of which has been provided to us. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.

Pursuant to the Agreement, (i) each outstanding share of Concentric Common Stock shall be converted into the right to receive a certain number of shares of Newco Common Stock equal to the quotient determined by dividing $45.00 by the Weighted Average Sale Price, provided that such quotient shall not be less than 0.4950 or greater than 0.6500 (the “Common Stock Ratio”), (ii) each share of Concentric Series B Preferred Stock shall be converted into the right to receive one share of Newco Series E Preferred Stock having terms as set forth in Section 3.1(h) of the Agreement, which terms are substantially identical to those of the Concentric Series B Preferred Stock and (iii) each share of Concentric Series C Preferred Stock shall be converted into the right to receive one share of Newco Series F Preferred Stock having terms as set forth in Section 3.1(i) of the Agreement, which terms are substantially identical to those of the Concentric Series C Preferred Stock, provided that each share of Newco Series F Preferred Stock shall be convertible into a number of shares of Newco Common Stock adjusted to reflect the Common Stock Ratio. Outstanding options and warrants to purchase shares of Concentric Common Stock shall be converted into options and warrants to purchase shares of Newco Common Stock subject to adjustment based on the Common Stock Ratio.

In addition, each outstanding share of NEXTLINK Common Stock shall be converted into one share of Newco Common Stock and each outstanding share of NEXTLINK Class B Common Stock shall be converted into one share of Newco Class B Common Stock. Furthermore, each share of NEXTLINK 14.0% Preferred Stock, (ii) NEXTLINK 6.50% Preferred Stock, (iii) NEXTLINK Series C Preferred Stock and (iv) NEXTLINK Series D Preferred Stock (collectively, the “NEXTLINK Preferred Stock”) shall be converted into one share of (w) Newco Series A Preferred Stock, (x) Newco Series B Preferred Stock, (y) Newco Series C Preferred Stock, and (z) Newco Series D Preferred Stock (collectively, the “Newco Preferred Stock”), respectively, with each series of Newco Preferred Stock having terms substantially identical to those of its respective series of NEXTLINK Preferred Stock. Outstanding options and warrants to

Concentric Network Corporation
January 8, 2000

purchase shares of NEXTLINK Common Stock shall be converted into options and warrants to purchase shares of Newco Common Stock in accordance with the terms of such options and warrants.

You have asked us to render our opinion as to whether the Common Stock Ratio is fair, from a financial point of view, to the holders of shares of Concentric Common Stock. In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•	reviewed Concentric’s and NEXTLINK’s (i) respective Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997 and 1998, (ii) respective Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1999 and (iii) respective Current Reports on Form 8-K filed during calendar years ended December 31, 1997, 1998 and 1999 and through January 8, 2000;

•	reviewed certain operating and financial information relating to Concentric’s business and prospects on a standalone basis, including certain projections, all of which was prepared and provided to us by Concentric’s management;

•	reviewed certain operating and financial information relating to NEXTLINK’s business and prospects on a standalone basis, which was prepared and provided to us by NEXTLINK’s management, and certain projections, which were prepared and provided to us by Concentric’s management based on extensive verbal guidance from NEXTLINK’s management;

•	reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Mergers, prepared and provided to us by Concentric’s management;

•	met with certain members of Concentric’s and NEXTLINK’s senior management to discuss each company’s respective business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Concentric Common Stock and NEXTLINK Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Concentric and NEXTLINK;

•	reviewed the terms of recent precedent mergers and acquisitions involving companies which we deemed generally comparable to Concentric;

•	performed discounted cash flow analyses relating to Concentric and NEXTLINK on a standalone basis and on a pro forma combined basis, both including and excluding the estimated combination benefits;

•	reviewed the financial condition and capitalization of Newco giving effect to the Mergers; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Concentric and NEXTLINK, including without limitation certain projections and estimated combination benefits expected to result from the Mergers. With respect to such projections and estimated combination benefits that could be achieved upon consummation of the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Concentric and NEXTLINK as to the expected future performance of Concentric, NEXTLINK and Newco. We have not assumed any responsibility for the independent verification of any such information or of the projections and combination benefits provided to us, and we have further relied upon the assurances of the senior managements of Concentric and

Concentric Network Corporation
January 8, 2000

NEXTLINK that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Concentric, NEXTLINK or Newco, nor have we been furnished with any such appraisals. We have assumed that the Mergers will qualify as a tax-free “reorganization” within the meaning of Section 368 (in the event that either the Mergers are effected or the Alternative Merger is effected) or Section 351 (in the event that the Exchange Offer and the Exchange Offer Merger are effected) of the Internal Revenue Code. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

We do not express any opinion as to the price or range of prices at which the shares of Concentric Common Stock or NEXTLINK Common Stock may trade subsequent to the announcement of the Mergers or as to the price or range of prices at which the shares of Newco Common Stock may trade subsequent to the consummation of the Mergers.

We have acted as a financial advisor to Concentric in connection with the Mergers and will receive a fee for such services. Bear Stearns has been previously engaged by Concentric to provide certain investment banking and financial advisory services for which we received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Concentric and NEXTLINK for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Concentric and does not constitute a recommendation to the Board of Directors of Concentric or any holders of shares of Concentric Common Stock as to how to vote in connection with the Mergers. This opinion does not address Concentric’s underlying business decision to pursue the Mergers. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of shares of Concentric Common Stock in connection with the Mergers.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Ratio is fair, from a financial point of view, to holders of shares of Concentric Common Stock.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:

Senior Managing Director

APPENDIX C

FAIRNESS OPINION OF MERRILL LYNCH & CO.

January 9, 2000

Board of Directors

NEXTLINK Communications, Inc.
1505 Farm Credit Drive
McLean, VA 22102

Gentlemen:

      NEXTLINK Communications, Inc. (“NEXTLINK”), Concentric Network Corporation (“Concentric”), NM Acquisition Corp., a newly formed corporation (“Newco”), and the other parties signatories thereto have entered into an Agreement and Plan of Merger and Share Exchange Agreement, dated as of January 9, 2000 (the “Agreement”), pursuant to which Concentric and NEXTLINK will each be merged with Newco in a transaction (the “Merger”) in which each outstanding share of Concentric’s common stock, par value $0.001 per share (the “Concentric Common Stock”), will be converted into the right to receive the number of shares of Class A common stock, par value of $0.02 per share, of Newco (the “Newco Common Stock”) equal to the quotient of $45.00 divided by the Weighted Average Sales Price (as defined in the Agreement) of NEXTLINK Common Stock (as defined below) (the “Exchange Ratio”); provided that the Exchange Ratio will not be less than 0.495 nor greater than 0.650; each outstanding share of NEXTLINK’s Class A common stock, par value $0.02 per share (the “NEXTLINK Common Stock”), shall be converted into one share of Newco Common Stock; and each outstanding share of NEXTLINK’s Class B common stock, par value $0.02 per share, shall be converted into one share of Class B common stock, par value $0.02 per share, of Newco, all as described more fully in the Agreement. Under circumstances specified in the Agreement, in lieu of the Merger, pursuant to the Agreement, Concentric will be merged with NEXTLINK in a transaction (the “Alternative Merger”) in which each outstanding share of Concentric Common Stock will be converted into the right to receive the number of shares of NEXTLINK Common Stock equal to the Exchange Ratio; provided that the Exchange Ratio will not be less than 0.495 nor greater than 0.650. Also pursuant to the Agreement, Newco, in the case of the Merger, or NEXTLINK, in the case of the Alternative Merger, will acquire 50% of the limited liability company interests in (or, in the event it is converted into a corporation, the capital stock of) LHP, L.L.C. (“LHP”) from Eagle River Investments, L.L.C. (“Eagle River”), an affiliate of NEXTLINK (the “LHP Transaction”), in exchange for a number of shares of, in the case of the Merger, Newco Common Stock, or, in the case of the Alternative Merger, NEXTLINK Common Stock, determined as set forth in the Agreement. Currently, NEXTLINK owns 50% of the limited liability company interests in LHP. Neither the consummation of the Merger nor the consummation of the Alternative Merger is conditioned upon the consummation of the LHP Transaction, and the consummation of the LHP Transaction is not conditioned upon the consummation of either the Merger or the Alternative Merger.

      You have asked us whether, in our opinion, the Exchange Ratio, in the context of the Merger and the Alternative Merger, is fair from a financial point of view to NEXTLINK.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to Concentric and NEXTLINK that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Concentric and NEXTLINK furnished to us by Concentric and NEXTLINK, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger or the Alternative Merger (the “Expected Synergies”) furnished to us by NEXTLINK;

(3) Conducted discussions with members of senior management and representatives of Concentric and NEXTLINK concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger or the Alternative Merger, and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples of the Concentric Common Stock and the NEXTLINK Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of Concentric and NEXTLINK and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger and the Alternative Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of Concentric and NEXTLINK and their financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Merger and the Alternative Merger;

(9) Reviewed the Agreement; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Concentric or NEXTLINK or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Concentric or NEXTLINK. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Concentric or NEXTLINK, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of Concentric’s or NEXTLINK’s management as to the expected future financial performance of Concentric or NEXTLINK, as the case may be, and the Expected Synergies. We have also assumed that all pending acquisition transactions by Concentric and NEXTLINK and the LHP Transaction will be successfully completed on the terms and conditions as known as of the date of this letter. We have further assumed that the Merger and the Alternative Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger or the Alternative Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the Alternative Merger.

      We are acting as financial advisor to NEXTLINK in connection with the Merger/ Alternative Merger and will receive a fee from NEXTLINK for our services, a significant portion of which is contingent upon the consummation of the Merger or the Alternative Merger. In addition, NEXTLINK has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently, and have in the past, provided financial advisory and financing services to NEXTLINK and/ or its affiliates, including Eagle River, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Concentric Common Stock and other securities of Concentric, as well as the NEXTLINK Common Stock and other securities of NEXTLINK, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of NEXTLINK. Our opinion does not address the merits of the underlying decision by NEXTLINK to engage in the Merger or the Alternative Merger and does not constitute a recommendation to any shareholder of NEXTLINK as to how such shareholder should vote on the proposed Merger or the Alternative Merger or any matter related thereto. This opinion also does not address any aspect of the LHP Transaction, including, without limitation, the consideration proposed to be paid to Eagle River.

      We are not expressing any opinion herein as to the prices at which the Newco Common Stock or the NEXTLINK Common Stock, as the case may be, will trade following the announcement or consummation of the Merger or the Alternative Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio, in the context of the Merger and the Alternative Merger, is fair from a financial point of view to NEXTLINK.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

APPENDIX D

DELAWARE CODE ANNOTATED

SECTION 262. APPRAISAL RIGHTS

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER OR CONSOLIDATION

8 DEL.

      SECTION 262. Appraisal Rights. Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word stockholder means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words stock and share mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words depository receipt mean a receipt or other instrument issued by a depository representing an interest in one or more shares’ or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

      Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

      Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      Appraisal rights shall be perfected as follows:

      If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may-proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

      In accordance with the Delaware Law, the Certificate of Incorporation of NM Acquisition Corp. contains a provision to limit the personal liability of the directors of NM Acquisition Corp. for violations of their fiduciary duty. This provision eliminates each director’s liability to NM Acquisition Corp. for violations of their fiduciary duty. This provision eliminates each director’s liability to NM Acquisition Corp. or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to NM Acquisition Corp. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      The directors and officers of NM Acquisition Corp. will be covered by directors’ and officers’ insurance policies relating to NM Acquisition Corp. and its subsidiaries.

      The Certificate of Incorporation of NM Acquisition Corp. provides for indemnification of the officers and directors of NM Acquisition Corp. to the full extent permitted by applicable law.

Item 21.  Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit No.		Description

3.1		Certificate of Incorporation of the Registrant
*3.2		Form of Restated Certificate of Incorporation of the Registrant
3.3		By-laws of the Registrant
*3.4		Form of Restated By-laws of the Registrant
3.5	.1	Certificate of Incorporation of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 3.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))

Exhibit No.		Description

3.5	.2	Certificate of Amendment of Certificate of Incorporation of NEXTLINK Communications, Inc., dated August 25, 1999 (Incorporated herein by reference to exhibit 3.2 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
3.5	.3	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred Shares and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to the exhibit 4.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.5	.4	Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 4.8 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.5	.5	Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Series C Cumulative Convertible Participating Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 3.1.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.
3.5	.6	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Series D Convertible Participating Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 3.1.6 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.
3.6		By-laws of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 3.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.7	.1	Form of Amended and Restated Certificate of Incorporation of Concentric (Incorporated herein by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
3.7	.2	Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 13 1/2% Series A and Series B Senior Redeemable Exchangeable Preferred Stock, due 2010 of the Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
3.8		Amended and Restated Bylaws of Concentric (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
4.1	.1	Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred Shares (Incorporated herein by reference to exhibit 4.4 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.1	.2	Form of stock certificate of Class A common stock (Incorporated herein by reference to exhibit 4.4 filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (File No. 333-32001))
4.1	.3	Form of stock certificate of 6 1/2% Cumulative Convertible Preferred Stock (Incorporated herein by reference to exhibit 4.1.3 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

4.1	.4	Form of stock certificate of Series C Cumulative Convertible Participating Preferred Stock (Incorporated herein by reference to exhibit 4.1.4 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.1	.5	Form of stock certificate of Series D Convertible Participating Preferred Stock (Incorporated herein by reference to exhibit 4.1.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.2	.1	Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee, relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note (Incorporated herein by reference to exhibit 4.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (File No. 333-4603))
4.2	.2	First Supplemental Indenture, dated as of January 31, 1997, by and among NEXTLINK Communications, Inc., NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.6 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.2	.3	Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.10 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.3	.1	Indenture dated September 25, 1997 between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9 5/8% Senior Notes due 2007 (Incorporated herein by reference to exhibit 4.7 filed with the Registration Statement on Form S-3 of NEXTLINK Communications, Inc. (File No. 333-77577))
4.3	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated September 25, 1997, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.11 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.4	.1	Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008 (Incorporated herein by reference to exhibit 4.7 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.4	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3, 1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.12 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.5	.1	Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due 2008 (Incorporated herein by reference to exhibit 4.9 filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

4.5	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1, 1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.13 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.6		Indenture, dated November 12, 1998, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as trustee relating to the 10 3/4% Senior Notes due 2008 (Incorporated herein by reference to exhibit 4.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-71749))
4.7		Indenture, dated June 1, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee, relating to the 10 3/4% Senior Notes due 2009 (Incorporated herein by reference to exhibit 4.16 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.8		Indenture, dated June 1, 1999, by and among NEXTLINK Communications Inc. and United States Trust Company of Texas, as Trustee, related to the 12 1/4% Senior Discount Notes due 2009 (Incorporated herein by reference to exhibit 4.17 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.9		Indenture, dated November 17, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee, relating to the 10 1/2% Senior Notes due 2009 (Incorporated herein by reference to exhibit 4.1(i) filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-30388))
4.1	0	Indenture, dated November 17, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of Texas, as Trustee, relating to the 12 1/8% Senior Discount Notes due 2009 (Incorporated herein by reference to exhibit 4.1(ii) filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-30388))
4.1	1	Form of $150,000,000 Concentric 12 3/4% Senior Notes due 2007 (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-45055))
4.1	2	Form of Warrant to purchase Concentric common stock (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-58641))
4.1	3	Form of Indenture for Exchange Debentures. (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-58641)
*5.1		Opinion of Willkie, Farr & Gallagher regarding legality of securities being registered.
*8.1		Opinion of Willkie, Farr & Gallagher regarding certain U.S. income tax aspects of the merger.
*8.2		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain U.S. income tax aspects of the merger.
10.1		Stock Option Plan of NEXTLINK Communications, Inc. as amended (Incorporated herein by reference to exhibit 10.1 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (File No. 333-586641))
10.2		Employee Stock Purchase Plan of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
10.3		NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan (Incorporated herein by reference to exhibit 10.3 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

10.4		Registration Rights Agreement, dated as of January 15, 1997, between NEXTLINK Communications, Inc. and the signatories listed therein (Incorporated herein by reference to exhibit 10.4 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.5		Registration Rights Agreement, dated as of November 4, 1997, between NEXTLINK Communications, Inc. and Wendy P. McCaw (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.6		Registration Right Agreement, dated as of June 30, 1999, between NEXTLINK Communications, Inc. and Craig O. McCaw (Incorporated herein by reference to exhibit 10.6 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.7		Registration Rights Agreement dated as of January 20, 2000, between NEXTLINK Communications, Inc. and the purchasers listed on the signature pages thereto, relating to Class A common stock issuable upon conversion of Series C and D convertible preferred stock (Incorporated herein by reference to exhibit 10.7 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.8		Registration Rights Agreement, dated January 14, 1999, between NEXTLINK Communications, Inc. and the Holders referred to therein. (Incorporated herein by reference to exhibit 10.2 filed with the current report on Form 8-K filed on January 19, 1999)
10.9		Employment Agreement, effective September 21, 1999, by and between Daniel Akerson and NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.11 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	0	Letter agreement, dated June 9, 1998, between NEXTLINK Communications, Inc. and Jan Loichle (Incorporated herein by reference to exhibit 10.10 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	1	Employment Agreement, dated as of January 3, 2000, by and between Nathaniel A. Davis and NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.11 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	2	Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between NEXTLINK Communications, Inc. and Metromedia Fiber Network, Inc. (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	3	Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between NEXTLINK Communications, Inc. and Metromedia Fiber Network, Inc. (Incorporated herein by reference to exhibit 10.6 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	4	Cost sharing and IRU Agreement, dated July 18, 1998, between Level 3 Communications, LLC and INTERNEXT LLC. (Incorporated herein by reference to exhibit 10.8 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	5	Guaranty Agreement, dated July 18, 1998, between NEXTLINK Communications, Inc. and Level 3 Communications, LLC. (Incorporated herein by reference to exhibit 10.7 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

10.1	6	Credit and Guaranty Agreement, dated as of February 3, 2000, among NEXTLINK Communications, Inc., certain subsidiaries of NEXTLINK Communications, Inc., as guarantors, various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, Toronto Dominion (Texas), Inc., as administrative agent, Barclays Bank PLC, and The Chase Manhattan Bank, as co-documentation agents and Goldman Sachs Credit Partners L.P., and TD Securities (USA) Inc., as joint lead arrangers (Incorporated herein by reference to exhibit 10.1 filed with the current report on Form 8-K filed on February 16, 2000)
10.1	7	1995 Concentric Stock Incentive Plan for Employees and Consultants, as amended February 21, 1996. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.1	8	Amended and Restated 1996 Stock Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.1	9	1997 Stock Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	0	1997 Employee Stock Purchase Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	1	Form of 1999 Non-Statutory Stock Option Plan of Concentric. (Incorporated by reference from Concentric’s Annual Report on Form 10-KA for the fiscal year ended December 31, 1998)
10.2	2	Note and Warrant Purchase Agreement, dated June 19, 1997, by and between Concentric and Williams Communications Group, Inc. (“WCG”). (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	3	Carrier Agreement by and between the Registrant and MCI Telecommunications Corporation, dated August 12, 1998. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)
10.2	4	Definitive Agreement between SBC Operations, Inc. and Concentric, dated April 1, 1999. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10.2	5	Amended and Restated Employee Services and Staffing Agreement, dated June 19, 1997, between Concentric and Critical Technologies, Inc., as amended on September 30, 1996, and October 23, 1996, including Colocation Services Agreement, dated as of November 1, 1994, between Concentric and Critical Technologies, Inc. and amendments thereto (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
10.2	6	Virtual Private Network Services, dated August 16, 1996, between Concentric and WebTv Networks, Inc. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
10.2	7	Amendment to Virtual Private Network Services Agreement between Concentric and WebTv Networks, Inc. dated November 1, 1997 (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997)
10.2	8	Amendment Number Four to Virtual Private Network Services Agreement between Concentric and WebTv Networks, Inc., dated November 18, 1998 (Incorporated by reference from Concentric’s Registration Statement on Form S-3 (File No. 333-71235))
10.2	9	WebTV 2000 Pricing Term Sheet, dated June 18, 1999, between WebTV and Concentric. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 14, 1999).
10.3	0	Stock Purchase Agreement by and between Concentric and Southwestern Bell Internet Services, Inc., dated October 19, 1998 (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)
10.3	1	Agreement, dated June 18, 1999, between Microsoft Corporation and Concentric. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

Exhibit No.	Description

*23.1	Consent of Willkie, Farr & Gallagher (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
*23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).
23.3	Consent of Ernst & Young LLP
23.4	Consent of Arthur Andersen LLP
23.5	Consent of Merrill Lynch & Co.
23.6	Consent of Bear, Stearns & Co. Inc.
24.1	Powers of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1	Opinion of Bear Stearns & Co. (included as Appendix B to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2	Opinion of Merrill Lynch & Co. (included as Appendix C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3	Form of Proxy of Concentric Network Corporation.
99.4	Consent of Henry Nothhaft to be named as a director.
99.5	Consent of Peter C. Waal to be named as a director.

* To be filled by amendment.

      (b) Schedules

      All schedules are omitted as the required information is presented in the Registrant’s consolidated financial statements or related notes or such schedules are not applicable.

Item 22.  Undertakings.

      The undersigned Registrant hereby undertakes:

      (1)  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (2)  that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

      (3)  that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (4)  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

      (5)  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, State of Virginia on April 17, 2000.

NM ACQUISITION CORP.

By:	/s/ DANIEL F. AKERSON _______________________________________ Name: Daniel F. Akerson Title: President

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Gary D. Begeman as his attorney-in-fact, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to execute one or more amendments (including post-effective amendments) to this Registration Statement and to file any such amendment, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL F. AKERSON Daniel F. Akerson	President (Principal Executive Officer)	April 17, 2000

/s/ MARK GUNNING Mark Gunning	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 17, 2000
/s/ GARY D. BEGEMAN Gary D. Begeman	Director	April 17, 2000

EXHIBIT INDEX

Exhibit No.		Description

3.1		Certificate of Incorporation of the Registrant
*3.2		Form of Restated Certificate of Incorporation of the Registrant
3.3		By-laws of the Registrant
*3.4		Form of Restated By-laws of the Registrant
3.5	.1	Certificate of Incorporation of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 3.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.5	.2	Certificate of Amendment of Certificate of Incorporation of NEXTLINK Communications, Inc., dated August 25, 1999 (Incorporated herein by reference to exhibit 3.2 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
3.5	.3	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred Shares and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to the exhibit 4.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.5	.4	Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 4.8 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.5	.5	Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Series C Cumulative Convertible Participating Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 3.1.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.
3.5	.6	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Series D Convertible Participating Preferred Stock and Qualifications, Limitations and Restrictions Thereof (Incorporated herein by reference to exhibit 3.1.6 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.
3.6		By-laws of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 3.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
3.7	.1	Form of Amended and Restated Certificate of Incorporation of Concentric (Incorporated herein by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
3.7	.2	Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 13 1/2% Series A and Series B Senior Redeemable Exchangeable Preferred Stock, due 2010 of the Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
3.8		Amended and Restated Bylaws of Concentric (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
4.1	.1	Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred Shares (Incorporated herein by reference to exhibit 4.4 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

4.1	.2	Form of stock certificate of Class A common stock (Incorporated herein by reference to exhibit 4.4 filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (File No. 333-32001))
4.1	.3	Form of stock certificate of 6 1/2% Cumulative Convertible Preferred Stock (Incorporated herein by reference to exhibit 4.1.3 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.1	.4	Form of stock certificate of Series C Cumulative Convertible Participating Preferred Stock (Incorporated herein by reference to exhibit 4.1.4 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.1	.5	Form of stock certificate of Series D Convertible Participating Preferred Stock (Incorporated herein by reference to exhibit 4.1.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.2	.1	Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee, relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note (Incorporated herein by reference to exhibit 4.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (File No. 333-4603))
4.2	.2	First Supplemental Indenture, dated as of January 31, 1997, by and among NEXTLINK Communications, Inc., NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.6 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.2	.3	Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.10 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.3	.1	Indenture dated September 25, 1997 between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9 5/8% Senior Notes due 2007 (Incorporated herein by reference to exhibit 4.7 filed with the Registration Statement on Form S-3 of NEXTLINK Communications, Inc. (File No. 333-77577))
4.3	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated September 25, 1997, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.11 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.4	.1	Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008 (Incorporated herein by reference to exhibit 4.7 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.4	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3, 1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.12 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))

Exhibit No.		Description

4.5	.1	Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due 2008 (Incorporated herein by reference to exhibit 4.9 filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.5	.2	First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1, 1998, by and between NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee (Incorporated herein by reference to exhibit 4.13 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))
4.6		Indenture, dated November 12, 1998, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as trustee relating to the 10 3/4% Senior Notes due 2008 (Incorporated herein by reference to exhibit 4.1 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-71749))
4.7		Indenture, dated June 1, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee, relating to the 10 3/4% Senior Notes due 2009 (Incorporated herein by reference to exhibit 4.16 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.8		Indenture, dated June 1, 1999, by and among NEXTLINK Communications Inc. and United States Trust Company of Texas, as Trustee, related to the 12 1/4% Senior Discount Notes due 2009 (Incorporated herein by reference to exhibit 4.17 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
4.9		Indenture, dated November 17, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of New York, as Trustee, relating to the 10 1/2% Senior Notes due 2009 (Incorporated herein by reference to exhibit 4.1(i) filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-30388))
4.1	0	Indenture, dated November 17, 1999, by and among NEXTLINK Communications, Inc. and United States Trust Company of Texas, as Trustee, relating to the 12 1/8% Senior Discount Notes due 2009 (Incorporated herein by reference to exhibit 4.1(ii) filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-30388))
4.1	1	Form of $150,000,000 Concentric 12 3/4% Senior Notes due 2007 (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-45055))
4.1	2	Form of Warrant to purchase Concentric common stock (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-58641))
4.1	3	Form of Indenture for Exchange Debentures. (Incorporated by reference from Concentric’s Registration Statement on Form S-4 (File No. 333-58641)
*5.1		Opinion of Willkie, Farr & Gallagher regarding legality of securities being registered.
*8.1		Opinion of Willkie, Farr & Gallagher regarding certain U.S. income tax aspects of the merger.
*8.2		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain U.S. income tax aspects of the merger.
10.1		Stock Option Plan of NEXTLINK Communications, Inc. as amended (Incorporated herein by reference to exhibit 10.1 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (File No. 333-586641))
10.2		Employee Stock Purchase Plan of NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.2 filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (File No. 333-53975))

Exhibit No.		Description

10.3		NEXTLINK Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan (Incorporated herein by reference to exhibit 10.3 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.4		Registration Rights Agreement, dated as of January 15, 1997, between NEXTLINK Communications, Inc. and the signatories listed therein (Incorporated herein by reference to exhibit 10.4 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.5		Registration Rights Agreement, dated as of November 4, 1997, between NEXTLINK Communications, Inc. and Wendy P. McCaw (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.6		Registration Right Agreement, dated as of June 30, 1999, between NEXTLINK Communications, Inc. and Craig O. McCaw (Incorporated herein by reference to exhibit 10.6 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.7		Registration Rights Agreement dated as of January 20, 2000, between NEXTLINK Communications, Inc. and the purchasers listed on the signature pages thereto, relating to Class A common stock issuable upon conversion of Series C and D convertible preferred stock (Incorporated herein by reference to exhibit 10.7 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.8		Registration Rights Agreement, dated January 14, 1999, between NEXTLINK Communications, Inc. and the Holders referred to therein. (Incorporated herein by reference to exhibit 10.2 filed with the current report on Form 8-K filed on January 19, 1999)
10.9		Employment Agreement, effective September 21, 1999, by and between Daniel Akerson and NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.11 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	0	Letter agreement, dated June 9, 1998, between NEXTLINK Communications, Inc. and Jan Loichle (Incorporated herein by reference to exhibit 10.10 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	1	Employment Agreement, dated as of January 3, 2000, by and between Nathaniel A. Davis and NEXTLINK Communications, Inc. (Incorporated herein by reference to exhibit 10.11 filed with the Annual Report on Form 10-K for the year ended December 31, 1999 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	2	Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between NEXTLINK Communications, Inc. and Metromedia Fiber Network, Inc. (Incorporated herein by reference to exhibit 10.5 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	3	Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between NEXTLINK Communications, Inc. and Metromedia Fiber Network, Inc. (Incorporated herein by reference to exhibit 10.6 filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	4	Cost sharing and IRU Agreement, dated July 18, 1998, between Level 3 Communications, LLC and INTERNEXT LLC. (Incorporated herein by reference to exhibit 10.8 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)

Exhibit No.		Description

10.1	5	Guaranty Agreement, dated July 18, 1998, between NEXTLINK Communications, Inc. and Level 3 Communications, LLC. (Incorporated herein by reference to exhibit 10.7 filed with the quarterly report on Form 10-Q for the quarterly period ended September 30, 1998 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc.)
10.1	6	Credit and Guaranty Agreement, dated as of February 3, 2000, among NEXTLINK Communications, Inc., certain subsidiaries of NEXTLINK Communications, Inc., as guarantors, various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, Toronto Dominion (Texas), Inc., as administrative agent, Barclays Bank PLC, and The Chase Manhattan Bank, as co-documentation agents and Goldman Sachs Credit Partners L.P., and TD Securities (USA) Inc., as joint lead arrangers (Incorporated herein by reference to exhibit 10.1 filed with the current report on Form 8-K filed on February 16, 2000)
10.1	7	1995 Concentric Stock Incentive Plan for Employees and Consultants, as amended February 21, 1996. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.1	8	Amended and Restated 1996 Stock Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.1	9	1997 Stock Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	0	1997 Employee Stock Purchase Plan of Concentric. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	1	Form of 1999 Non-Statutory Stock Option Plan of Concentric. (Incorporated by reference from Concentric’s Annual Report on Form 10-KA for the fiscal year ended December 31, 1998)
10.2	2	Note and Warrant Purchase Agreement, dated June 19, 1997, by and between Concentric and Williams Communications Group, Inc. (“WCG”). (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241)
10.2	3	Carrier Agreement by and between the Registrant and MCI Telecommunications Corporation, dated August 12, 1998. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)
10.2	4	Definitive Agreement between SBC Operations, Inc. and Concentric, dated April 1, 1999. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
10.2	5	Amended and Restated Employee Services and Staffing Agreement, dated June 19, 1997, between Concentric and Critical Technologies, Inc., as amended on September 30, 1996, and October 23, 1996, including Colocation Services Agreement, dated as of November 1, 1994, between Concentric and Critical Technologies, Inc. and amendments thereto (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
10.2	6	Virtual Private Network Services, dated August 16, 1996, between Concentric and WebTv Networks, Inc. (Incorporated by reference from Concentric’s Registration Statement on Form S-1 (File No. 333-27241))
10.2	7	Amendment to Virtual Private Network Services Agreement between Concentric and WebTv Networks, Inc. dated November 1, 1997 (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997)
10.2	8	Amendment Number Four to Virtual Private Network Services Agreement between Concentric and WebTv Networks, Inc., dated November 18, 1998 (Incorporated by reference from Concentric’s Registration Statement on Form S-3 (File No. 333-71235))
10.2	9	WebTV 2000 Pricing Term Sheet, dated June 18, 1999, between WebTV and Concentric. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 14, 1999).

Exhibit No.		Description

10.3	0	Stock Purchase Agreement by and between Concentric and Southwestern Bell Internet Services, Inc., dated October 19, 1998 (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)
10.3	1	Agreement, dated June 18, 1999, between Microsoft Corporation and Concentric. (Incorporated by reference from Concentric’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)
*23.1		Consent of Willkie, Farr & Gallagher (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
*23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).
23.3		Consent of Ernst & Young LLP
23.4		Consent of Arthur Andersen LLP
23.5		Consent of Merrill Lynch & Co.
23.6		Consent of Bear, Stearns & Co. Inc.
24.1		Powers of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1		Opinion of Bear Stearns & Co. (included as Appendix B to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2		Opinion of Merrill Lynch & Co. (included as Appendix C to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3		Form of Proxy of Concentric Network Corporation.
99.4		Consent of Henry Nothhaft to be named as a director.
99.5		Consent of Peter C. Waal to be named as a director.

* To be filled by amendment.